As filed with the Securities and Exchange Commission on September 16, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNITED STATES 12 MONTH OIL FUND

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6770	26-0431897
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

United States 12 Month Oil Fund 1320 Harbor Bay Parkway, Suite 145 Alameda, California 94502 510.522.9600	Nicholas D. Gerber 1320 Harbor Bay Parkway, Suite 145 Alameda, California 94502 510.522.9600
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

W. Thomas Conner, Esq.

Sutherland Asbill & Brennan LLP

1275 Pennsylvania Avenue, N.W.

Washington, DC 20004-2415

202.383.0100

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act of 1933, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units of United States12 Month Oil Fund, LP	$ 39.98	$0 (2)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(d) under the Securities Act of 1933.
(2)	As discussed below, pursuant to Rule 415(a)(6) under the Securities Act, this Registration Statement carries over 100,000,000 of unsold units that have been previously registered and for which filing fees were previously paid. The filing fee previously paid with respect to the shares being carried forward to this Registration Statement reduces the amount of fees currently due to $0.

Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus included in this registration statement is a combined prospectus and relates to Registration Statement No. 333-157494 previously filed by the registrant and initially declared effective on March 31, 2009 (amended by post-effective amendments on Form S-3 filed on June 12, 2009 and August 24, 2009, which were declared effective on September 16, 2009). Upon effectiveness, this registration statement, which is a new registration statement, will also constitute a post-effective amendment to Registration Statement No. 333-157494.

Pursuant to Rule 415(a)(6) under the Securities Act, the securities registered pursuant to this Registration Statement include unsold securities previously registered for sale pursuant to the registrant’s registration statement on Form S-3 (File No. 333-157494) initially filed by the registrant on February 24, 2009 (the “Prior Registration Statement”). The Prior Registration Statement registered units of beneficial interest of the registrant with a maximum aggregate offering price of $2,770,000,000. Approximately 100,000,000 of such units of beneficial interest registered on the Prior Registration Statement remain unsold. The unsold amounts of shares of common stock (and associated filing fees paid) are being carried forward to this Registration Statement. Pursuant to Rule 415(a)(6), the offering of unsold securities under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this Registration Statement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION

United States 12 Month Oil Fund, LP

100,000,000 Units

United States 12 Month Oil Fund, LP, a Delaware limited partnership, is a commodity pool that issues units that may be purchased and sold on the NYSE Arca. United States 12 Month Oil Fund, LP is referred to as US12OF throughout this document. This is a best efforts offering. US12OF will continuously offer creation baskets consisting of 100,000 units to authorized purchasers through ALPS Distributors, Inc., which is the marketing agent. Through December 31, 2011, authorized purchasers will pay a transaction fee of $350 for each order placed to create one or more baskets. Beginning on January 1, 2012 and after, authorized purchasers will pay a transaction fee of $1,000 for each order placed to create one or more baskets. This is a continuous offering and will not terminate until all of the registered units have been sold. Our units are listed on the NYSE Arca under the symbol “USL.”

The units may be purchased from US12OF only in one or more blocks of 100,000 units, as described in “Creation and Redemption of Units.” A block of 100,000 units is called a Basket. US12OF issues and redeems units in Baskets on a continuous basis to certain authorized purchasers as described in “Plan of Distribution.” Each creation basket is offered and sold to an authorized purchaser at a price equal to the net asset value of 100,000 units on the day that the order to create the creation basket is accepted by the marketing agent.

The units are offered and sold to the public by authorized purchasers at prices that are expected to reflect, among other factors, the trading price of the units on the NYSE Arca, the net asset value of US12OF and the supply of and demand for units at the time of sale. The difference between the price paid by authorized purchasers as underwriters and the price paid to such authorized purchasers by investors will be deemed underwriting compensation. Authorized purchasers will not receive from US12OF or any of its affiliates, any fee or other compensation in connection with the sale of units.

US12OF is not a mutual fund registered under the Investment Company Act of 1940 and is not subject to regulation under such Act.

Some of the risks of investing in US12OF include:

•	Investing in crude oil interests subjects US12OF to the risks of the crude oil industry which could result in large fluctuations in the price of US12OF’s units.

•

If certain correlations do not exist, then investors may not be able to use US12OF as a cost-effective way to invest indirectly in crude oil or as a hedge against the risk of loss in oil-related transactions.

•	US12OF does not expect to make cash distributions.

•	US12OF and its general partner may have conflicts of interest, which may permit them to favor their own interests to your detriment.

Investing in US12OF involves other significant risks. See “What Are the Risk Factors Involved with an Investment in US12OF?” beginning on page 10 .

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OFFERED IN THIS PROSPECTUS, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE COMMODITY FUTURES TRADING COMMISSION (“CFTC”) HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS IT PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

This prospectus is in two parts: a disclosure document and a statement of additional information. These parts are bound together, and both contain important information.

	Per Unit	Per Basket
Price of the units*	$39.98	$3,998,000

*	Based on closing net asset value on September 15, 2011. The price may vary based on net asset value in effect on a particular day.

The date of this prospectus is [    ], 2011.

COMMODITY FUTURES TRADING COMMISSION

RISK DISCLOSURE STATEMENT

YOU SHOULD CAREFULLY CONSIDER WHETHER YOUR FINANCIAL CONDITION PERMITS YOU TO PARTICIPATE IN A COMMODITY POOL. IN SO DOING, YOU SHOULD BE AWARE THAT FUTURES AND OPTIONS TRADING CAN QUICKLY LEAD TO LARGE LOSSES AS WELL AS GAINS. SUCH TRADING LOSSES CAN SHARPLY REDUCE THE NET ASSET VALUE OF THE POOL AND CONSEQUENTLY THE VALUE OF YOUR INTEREST IN THE POOL. IN ADDITION, RESTRICTIONS ON REDEMPTIONS MAY AFFECT YOUR ABILITY TO WITHDRAW YOUR PARTICIPATION IN THE POOL.

FURTHER, COMMODITY POOLS MAY BE SUBJECT TO SUBSTANTIAL CHARGES FOR MANAGEMENT, ADVISORY AND BROKERAGE FEES. IT MAY BE NECESSARY FOR THOSE POOLS THAT ARE SUBJECT TO THESE CHARGES TO MAKE SUBSTANTIAL TRADING PROFITS TO AVOID DEPLETION OR EXHAUSTION OF THEIR ASSETS. THIS DISCLOSURE DOCUMENT CONTAINS A COMPLETE DESCRIPTION OF EACH EXPENSE TO BE CHARGED THIS POOL BEGINNING ON PAGE 66 AND A STATEMENT OF THE PERCENTAGE RETURN NECESSARY TO BREAK EVEN, THAT IS, TO RECOVER THE AMOUNT OF YOUR INITIAL INVESTMENT, ON PAGE 6 .

THIS BRIEF STATEMENT CANNOT DISCLOSE ALL THE RISKS AND OTHER FACTORS NECESSARY TO EVALUATE YOUR PARTICIPATION IN THIS COMMODITY POOL. THEREFORE, BEFORE YOU DECIDE TO PARTICIPATE IN THIS COMMODITY POOL, YOU SHOULD CAREFULLY STUDY THIS DISCLOSURE DOCUMENT, INCLUDING THE DESCRIPTION OF THE PRINCIPAL RISK FACTORS OF THIS INVESTMENT, BEGINNING ON PAGE 10 .

YOU SHOULD ALSO BE AWARE THAT THIS COMMODITY POOL MAY TRADE FOREIGN FUTURES OR OPTIONS CONTRACTS. TRANSACTIONS ON MARKETS LOCATED OUTSIDE THE UNITED STATES, INCLUDING MARKETS FORMALLY LINKED TO A UNITED STATES MARKET, MAY BE SUBJECT TO REGULATIONS WHICH OFFER DIFFERENT OR DIMINISHED PROTECTION TO THE POOL AND ITS PARTICIPANTS. FURTHER, UNITED STATES REGULATORY AUTHORITIES MAY BE UNABLE TO COMPEL THE ENFORCEMENT OF THE RULES OF REGULATORY AUTHORITIES OR MARKETS IN NON-UNITED STATES JURISDICTIONS WHERE TRANSACTIONS FOR THE POOL MAY BE EFFECTED.

i

UNITED STATES 12 MONTH OIL FUND, LP

STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” which generally relate to future events or future performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or the negative of these terms or other comparable terminology. All statements (other than statements of historical fact) included in this prospectus and movements in the commodities markets and indexes that track such movements, US12OF’s operations, the General Partner’s plans and references to US12OF’s future success and other similar matters, are forward-looking statements. These statements are only predictions. Actual events or results may differ materially. These statements are based upon certain assumptions and analyses the General Partner has made based on its perception of historical trends, current conditions and expected future developments, as well as other factors appropriate in the circumstances. Whether or not actual results and developments will conform to the General Partner’s expectations and predictions, however, is subject to a number of risks and uncertainties, including the special considerations discussed in this prospectus, general economic, market and business conditions, changes in laws or regulations, including those concerning taxes, made by governmental authorities or regulatory bodies, and other world economic and political developments. See “What Are the Risk Factors Involved with an Investment in US12OF?” Consequently, all the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the events or developments that will or may occur in the future, including such matters as changes in inflation in the United States movements in the stock market, movements in the U.S. and foreign currencies, actual results or developments the General Partner anticipates will be realized or, even if substantially realized, that they will result in the expected consequences to, or have the expected effects on, US12OF’s operations or the value of the units.

PROSPECTUS SUMMARY

This is only a summary of the prospectus and, while it contains material information about US12OF and its units, it does not contain or summarize all of the information about US12OF and the units contained in this prospectus that is material and/or which may be important to you. You should read this entire prospectus, including “What Are the Risk Factors Involved with an Investment in US12OF?” beginning on page 10 , before making an investment decision about the units.

Overview of US12OF

United States 12 Month Oil Fund, LP, a Delaware limited partnership (“US12OF” or “Us” or “We”), is a commodity pool that issues units that may be purchased and sold on the NYSE Arca. It is managed and controlled by its general partner, United States Commodity Funds LLC (“General Partner”). The General Partner is a single member limited liability company formed in Delaware on May 10, 2005 that is registered as a commodity pool operator (“CPO”) with the Commodity Futures Trading Commission (“CFTC”) and is a member of the National Futures Association (“NFA”).

The net assets of US12OF consist primarily of investments in futures contracts for light, sweet crude oil, other types of crude oil, heating oil, gasoline, natural gas, and other petroleum-based fuels that are traded on the New York Mercantile Exchange (the “NYMEX”), ICE Futures or other U.S. and foreign exchanges (collectively, “Oil Futures Contracts”) and, to a lesser extent, in order to comply with regulatory requirements or in view of market conditions, other oil interests such as cash-settled options on Oil Futures Contracts, forward contracts for oil, cleared swap contracts and non-exchange traded (“over-the-counter”) transactions that are based on the price of oil, other petroleum-based fuels, Oil Futures Contracts and indices based on the foregoing (collectively, “Other Oil-Related Investments”). Market conditions that the General Partner currently anticipates could cause US12OF to invest in Other Oil-Related Investments include those allowing US12OF to obtain greater liquidity or to execute transactions with more favorable pricing. For convenience and unless otherwise specified, Oil Futures Contracts and Other Oil-Related Investments collectively are referred to as “Oil Interests” in this prospectus. The General Partner is authorized by US12OF in its sole judgment to employ, establish the terms of employment for, and terminate commodity trading advisors or futures commission merchants.

The investment objective of US12OF is for the daily changes in percentage terms of its units’ net asset value to reflect the daily changes in percentage terms of the spot price of light, sweet crude oil delivered to Cushing, Oklahoma, as measured by the changes in the average of the prices of the 12 futures contracts for light, sweet crude oil traded on the New York Mercantile Exchange (the “NYMEX”), consisting of the near month contract to expire and the contracts for the following 11 months for a total of 12 consecutive months’ contracts, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contracts that are the next month contract to expire and the contracts for the following 11 consecutive months, less US12OF’s expenses. When calculating the daily movement of the average price of the 12 contracts, each contract month will be equally weighted. The General Partner does not intend to operate US12OF in a fashion such that its per unit NAV will equal, in dollar terms, the spot price of light, sweet crude oil or any particular futures contract based on light, sweet crude oil. It is not the intent of US12OF to be operated in a fashion such that its NAV will reflect the percentage change of the price of any particular futures contract as measured over a time period greater than one day. US12OF may invest in interests other than the Benchmark Oil Futures Contracts to comply with accountability levels and position limits. For a detailed discussion of accountability levels and position limits, see “What are Oil Futures Contracts?”

The General Partner believes that holding futures contracts whose expiration dates are spread out over a 12 month period of time will cause the total return of such a portfolio to vary compared to a portfolio that holds only a single month’s contract (such as the near month contract). In particular, the General Partner believes that the total return of a portfolio holding contracts with a range of expiration months will be impacted differently by the price relationship between different contract months of the same commodity future compared to the total return of a portfolio consisting of the near month contract. For example, in cases in which the near month contract’s price is higher than the price of contracts that expire later in time (a situation known as “backwardation” in the futures markets), then absent the impact of the overall movement in crude oil prices the value of the near month contract would tend to rise as it approaches expiration. Conversely, in cases in which the near month contract’s price is lower than the price of contracts that expire later in time (a situation known as “contango” in the futures markets), then absent the impact of the overall movement in crude oil prices the value of the near month contract would tend to decline as it approaches expiration. The total return of a portfolio that owned the near month contract and “rolled” forward each month by selling the near month contract as it approached expiration and purchasing the next month contract to expire would be positively impacted by a backwardation market, and negatively impacted by a contango market. Depending on the exact price relationship of the different month’s prices, portfolio expenses, and the overall movement of crude oil prices, the impact of backwardation and contango could have a major impact on the total return of such a portfolio over time. The General Partner believes that based on historical evidence a portfolio that held futures contracts with a range of expiration dates spread out over a 12 month period of time would typically be impacted less by the positive effect of backwardation and the negative effect of contango compared to a portfolio that held contracts of a single near month. As a result, absent the impact of any other factors, a portfolio of 12 different monthly contracts would tend to have a lower total return than a near month only portfolio in a backwardation market and a higher total return in a contango market. However there can be no assurance that such historical relationships would provide the same or similar results in the future.

The General Partner endeavors to place US12OF’s trades in Oil Futures Contracts and Other Oil-Related Investments and otherwise manage US12OF’s investments so that “A” will be within plus/minus 10 percent of “B”, where:

•	A is the average daily change in US12OF’s NAV for any period of 30 successive valuation days, i.e ., any NYSE Arca trading day as of which US12OF calculates its NAV, and

•	B is the average daily percentage change in the average prices of the Benchmark Oil Futures Contracts over the same period.

The General Partner believes that market arbitrage opportunities will cause daily changes in US12OF’s unit price on the NYSE Arca to closely track daily changes in US12OF’s NAV per unit. The General Partner further believes that the daily changes in the average prices of the Benchmark Oil Futures Contracts have historically closely tracked the daily changes in spot prices of light, sweet crude oil. The General Partner believes that the net effect of these two expected relationships and the expected relationship described above between US12OF’s NAV and the Benchmark Oil Futures Contracts, will be that the daily changes in the price of US12OF’s units on the NYSE Arca will closely track, in percentage terms, the changes in the spot price of a barrel of light, sweet crude oil, less US12OF’s expenses.

The General Partner employs a “neutral” investment strategy intended to track the changes in the average prices of the Benchmark Oil Futures Contracts regardless of whether these prices go up or go down. US12OF’s “neutral” investment strategy is designed to permit investors generally to purchase and sell US12OF’s units for the purpose of investing indirectly in crude oil in a cost-effective manner, and/or to permit participants in the oil or other industries to hedge the risk of losses in their crude oil-related transactions. Accordingly, depending on the investment objective of an individual investor, the risks generally associated with investing in crude oil and/or the risks involved in hedging may exist. In addition, an investment in US12OF involves the risk that the changes in the price of US12OF’s units will not accurately track the changes in the average prices of the Benchmark Oil Futures Contracts, and that changes in the Benchmark Oil Futures Contracts will not closely correlate with changes in the spot price of light, sweet crude oil.

As an example, for the year ended December 31, 2010, the actual total return of US12OF as measured by changes in its per unit NAV was 6.29%. This is based on an initial per unit NAV of $40.37 on December 31, 2009 and an ending per unit NAV as of December 31, 2010 of $42.91. During this time period, US12OF made no distributions to its unitholders. However, if US12OF’s daily changes in its per unit NAV had instead exactly tracked the changes in the daily return of the Benchmark Oil Futures Contracts, US12OF would have had an estimated per unit NAV of $43.25 as of December 31, 2010, for a total return over the relevant time period of 7.13%. The difference between the actual per unit NAV total return of US12OF of 6.29% and the expected total return based on the changes in the daily return of the Benchmark Oil Futures Contracts of 7.13% was an error over the time period of -0.84%, which is to say that US12OF’s actual total return underperformed the benchmark result by that percentage.

In addition, the spot price of light, sweet crude oil for immediate delivery purchased on December 31, 2009 and held to December 31, 2010 increased by 15.15%. US12OF’s investment objective is to track the changes in the price of the Benchmark Oil Futures Contract, not to have the market price of its units match, dollar for dollar, changes in the spot price of light, sweet crude oil. Contango and backwardation have impacted the total return on an investment in US12OF’s units during the past year relative to a hypothetical direct investment in crude oil and, in the future, it is likely that the relationship between the market price of US12OF’s units and changes in the spot prices of light, sweet crude oil will continue to be impacted by contango and backwardation. It is important to note that this comparison ignores the potential costs associated with physically owning and storing crude oil, which could be substantial.

One factor that impacts the total return that will result from investing in near month futures contracts and “rolling” those contracts forward each month is the price relationship between the current near month contract and the next month contract. For example, if the price of the near month contract is higher than the next month contract (a situation referred to as “backwardation” in the futures market), then absent any other change there is a tendency for the price of a next month contract to rise in value as it becomes the near month contract and approaches expiration. Conversely, if the price of a near month contract is lower than the next month contract (a situation referred to as “contango” in the futures market), then absent any other change there is a tendency for the price of a next month contract to decline in value as it becomes the near month contract and approaches expiration.

As an example, assume that the price of crude oil for immediate delivery (the “spot” price), was $50 per barrel, and the value of a position in the near month futures contract was also $50. Over time, the price of the barrel of crude oil will fluctuate based on a number of market factors, including demand for oil relative to its supply. The value of the near month contract will likewise fluctuate in reaction to a number of market factors. If investors seek to maintain their position in a near month contract and not take delivery of the oil, every month they must sell their current near month contract as it approaches expiration and invest in the next month contract.

If the futures market is in backwardation, e.g., when the expected price of crude oil in the future would be less, the investor would be buying a next month contract for a lower price than the current near month contract. Using the $50 per barrel price above to represent the front month price, the price of the next month contract could be $49 per barrel, that is it is 2% cheaper than the front month contract. Hypothetically, and assuming no other changes to either prevailing crude oil prices or the price relationship between the spot price, the near month contract and the next month contract (and ignoring the impact of commission costs and the income earned on cash and/or cash equivalents), the value of the $49 next month contract would rise as it approaches expiration and becomes the new near month contract with a price of $50. In this example, the value of an investment in the second month contract would tend to rise faster than the spot price of crude oil, or fall slower. As a result, it would be possible in this hypothetical example for the spot price of crude oil to have risen 10% after some period of time, while the value of the investment in the second month futures contract would have risen 12%, assuming backwardation is large enough or enough time has elapsed. Similarly, the spot price of crude oil could have fallen 10% while the value of an investment in the futures contract could have fallen only 8%. Over time, if backwardation remained constant, the difference would continue to increase.

If the futures market is in contango, the investor would be buying a next month contract for a higher price than the current near month contract. Using again the $50 per barrel price above to represent the front month price, the price of the next month contract could be $51 per barrel, that is 2% more expensive than the front month contract. Hypothetically, and assuming no other changes to either prevailing crude oil prices or the price relationship between the spot price, the near month contract and the next month contract (and ignoring the impact of commission costs and the income earned on cash and/or cash equivalents), the value of the next month contract would fall as it approaches expiration and becomes the new near month contract with a price of $50. In this example, it would mean that the value of an investment in the second month would tend to rise slower than the spot price of crude oil, or fall faster. As a result, it would be possible in this hypothetical example for the spot price of crude oil to have risen 10% after some period of time, while the value of the investment in the second month futures contract will have risen only 8%, assuming contango is large enough or enough time has elapsed. Similarly, the spot price of crude oil could have fallen 10% while the value of an investment in the second month futures contract could have fallen 12%. Over time, if contango remained constant, the difference would continue to increase.

The Benchmark Oil Futures Contracts are changed from the near month contract to expire and the 11 following months to the next month contract to expire and the 11 following months during one day each month. See “How Does US12OF Operate” for a more extensive discussion of how US12OF rolls its positions in Oil Interests on a monthly basis.

US12OF creates units only in blocks of 100,000 units called Creation Baskets and redeems units only in blocks of 100,000 units called Redemption Baskets. Only Authorized Purchasers may purchase or redeem Creation Baskets or Redemption Baskets. An Authorized Purchaser is under no obligation to create or redeem baskets, and an Authorized Purchaser is under no obligation to offer to the public units of any baskets it does create. Baskets are generally created when there is sufficient demand for units that the market price per unit is at a premium to the NAV per unit. Authorized Purchasers will then sell such units, which will be listed on the NYSE Arca, to the public at per-unit offering prices that are expected to reflect, among other factors, the trading price of the units on the NYSE Arca, the NAV of US12OF at the time the Authorized Purchaser purchased the Creation Baskets and the NAV at the time of the offer of the units to the public, the supply of and demand for units at the time of sale, and the liquidity of the Oil Futures Contracts market and the market for Other Oil-Related Investments. The prices of units offered by Authorized Purchasers are expected to fall between US12OF’s NAV and the trading price of the units on the NYSE Arca at the time of sale. Similarly, baskets are generally redeemed when the market price per unit is at a discount to the NAV per unit. Retail investors seeking to purchase or sell units on any day will effect such transactions in the secondary market, on the NYSE Arca, at the market price per unit, rather than in connection with the creation or redemption of baskets.

There is no specified limit on the maximum amount of Creation Baskets that can be sold. At some point, accountability levels and position limits on certain of the Futures Contracts or Other Oil-Related Investments in which US12OF intends to invest may practically limit the number of Creation Baskets that will be sold if the General Partner determines that the other investment alternatives available to US12OF at that time will not enable it to meet its stated investment objective. In this regard, the General Partner also manages the United States Oil Fund, LP (“USOF”) that currently invests in Oil Interests in order to track its benchmark futures contract which is the near month contract to expire for light, sweet crude oil as traded on the NYMEX, except when the near month contract is within two weeks of expiration, in which case it will be the next month contract to expire. Any futures contracts held by USOF or any other Related Public Fund may be aggregated with the ones held by US12OF in determining NYMEX accountability levels and position limits.

In managing US12OF’s assets, the General Partner does not use a technical trading system that automatically issues buy and sell orders. The General Partner instead employs quantitative methodologies whereby each time one or more baskets are purchased or redeemed, the General Partner will purchase or sell Oil Futures Contracts and Other Oil-Related Investments with an aggregate market value that approximates the amount of Treasuries and/or cash received or paid upon the purchase or redemption of the basket(s).

Note to Secondary Market Investors: The units can be directly purchased from or redeemed by US12OF only in Creation Baskets or Redemption Baskets, respectively, and only by Authorized Purchasers. Each Creation Basket and Redemption Basket consists of 100,000 units and is expected to be worth millions of dollars. Individual investors, therefore, will not be able to directly purchase units from or redeem units with US12OF. Some of the information contained in this prospectus, including information about buying and redeeming units directly from and to US12OF is only relevant to Authorized Purchasers. Units are listed and traded on the NYSE Arca under the ticker symbol “USL” and may be purchased and sold as individual units. Individuals interested in purchasing units in the secondary market should contact their broker. Units purchased or sold through a broker may be subject to commissions.

Except when aggregated in Redemption Baskets, units are not redeemable securities. There is no guarantee that units will trade at or near the per-unit NAV.

US12OF’s Investments in Oil Interests

A description of the principal types of Oil Interests in which US12OF may invest – futures contracts, forward contracts, over-the-counter swap contracts, cleared swap contracts and options on futures contracts, forward contracts or a commodity on the spot market – may be found under the heading “The Commodity Interest Markets.”

Principal Investment Risks of an Investment in US12OF

An investment in US12OF involves a degree of risk. Some of the risks you may face are summarized below. A more extensive discussion of these risks appears beginning on page 10.

•

The price relationship between the near month contract to expire and the other monthly contracts that compose the Benchmark Oil Futures Contracts will vary and may impact both the total return over time of US12OF’s NAV, as well as the degree to which its total return tracks other crude oil price indices’ total returns. In cases in which the near month contract’s price is lower than the next month contract’s price (a situation known as “contango” in the futures markets), then absent the impact of the overall movement in crude oil prices the value of the benchmark contract would tend to decline as it approaches expiration. In cases in which the near month contract’s price is higher than the next month contract’s price (a situation known as “backwardation” in the futures markets), then absent the impact of the overall movement in crude oil prices the value of the benchmark contract would tend to rise as it approaches expiration.

•

Unlike mutual funds, commodity pools or other investment pools that manage their investments in an attempt to realize income and gains and distribute such income and gains to their investors, US12OF generally does not distribute cash to limited partners or other unitholders.

•

Investors may choose to use US12OF as a means of investing indirectly in crude oil and there are risks involved in such investments. There are significant risks and hazards that inherent in the crude oil industry that may cause the price of crude oil to widely fluctuate.

•

To the extent that investors use US12OF as a means of indirectly investing in crude oil, there is the risk that the daily changes in the price of US12OF’s units on the NYSE Arca will not closely track the daily changes in the spot price of light, sweet crude oil.

•

The General Partner endeavors to manage US12OF’s positions in Oil Interests so that US12OF’s assets are, unlike those of other commodity pools, not leveraged (i.e. , so that the aggregate value of US12OF’s unrealized losses from its investments in such Oil Interests at any time will not exceed the value of US12OF’s assets). There is no assurance that the General Partner will successfully implement this investment strategy. If the General Partner permits US12OF to become leveraged, you could lose all or substantially all of your investment if US12OF’s trading positions suddenly turn unprofitable.

•

Investors, including those who directly participate in the crude oil market, may choose to use US12OF as a vehicle to hedge against the risk of loss and there are risks involved in hedging activities. While hedging can provide protection against an adverse movement in market prices, it can also preclude a hedger’s opportunity to benefit from a favorable market movement.

•

Regulation of the commodity interest and energy markets is extensive and constantly changing. On July 21, 2010, a broad financial regulatory reform bill, “The Dodd-Frank Wall Street Reform and Consumer Protection Act,” was signed into law that includes provisions altering the regulation of commodity interests. The CFTC, along with the SEC and other federal regulators, has been tasked with developing the rules and regulations enacting the provisions noted above. The new law and the rules currently being promulgated thereunder may negatively impact US12OF’s ability to meet its investment objectives either through limits or requirements imposed on it or upon its counterparties.

•

US12OF invests primarily in Oil Futures Contracts that are traded in the United States. However, a portion of US12OF’s trades may take place in markets and on exchanges outside the United States. Some non-U.S. markets present risks because they are not subject to the same degree of regulation as their U.S. counterparts.

•

US12OF may also invest in Other Oil-Related Investments, many of which are negotiated contracts that are not as liquid as Oil Futures Contracts and expose US12OF to credit risk that its counterparty may not be able to satisfy its obligations to US12OF.

•	US12OF pays fees and expenses that are incurred regardless of whether it is profitable.

•	You will have no rights to participate in the management of US12OF and will have to rely on the duties and judgment of the General Partner to manage US12OF.

•

The structure and operation of US12OF may involve conflicts of interest. For example, a conflict may arise because the General Partner and its principals and affiliates may trade for themselves. In addition, the General Partner has sole current authority to manage the investments and operations, which may create a conflict with the unitholders’ best interests. The General Partner may also have a conflict to the extent that its trading decisions may be influenced by the effect they would have on the United States Oil Fund, LP (“USOF”), the United States Natural Gas Fund, LP (“USNG”), the United States Gasoline Fund, LP (“UGA”), the United States Heating Oil Fund, LP (“USHO”), the United States Short Oil Fund, LP (“USSO”), the United States 12 Month Natural Gas Fund, LP (“US12NG”), the United States Brent Oil Fund, LP (“USBO”), the United States Commodity Index Fund (“USCI”), the United States Metals Index Fund (“USMI”), the United States Agriculture Fund (“USAI”) and the United States Copper Fund ((“USCUI”), the other commodity pools that it manages, or any other commodity pool the General Partner may form and manage in the future. USOF, USNG, UGA, USHO, USSO, US12NG, USBO, USCI, USMI, USAI and USCUI are referred to herein as the “Related Public Funds.”

For additional risks, see “What Are the Risk Factors Involved with an Investment in US12OF?”

Principal Offices of US12OF and the General Partner

US12OF was organized as a limited partnership under Delaware law on June 27, 2007. US12OF is operated pursuant to the Amended and Restated Agreement of Limited Partnership (“LP Agreement”). US12OF’s principal office is located at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502. The General Partner’s principal office is also located at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502. The telephone number for each of US12OF and the General Partner is 510.522.9600.

Financial Condition of US12OF

US12OF’s NAV is calculated shortly after the close of the core trading session on the NYSE Arca.

Defined Terms

For a glossary of defined terms, see Appendix A.

Breakeven Analysis

The breakeven analysis below indicates the approximate dollar returns and percentage required for the redemption value of a hypothetical initial investment in a single unit to equal the amount invested twelve months after the investment was made. For purposes of this breakeven analysis, we have assumed an initial selling price of $39.33 per unit which equals the NAV per unit on September 12, 2011. This breakeven analysis refers to the redemption of baskets by Authorized Purchasers and is not related to any gains an individual investor would have to achieve in order to break even. The breakeven analysis is an approximation only.

Assumed initial selling price per unit	$39.33
Management Fee (0.60%) (1)	$0.24
Creation Basket Fee (2)	$(0.01)
Estimated Brokerage Fee (0.02%) (3)	$0.01
Interest Income (0.02%) (4)	$(0.01)
NYMEX Licensing Fee (5)	$0.01
Independent Directors and Officers’ Fees (6)	$0.01
Fees and expenses associated with tax accounting and reporting (7)	$0.05
Amount of trading income (loss) required for the redemption value at the end of one year to equal the initial selling price of the unit	$0.30
Percentage of initial selling price per unit	0.76%

(1)	US12OF is contractually obligated to pay the General Partner a management fee based on daily net assets and paid monthly of 0.60% per annum on its average net assets.

(2)	Through December 31, 2011, Authorized Purchasers are required to pay a Creation Basket fee of $350 for each order they place to create one or more baskets. Beginning on January 1, 2012 and after, Authorized Purchasers will pay a transaction fee of $1,000 for each order placed to create one or more baskets. An order must be at least one basket, which is 100,000 units. This breakeven analysis assumes a hypothetical investment in a single unit so the Creation Basket fee is $0.01 (350/100,000).

(3)	This amount is based on the actual brokerage fees for US12OF calculated on an annualized basis.

(4)	US12OF earns interest on funds it deposits with the futures commission merchant and the Custodian and it estimates that the interest rate will be 0.02% based on the current interest rate on three-month Treasury Bills as of September 8, 2011. The actual rate may vary.

(5)	Assuming the aggregate assets of US12OF and the Related Public Funds, other than USBO and USCI, are $1,000,000,000 or more, the NYMEX licensing fee is expected to be 0.02%. For more information see “Fees of US12OF.”

(6)	The foregoing assumes that the assets of US12OF are aggregated with those of the Related Public Funds, that the aggregate fees paid to the independent directors for 2010 was $1,107,450, that the allocable portion of the fees borne by US12OF equals $34,678 and that US12OF has $196.6 million in assets, which is the amount of assets as of September 12, 2011.

(9)	US12OF assumed the aggregate costs attributable to tax accounting and reporting for 2010 were estimated to be approximately $260,000. The number in the break-even table assumes US12OF has $196.6 million in assets which is the amount as of September 12, 2011.

The Offering

Offering	US12OF is offering Creation Baskets consisting of 100,000 units through ALPS Distributors, Inc. (“Marketing Agent”) as marketing agent to Authorized Purchasers. Authorized Purchasers may purchase Creation Baskets consisting of 100,000 units at US12OF’s NAV. This is a continuous offering under Rule 415 of the 1933 Act and is not expected to terminate until all of the registered units have been sold or three years from the date of the prospectus, whichever is earlier, although the offering may be temporarily suspended during such period when suitable investments for US12OF are not available or practicable. It is anticipated that when all registered units have been sold pursuant to this registration statement, additional units will be registered in subsequent registration statements

Use of Proceeds	The General Partner applies substantially all of US12OF’s assets toward trading in Oil Futures Contracts and Other Oil-Related Investments and investing in Treasuries, cash and/or cash equivalents. The General Partner deposits a portion of US12OF’s net assets with the futures commission merchant, UBS Securities LLC, or other custodian to be used to meet its current or potential margin or collateral requirements in connection with its investment in Oil Futures Contracts and Other Oil-Related Investments. US12OF uses only Treasuries, cash and/or cash equivalents to satisfy these requirements. The General Partner believes that all entities that will hold or trade US12OF’s assets will be based in the United States and will be subject to United States regulations. Approximately 5% to 20% of US12OF’s assets are normally committed as margin for Oil Futures Contracts and collateral for Other Oil-Related Investments. However, from time to time, the percentage of assets committed as margin/collateral may be substantially more, or less, than such range. The remaining portion of US12OF’s assets, of which the General Partner expects to be the vast majority, is held in Treasuries, cash and/or cash equivalents by the Custodian. All interest income earned on these investments is retained for US12OF’s benefit.

NYSE Arca Symbol	“USL”

Creation and Redemption	Through December 31, 2011, Authorized Purchasers pay a $350 fee for each order to create or redeem one or more Creation Baskets or Redemption Baskets. Beginning on January 1, 2012 and after, Authorized Purchasers will pay a transaction fee of $1,000 for each order placed to create one or more baskets. Authorized Purchasers are not required to sell any specific number or dollar amount of units. The per unit price of units offered in Creation Baskets on any day is the total NAV of US12OF calculated shortly after the close of the core trading session of the NYSE Arca on that day divided by the number of issued and outstanding units. The General Partner shall notify the Depository Trust Company (“DTC”) of any change in the transaction fee and will not implement any increase in the fee for Creation or Redemption Baskets until 30 days after the date of notice.

Registration Clearance and Settlement	Individual certificates will not be issued for the units. Instead, units will be represented by one or more global certificates, which will be deposited by the Custodian with the DTC and registered in the name of Cede & Co., as nominee for DTC.

The administrator, Brown Brothers Harriman & Co. (“Administrator”) has been appointed registrar and transfer agent for the purpose of registering and transferring units. The General Partner will recognize transfer of units only if such transfer is done in accordance with the LP Agreement, including the delivery of a transfer application.

Net Asset Value	The NAV is calculated by taking the current market value of US12OF’s total assets and subtracting any liabilities. Under US12OF’s current operational procedures, the Administrator calculates the NAV of US12OF once each NYSE Arca trading day. The NAV for a particular trading day is released after 4:00 p.m. New York time. Trading during the core trading session of the NYSE Arca typically closes at 4:00 p.m. New York time. The Administrator uses the NYMEX closing price (determined at the earlier of the close of the NYMEX or 2:30 p.m. New York time) for the contracts held on the NYMEX, but calculates or determines the value of all other US12OF investments as of the earlier of the close of the New York Stock Exchange or 4:00 p.m. New York time. The NYSE Arca currently calculates an approximate NAV every 15 seconds throughout each day US12OF’s units are traded on the NYSE Arca for as long as the main pricing mechanisms are open for the Futures Exchanges upon which the Benchmark Oil Futures Contracts are traded.

Fund Expenses	US12OF pays the General Partner a management fee of 0.60% of NAV on its average net assets. Brokerage fees for Treasuries, Oil Futures Contracts, and Other Oil-Related Investments were 0.02% of average net assets on an annualized basis through July 31, 2011 and were paid to unaffiliated brokers. US12OF also pays any licensing fees for the use of intellectual property. Registration fees paid to the SEC, FINRA, or other regulatory agency in connection with the initial offers and sales of the units and the legal, printing, accounting and other expenses associated with such registrations were paid by the General Partner, but the fees and expenses associated with subsequent registrations of units are borne by US12OF. The licensing fee paid to the NYMEX is 0.04% of NAV for the first $1,000,000,000 of assets and 0.02% of NAV after the first $1,000,000,000 of assets. The assets of US12OF are aggregated with those of the Related Public Funds,other than USBO and USCI, for the purpose of calculating the NYMEX licensing fee. US12OF also is responsible for the fees and expenses, which may include directors and officers liability insurance, of the independent directors of the General Partner in connection with their activities with respect to US12OF. These director fees and expenses may be shared with other funds managed by the General Partner. These fees and expenses, in total, amounted to $1,107,140 for 2010, and US12OF’s portion was $34,678, though these amounts may change in future years. The General Partner, and not US12OF, is responsible for payment of the fees of US12OF’s Marketing Agent, Administrator and Custodian. US12OF and/or the General Partner may be required to indemnify the Marketing Agent, Administrator or Custodian under certain circumstances. US12OF also pays the fees and expenses associated with its tax accounting and reporting requirements with the exception of certain base services fees which are paid by the General Partner.

Termination Events	US12OF shall continue in effect from the date of its formation in perpetuity, unless sooner terminated upon the occurrence of any one or more of the following events: the death, adjudication of incompetence, bankruptcy, dissolution, withdrawal, or removal of a General Partner who is the sole remaining General Partner, unless a majority in interest of limited partners within ninety (90) days after such event elects to continue the partnership and appoints a successor general partner; or the affirmative vote of a majority in interest of the limited partners subject to certain conditions. Upon termination of the partnership, the affairs of the partnership shall be wound up and all of its debts and liabilities discharged or otherwise provided for in the order of priority as provided by law. The fair market value of the remaining assets of the partnership shall then be determined by the General Partner. Thereupon, the assets of the partnership shall be distributed pro rata to the partners in accordance with their units.

Withdrawal

As discussed in the LP Agreement, if the General Partner gives at least fifteen (15) days’ written notice to a limited partner, then the General Partner may for any reason, in its sole discretion, require any such limited partner to withdraw entirely from the partnership or to withdraw a portion of its partner capital account. If the General Partner does not give at least fifteen (15) days’ written notice to a limited partner, then it may only require withdrawal of all or any portion of the capital account of any limited partner in the following circumstances:

(i) the unitholder made a misrepresentation to the General Partner in connection with its purchase of units; or

(ii) the limited partner’s ownership of units would result in the violation of any law or regulation applicable to the partnership or a partner.

Authorized Purchasers	US12OF has entered into agreements with several Authorized Purchasers. A current list of Authorized Purchasers is available from the Marketing Agent. Authorized Purchasers must be (1) registered broker-dealers or other securities market participants, such as banks and other financial institutions, that are not required to register as broker-dealers to engage in securities transactions, and (2) DTC Participants. To become an Authorized Purchaser, a person must enter into an Authorized Purchaser Agreement with the General Partner.

WHAT ARE THE RISK FACTORS INVOLVED WITH AN INVESTMENT IN US12OF?

You should consider carefully the risks described below before making an investment decision. You should also refer to the other information included in this prospectus as well as information found in our periodic reports, which include US12OF’s financial statements and the related notes, that are incorporated by reference. See “Incorporation By Reference of Certain Information.”

Risks Associated With Investing Directly or Indirectly in Crude Oil

Risks Associated With Investing Directly or Indirectly in Crude Oil

Investing in Oil Interests subjects US12OF to the risks of the crude oil industry and this could result in large fluctuations in the price of US12OF’s units.

US12OF is subject to the risks and hazards of the crude oil industry because it invests in Oil Interests. The risks and hazards that are inherent in the crude oil industry may cause the price of crude oil to widely fluctuate. If the changes in percentage terms of US12OF’s units accurately track the changes in percentage terms of the average prices of the Benchmark Oil Futures Contracts or the spot price of crude oil, then the price of its units may also fluctuate. The exploration and production of crude oil are uncertain processes with many risks. The cost of drilling, completing and operating wells for crude oil is often uncertain, and a number of factors can delay or prevent drilling operations or production of crude oil, including:

•	unexpected drilling conditions;

•	pressure or irregularities in formations;

•	equipment failures or repairs;

•	fires or other accidents;

•	adverse weather conditions;

•	pipeline ruptures, spills or other supply disruptions; and

•	shortages or delays in the availability of drilling rigs and the delivery of equipment.

Crude oil transmission, distribution, gathering, and processing activities involve numerous risks that may affect the price of crude oil.

There are a variety of hazards inherent in crude oil transmission, distribution, gathering, and processing, such as leaks, explosions, pollution, release of toxic substances, adverse weather conditions (such as hurricanes and flooding), pipeline failure, abnormal pressures, uncontrollable flows of crude oil, scheduled and unscheduled maintenance, physical damage to the gathering or transportation system, and other hazards which could affect the price of crude oil. To the extent these hazards limit the supply or delivery of crude oil, crude oil prices will increase.

Changes in the political climate could have negative consequences for crude oil prices.

Tensions with Iran, the world’s fourth largest oil exporter, could put oil exports in jeopardy. Other global concerns include civil unrest and sabotage affecting the flow of oil from Nigeria, a large oil exporter. Meanwhile, friction continues between the governments of the United States and Venezuela, a major exporter of oil to the United States. Additionally, a series of production cuts by members of OPEC followed by a refusal to subsequently increase oil production have tightened world oil markets.

Fluctuations in the reserve capacity of crude oil could impact future prices.

In the past, a supply disruption in one area of the world was softened by the ability of major oil-producing nations such as Saudi Arabia to increase output to make up the difference. Now, much of that spare reserve capacity has been absorbed by increased demand. The current global economic downturn, however, has led to a decrease in the demand for oil that lasted through 2009 and a corresponding increase in spare capacities. According to the United States Government’s Energy Information Administration, global oil demand is expected to rise by 1.47 million barrels a day in 2011, to a total global consumption of 86.65 million barrels per day, up from 85.18 million barrels per day in 2010.

The price of US12OF’s units may be influenced by factors such as the short-term supply and demand for crude oil and the short-term supply and demand for US12OF’s units. This may cause the units to trade at a price that is above or below US12OF’s NAV per unit. Accordingly, changes in the price of units may substantially vary from the changes in the spot price of light, sweet crude oil. If this variation occurs, then investors may not be able to effectively use US12OF as a way to hedge against crude oil-related losses or as a way to indirectly invest in crude oil.

While it is expected that the trading prices of the units will fluctuate in accordance with changes in US12OF’s NAV, the prices of units may also be influenced by other factors, including the short-term supply and demand for crude oil and the units. There is no guarantee that the units will not trade at appreciable discounts from, and/or premiums to, US12OF’s NAV. This could cause changes in the price of the units to substantially vary from changes in the spot price of light, sweet crude oil. This may be harmful to investors because if changes in the price of units vary substantially from changes in the spot price of light, sweet crude oil, then investors may not be able to effectively use US12OF as a way to hedge the risk of losses in their crude oil-related transactions or as a way to indirectly invest in crude oil.

Changes in US12OF’s NAV may not correlate with changes in the average of the prices of the Benchmark Oil Futures Contracts. If this were to occur, investors may not be able to effectively use US12OF as a way to hedge against crude oil-related losses or as a way to indirectly invest in crude oil.

The General Partner endeavors to invest US12OF’s assets as fully as possible in short-term Oil Futures Contracts and Other Oil-Related Investments so that the changes in percentage terms of the NAV closely correlate with the changes in percentage terms in the average of the prices of the Benchmark Oil Futures Contracts. However, changes in US12OF’s NAV may not correlate with the changes in the average of the prices of the Benchmark Oil Futures Contracts for several reasons as set forth below:

•

US12OF (i) may not be able to buy/sell the exact amount of Oil Futures Contracts and Other Oil-Related Investments to have a perfect correlation with NAV; (ii) may not always be able to buy and sell Oil Futures Contracts or Other Oil-Related Investments at the market price; (iii) may not experience a perfect correlation between the spot price of light, sweet crude oil and the underlying investments in Oil Futures Contracts, Other Oil-Related Investments and Treasuries, cash and/or cash equivalents; and (iv) is required to pay fees, including brokerage fees and the management fee, which will have an effect on the correlation.

•

Short-term supply and demand for light, sweet crude oil may cause the changes in the market price of the Benchmark Oil Futures Contracts to vary from the changes in US12OF’s NAV if US12OF has fully invested in Oil Futures Contracts that do not reflect such supply and demand and it is unable to replace such contracts with Oil Futures Contracts that do reflect such supply and demand. In addition, there are also technical differences between the two markets, e.g., one is a physical market while the other is a futures market traded on exchanges, that may cause variations between the spot price of crude oil and the prices of related futures contracts.

•

US12OF sells and buys only as many Oil Futures Contracts and Other Oil-Related Investments that it can to get the changes in percentage terms of the NAV as close as possible to the changes in percentage terms in the average of the prices of the Benchmark Oil Futures Contracts. The remainder of its assets are invested in Treasuries, cash and/or cash equivalents and are used to satisfy initial margin and additional margin requirements, if any, and to otherwise support its investments in Oil Interests. Investments in Treasuries, cash and/or cash equivalents, both directly and as margin, provide rates of return that vary from changes in the value of the spot price of light, sweet crude oil and the average of the prices of the Benchmark Oil Futures Contracts.

•

In addition, because US12OF incurs certain expenses in connection with its investment activities, and holds most of its assets in more liquid short-term securities for margin and other liquidity purposes and for redemptions that may be necessary on an ongoing basis, the General Partner is generally not able to fully invest US12OF’s assets in Oil Futures Contracts or Other Oil-Related Investments and there cannot be perfect correlation between changes in US12OF’s NAV and changes in the average of the prices of the Benchmark Oil Futures Contracts.

•

As US12OF grows, there may be more or less correlation. For example, if US12OF only has enough money to buy three Benchmark Oil Futures Contracts and it needs to buy four contracts to track the price of oil then the correlation will be lower, but if it buys 20,000 Benchmark Oil Futures Contracts and it needs to buy 20,001 contracts then the correlation will be higher. At certain asset levels, US12OF may be limited in its ability to purchase the Benchmark Oil Futures Contracts or other Oil Futures Contracts due to accountability levels imposed by the relevant exchanges. To the extent that US12OF invests in these other Oil Futures Contracts or Other Oil-Related Investments, the correlation with the Benchmark Oil Futures Contracts may be lower. If US12OF is required to invest in other Oil Futures Contracts and Other Oil-Related Investments that are less correlated with the Benchmark Oil Futures Contracts, US12OF would likely invest in over-the-counter contracts to increase the level of correlation of US12OF’s assets. Over-the-counter contracts entail certain risks described below under “Over-the-Counter Contract Risk.”

•

US12OF will invest in equal amounts of each of the Benchmark Oil Futures Contracts. Certain months of these futures contracts may have less liquidity and availability than other months of these future contracts. The inability to purchase and hold the Benchmark Oil Futures Contracts in equal amounts may cause less correlation between the units’ NAV and the average of the prices of the Benchmark Oil Futures Contracts.

•

US12OF may not be able to buy the exact number of Oil Futures Contracts and Other Oil-Related Investments to have a perfect correlation with the Benchmark Oil Futures Contracts if the purchase price of Oil Futures Contracts required to be fully invested in such contracts is higher than the proceeds received for the sale of a Creation Basket on the day the basket was sold. In such case, US12OF could not invest the entire proceeds from the purchase of the Creation Basket in such futures contracts (for example, assume US12OF receives $4,000,000 for the sale of a Creation Basket and assume that the average of the prices of the Oil Futures Contracts for light, sweet crude oil that reflects the prices of the Benchmark Oil Futures Contracts is $46.00, then US12OF could only invest in Oil Futures Contracts with an aggregate value of $3,956,600). US12OF would be required to invest a percentage of the proceeds in cash, Treasuries or other liquid securities to be deposited as margin with the futures commission merchant through which the contracts were purchased. The remainder of the purchase price for the Creation Basket would remain invested in Treasuries, cash and/or cash equivalents or other liquid securities as determined by the General Partner from time to time based on factors such as potential calls for margin or anticipated redemptions. If the trading market for Oil Futures Contracts is suspended or closed, US12OF may not be able to purchase these investments at the last reported price for such investments.

•

US12OF may make use of “mini” contracts as a way of investing a dollar amount in contracts that may more closely match the dollar amount of net assets of the fund. However, even the use of mini contracts does not completely eliminate the risk that US12OF will not be able to buy or sell the exact number of Oil Futures Contracts necessary. In addition, there is a risk that because of the size and relative liquidity of such contracts when compared to standard size Oil Futures Contracts such as the Benchmark Oil Futures Contracts, the price of a smaller contract for a particular month may not equate to the Benchmark Oil Futures Contracts for the same month, which could cause the change in US12OF’s per unit price and NAV to vary from changes in the average price of the Benchmark Oil Futures Contracts.

If changes in US12OF’s NAV do not correlate with changes in the average of the prices of the Benchmark Oil Futures Contracts, then investing in US12OF may not be an effective way to hedge against oil-related losses or indirectly invest in oil.

The Benchmark Oil Futures Contracts may not correlate with the spot price of light, sweet crude oil and this could cause changes in the price of the units to substantially vary from the changes in the spot price of light, sweet crude oil. If this were to occur, then investors may not be able to effectively use US12OF as a way to hedge against crude oil-related losses or as a way to indirectly invest in crude oil.

When using the Benchmark Oil Futures Contracts as a strategy to track the spot price of light, sweet crude oil, at best the correlation between changes in prices of such oil interests and the spot price of crude oil can be only approximate. The degree of imperfection of correlation depends upon circumstances such as variations in the speculative oil market, supply of and demand for such oil interests and technical influences in oil futures trading. If there is a weak correlation between the oil interests and the spot price of light, sweet crude oil, then the price of units may not accurately track the spot price of light, sweet crude oil and investors may not be able to effectively use US12OF as a way to hedge the risk of losses in their oil-related transactions or as a way to indirectly invest in crude oil.

US12OF may experience a loss if it is required to sell Treasuries at a price lower than the price at which they were acquired.

The value of Treasuries generally moves inversely with movements in interest rates. If US12OF is required to sell Treasuries at a price lower than the price at which they were acquired, US12OF will experience a loss. This loss may adversely impact the price of the units and may decrease the correlation between the price of the units, the prices of the Benchmark Oil Futures Contracts and Other Oil-Related Investments, and the spot price of light, sweet crude oil.

US12OF would be negatively impacted if the United States Treasury were to default on its obligations to make payments on Treasury Securities.

Recent events in Washington, D.C. regarding passing a fiscal budget have drawn concern regarding the United States Government’s ability to pay its obligations to holders of Treasury Securities. If US12OF is not able to redeem its investments in Treasuries prior to maturity and the U.S. Government cannot pay its obligations, US12OF would be negatively impacted. In addition, US12OF might also be negatively impacted by its use of money market mutual funds to the extent those funds might themselves be using Treasury Securities.

Certain of US12OF’s investments could be illiquid which could cause large losses to investors at any time or from time to time.

At any given time, US12OF may own 12 different monthly crude oil contracts which have differing expiration schedules. The amount of liquidity in the crude oil futures market for each of those months will vary. In some cases certain of those months may have relatively small amounts of open interest and daily trading volume. As a result, US12OF may not always be able to liquidate its positions in its investments at the desired price. It is difficult to execute a trade at a specific price when there is a relatively small volume of buy and sell orders in a market. A market disruption, such as a foreign government taking political actions that disrupt the market in its currency, its crude oil production or exports, or in another major export, can also make it difficult to liquidate a position. Alternatively, limits imposed by futures exchanges or other regulatory organizations, such as accountability levels, position limits and daily price fluctuation limits, may contribute to a lack of liquidity with respect to some commodity interests.

Unexpected market illiquidity may cause major losses to investors at any time or from time to time. In addition, US12OF has not and does not intend at this time to establish a credit facility, which would provide an additional source of liquidity and instead relies only on the Treasuries, cash and/or cash equivalents that it holds. The anticipated large value of the positions in Oil Futures Contracts that the General Partner will acquire or enter into for US12OF increases the risk of illiquidity. The Oil Interests that US12OF invests in, such as negotiated over-the-counter contracts, may have a greater likelihood of being illiquid since they are contracts between two parties that take into account not only market risk, but also the relative credit, tax, and settlement risks under such contracts. Such contracts also have limited transferability that results from such risks and from the contract’s express limitations.

Because both Oil Futures Contracts and Other Oil-Related Investments may be illiquid, US12OF’s Oil Interests may be more difficult to liquidate at favorable prices in periods of illiquid markets and losses may be incurred during the period in which positions are being liquidated.

Certain of US12OF’s investments could be illiquid which could cause large losses to investors at any time or from time to time.

US12OF may not always be able to liquidate its positions in its investments at the desired price. It is difficult to execute a trade at a specific price when there is a relatively small volume of buy and sell orders in a market. A market disruption, such as a foreign government taking political actions that disrupt the market in its currency, its crude oil production or exports, or in another major export, can also make it difficult to liquidate a position. Alternatively, limits imposed by futures exchanges or other regulatory organizations, such as accountability levels, position limits and daily price fluctuation limits, may contribute to a lack of liquidity with respect to some commodity interests.

Unexpected market illiquidity may cause major losses to investors at any time or from time to time. In addition, US12OF has not and does not intend at this time to establish a credit facility, which would provide an additional source of liquidity and instead relies only on the Treasuries, cash and/or cash equivalents that it holds. The anticipated large value of the positions in Oil Futures Contracts that the General Partner will acquire or enter into for US12OF increases the risk of illiquidity. The Oil Interests that US12OF invests in, such as negotiated over-the-counter contracts, may have a greater likelihood of being illiquid since they are contracts between two parties that take into account not only market risk, but also the relative credit, tax, and settlement risks under such contracts. Such contracts also have limited transferability that results from such risks and from the contract’s express limitations.

Because both Oil Futures Contracts and Other Oil-Related Investments may be illiquid, US12OF’s Oil Interests may be more difficult to liquidate at favorable prices in periods of illiquid markets and losses may be incurred during the period in which positions are being liquidated.

If the nature of hedgers and speculators in futures markets has shifted such that crude oil purchasers are the predominant hedgers in the market, US12OF might have to reinvest at higher futures prices or choose Other Oil-Related Investments.

The changing nature of the hedgers and speculators in the crude oil market influences whether futures prices are above or below the expected future spot price. In order to induce speculators to take the corresponding long side of the same futures contract, crude oil producers must generally be willing to sell futures contracts at prices that are below expected future spot prices. Conversely, if the predominant hedgers in the futures market are the purchasers of the crude oil who purchase futures contracts to hedge against a rise in prices, then speculators will only take the short side of the futures contract if the futures price is greater than the expected future spot price of crude oil. This can have significant implications for US12OF when it is time to reinvest the proceeds from a maturing Oil Futures Contract into a new Oil Futures Contract.

While US12OF does not intend to take physical delivery of oil under its Oil Futures Contracts, physical delivery under such contracts impacts the value of the contracts.

While it is not the current intention of US12OF to take physical delivery of crude oil under any of its Oil Futures Contracts, futures contracts are not required to be cash-settled and it is possible to take delivery under some of these contracts. Storage costs associated with purchasing crude oil could result in costs and other liabilities that could impact the value of Oil Futures Contracts or Other Oil-Related Investments. Storage costs include the time value of money invested in crude oil as a physical commodity plus the actual costs of storing the crude oil less any benefits from ownership of crude oil that are not obtained by the holder of a futures contract. In general, Oil Futures Contracts have a one-month delay for contract delivery and the back month (the back month is any future delivery month other than the spot month) includes storage costs. To the extent that these storage costs change for crude oil while US12OF holds Oil Futures Contracts or Other Oil-Related Investments, the value of the Oil Futures Contracts or Other Oil-Related Investments, and therefore US12OF’s NAV, may change as well. Because it holds Oil Futures Contracts that will mature up to 13 months later than the spot or current month, US12OF’s NAV will be impacted more from the changes in storage costs than would the NAV of a fund that holds more current futures contracts.

The price relationship between the near month contract and the other monthly contracts that compose the Benchmark Oil Futures Contracts will vary and may impact both the total return over time of US12OF’s NAV, as well as the degree to which its total return tracks other crude oil price indices’ total returns.

The Benchmark Oil Futures Contracts consist of the near month contract to expire and the contracts for the following 11 months, except during the last two weeks of the current month when the near month contract is sold and replaced by the futures contract for the thirteenth month following the current month. In the event of a crude oil futures market where near month contracts trade at a higher price than the price of contracts that expire later in time, a situation described as “backwardation” in the futures market, then absent the impact of the overall movement in crude oil prices the value of the benchmark contract would tend to rise as it approaches expiration. As a result, the total return of the Benchmark Oil Futures Contracts would tend to track higher. Conversely, in the event of a crude oil futures market where near month contracts trade at a lower price than the price of contracts that expire later in time, a situation described as “contango” in the futures market, then absent the impact of the overall movement in crude oil prices the value of the benchmark contract would tend to decline as it approaches expiration. As a result the total return of the Benchmark Oil Futures Contracts would tend to track lower. When compared to total return of other price indices, such as the spot price of crude oil, the impact of backwardation and contango may lead the total return of US12OF’s NAV to vary significantly. In the event of a prolonged period of contango, and absent the impact of rising or falling oil prices, this could have a significant negative impact on US12OF’s NAV and total return. Furthermore, a portfolio that consists of twelve different monthly contracts, ranging in a “strip” from the first month to the twelfth month, will be impacted differently by contango and backwardation than a portfolio that consists of just the first month contract.

Because US12OF’s portfolio will typically hold as many as 12 different crude oil futures contracts at all times, it may be more expensive for US12OF to buy or sell futures contracts for its portfolio.

Because US12OF will typically hold as many as 12 different futures contracts at any one time, the cost of trading a large number of different contracts could be greater than the cost of trading the same dollar amount using just one contract. In addition, the bid/ask spread for buying these different contracts could also on average be greater than the bid/ask spread for buying a single futures contract month. This could make it more expensive for US12OF to invest compared to investing in a single monthly contract. Wider bid/ask spreads and/or higher commission or brokerage costs would negatively impact an investor’s investment returns in US12OF.

Because US12OF’s portfolio will typically hold as many as 12 different crude oil futures contracts at all times, firms that make a market in the units will also need to hold multiple contracts when hedging their inventories of units and when creating or redeeming baskets. This could lead to the units of US12OF trading at wider bid/ask spreads in the secondary market than an exchange traded security holding crude oil futures that uses a fewer number of futures contracts at any given time.

Brokerage firms or other market participants that make a secondary market in the units of US12OF may do so by simultaneously hedging their positions by being long, or short, the same Oil Futures Contracts that US12OF holds in its portfolio. The cost to brokerage firms or other market participants in putting on and taking off these hedges is one of the factors that determine the size of the bid/ask spread they quote on a security such as US12OF. Because US12OF will typically hold as many as 12 different futures contracts at any one time, the brokerage firms or other market participants will also find themselves having to trade a number of different contracts as well. The cost of trading a large number of different contracts may be greater than the cost of trading the same dollar amount using just one contract. As a result, the bid/ask spread for US12OF may be wider than the bid/ask spread for an exchange traded security investing in a fewer number of futures contracts at any given time. The wider bid/ask spread may negatively impact an investor’s investment returns in US12OF.

Regulation of the commodity interests and energy markets is extensive and constantly changing; future regulatory developments are impossible to predict but may significantly and adversely affect US12OF.

The futures markets are subject to comprehensive statutes, regulations, and margin requirements. In addition, the CFTC and the exchanges are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily price limits and the suspension of trading.

The regulation of commodity interest transactions in the United States is a rapidly changing area of law and is subject to ongoing modification by governmental and judicial action. Considerable regulatory attention has been focused on non-traditional investment pools that are publicly distributed in the United States. Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and otherwise, there is a possibility of future regulatory changes within the United States altering, perhaps to a material extent, the nature of an investment in US12OF or the ability of US12OF to continue to implement its investment strategy. In addition, various national governments outside of the United States have expressed concern regarding the disruptive effects of speculative trading in the energy markets and the need to regulate the derivatives markets in general. The effect of any future regulatory change on US12OF is impossible to predict, but it could be substantial and adverse.

In the wake of the economic crisis of 2008 and 2009, the Administration, federal regulators and Congress are revisiting the regulation of the financial sector, including securities and commodities markets. These efforts are anticipated to result in significant changes in the regulation of these markets.

For a more detailed discussion of the position limits to be imposed by the CFTC under the Dodd-Frank Act and the potential impacts thereof on US12OF, see the section of this prospectus entitled, “What are Oil Futures Contracts?”

Investing in US12OF for purposes of hedging may be subject to several risks including the possibility of losing the benefit of favorable market movement.

Participants in the crude oil or in other industries may use US12OF as a vehicle to hedge the risk of losses in their crude oil-related transactions. There are several risks in connection with using US12OF as a hedging device. While hedging can provide protection against an adverse movement in market prices, it can also preclude a hedger’s opportunity to benefit from a favorable market movement. In a hedging transaction, the hedger may be concerned that the hedged item will increase in price, but must recognize the risk that the price may instead decline and if this happens he will have lost his opportunity to profit from the change in price because the hedging transaction will result in a loss rather than a gain. Thus, the hedger foregoes the opportunity to profit from favorable price movements.

In addition, if the hedge is not a perfect one, the hedger can lose on the hedging transaction and not realize an offsetting gain in the value of the underlying item being hedged.

When using futures contracts as a hedging technique, at best, the correlation between changes in prices of futures contracts and of the items being hedged can be only approximate. The degree of imperfection of correlation depends upon circumstances such as: variations in speculative markets, demand for futures and for crude oil products, technical influences in futures trading, and differences between anticipated energy costs being hedged and the instruments underlying the standard futures contracts available for trading. Even a well-conceived hedge may be unsuccessful to some degree because of unexpected market behavior as well as the expenses associated with creating the hedge.

In addition, using an investment in US12OF as a hedge for changes in energy costs (e.g., investing in crude oil, heating oil, gasoline, natural gas or other fuels, or electricity) may not correlate because changes in the spot price of crude oil may vary from changes in energy costs because the changes in the spot price of crude oil may not be at the same rate as changes in the price of other energy products, and, in any case, the spot price of crude oil does not reflect the refining, transportation, and other costs that may impact the hedger’s energy costs.

An investment in US12OF may provide little or no diversification benefits. Thus, in a declining market, US12OF may have no gains to offset losses from other investments, and an investor may suffer losses on an investment in US12OF while incurring losses with respect to other asset classes.

Historically, Oil Futures Contracts and Other Oil-Related Investments have generally been non-correlated to the performance of other asset classes such as stocks and bonds. Non-correlation means that there is a low statistically valid relationship between the performance of futures and other commodity interest transactions, on the one hand, and stocks or bonds, on the other hand. However, there can be no assurance that such non-correlation will continue during future periods. If, contrary to historic patterns, US12OF’s performance were to move in the same general direction as the financial markets, investors will obtain little or no diversification benefits from an investment in the units. In such a case, US12OF may have no gains to offset losses from other investments, and investors may suffer losses on their investment in US12OF at the same time they incur losses with respect to other investments.

Variables such as drought, floods, weather, embargoes, tariffs and other political events may have a larger impact on crude oil prices and crude oil-linked instruments, including Oil Futures Contracts and Other Oil-Related Investments, than on traditional securities. These additional variables may create additional investment risks that subject US12OF’s investments to greater volatility than investments in traditional securities.

Non-correlation should not be confused with negative correlation, where the performance of two asset classes would be opposite of each other. There is no historic evidence that the spot price of crude oil and prices of other financial assets, such as stocks and bonds, are negatively correlated. In the absence of negative correlation, US12OF cannot be expected to be automatically profitable during unfavorable periods for the stock market, or vice versa.

US12OF’s Operating Risks

US12OF is not a registered investment company so unitholders do not have the protections of the 1940 Act.

US12OF is not an investment company subject to the 1940 Act. Accordingly, investors do not have the protections afforded by that statute which, for example, requires investment companies to have a majority of disinterested directors and regulates the relationship between the investment company and its investment manager.

The General Partner is leanly staffed and relies heavily on key personnel to manage trading activities.

In managing and directing the day-to-day activities and affairs of US12OF, the General Partner relies heavily on Messrs. Howard Mah and John Hyland. If Messrs. Mah or Hyland were to leave or be unable to carry out their present responsibilities, it may have an adverse effect on the management of US12OF. Furthermore, Messrs. Mah and Hyland are currently involved in the management of the Related Public Funds, and the General Partner has filed a registration statement for three other exchange traded security funds, USMI, USAI and USCUI. Mr. Mah is also employed by Ameristock Corporation, a registered investment adviser that manages a public mutual fund. It is estimated that Mr. Mah will spend approximately 90% of his time on US12OF and Related Public Fund matters. Mr. Hyland will spend approximately 100% of his time on US12OF and Related Public Fund matters. To the extent that the General Partner establishes additional funds, even greater demands will be placed on Messrs. Mah and Hyland, as well as the other officers of the General Partner and its Board.

Accountability levels, position limits, and daily price fluctuation limits set by the exchanges have the potential to cause a tracking error, which could cause the price of units to substantially vary from the average of the prices of the Benchmark Oil Futures Contracts and prevent investors from being able to effectively use US12OF as a way to hedge against crude oil-related losses or as a way to indirectly invest in crude oil.

U.S. designated contract markets such as the NYMEX have established accountability levels and position limits on the maximum net long or net short futures contracts in commodity interests that any person or group of persons under common trading control (other than as a hedge, which an investment by US12OF is not) may hold, own or control. For example, the current accountability level for investments at any one time in the NYMEX futures contract on light, sweet crude oil is 20,000. While this is not a fixed ceiling, it is a threshold above which the NYMEX may exercise greater scrutiny and control over an investor, including limiting an investor to holding no more than 20,000 Benchmark Oil Futures Contracts. With regard to position limits, the NYMEX limits an investor from holding more than 3,000 net futures in the last 3 days of trading in the near month contract to expire.

In addition to accountability levels and position limits, the NYMEX also sets daily price fluctuation limits on futures contracts. The daily price fluctuation limit establishes the maximum amount that the price of a futures contract may vary either up or down from the previous day’s settlement price. Once the daily price fluctuation limit has been reached in a particular futures contract, no trades may be made at a price beyond that limit.

For example, the NYMEX imposes a $10.00 per barrel ($10,000 per contract) price fluctuation limit for the Benchmark Oil Futures Contracts. This limit is initially based off of the previous trading day’s settlement price. If any Benchmark Oil Futures Contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes it begins at the point where the limit was imposed and the limit is reset to be $10.00 per barrel in either direction of that point. If another halt were triggered, the market would continue to be expanded by $10.00 per barrel in either direction after each successive five-minute trading halt. There is no maximum price fluctuation limit during any one trading session.

Currently, U.S. futures exchanges, including the NYMEX, do not implement fixed position limits for futures contracts held outside of the last few days of trading in the near month contract to expire. However, the Dodd-Frank Act requires the CFTC to promulgate rules establishing position limits for futures and options contracts on commodities as well as for swaps that are economically equivalent to futures or options. On January 13, 2011, the CFTC proposed new rules, which if implemented in their proposed form, would establish position limits and limit formulas for certain physical commodity futures including Oil Futures Contracts and options on Oil Futures Contracts, executed pursuant to the rules of designated contract markets (i.e., certain regulated exchanges) and commodity swaps that are economically equivalent to such futures and options contracts. The CFTC has also proposed aggregate position limits that would apply across different trading venues to contracts based on the same underlying commodity. At this time, it is unknown precisely when such position limits would take effect. The CFTC set position limits for futures contracts held during the last few days of trading in the near month contract to expire, which, under the CFTC’s proposed rule would be substantially similar to the position limits currently set by the exchanges, could take effect as early as March 2011. Based on the CFTC’s current proposal, other position limits would not take effect until March 2012 or later. The effect of this future regulatory change on US12OF is impossible to predict, but it could be substantial and adverse.

All of these limits may potentially cause a tracking error between the price of the units and the average of the prices of the Benchmark Oil Futures Contracts. This may in turn prevent investors from being able to effectively use US12OF as a way to hedge against crude oil-related losses or as a way to indirectly invest in crude oil.

US12OF has not limited the size of its offering and is committed to utilizing substantially all of its proceeds to purchase Oil Futures Contracts and Other Oil-Related Investments. If US12OF encounters accountability levels, position limits, or price fluctuation limits for Oil Futures Contracts on the NYMEX, it may then, if permitted under applicable regulatory requirements, purchase Oil Futures Contracts on the ICE Futures or other exchanges that trade listed crude oil futures. The Oil Futures Contracts available on the ICE Futures are comparable to the contracts on the NYMEX, but they may have different underlying commodities, sizes, deliveries, and prices. In addition, certain of the Oil Futures Contracts available on the ICE Futures are subject to accountability levels and position limits.

There are technical and fundamental risks inherent in the trading system the General Partner employs.

The General Partner’s trading system is quantitative in nature and it is possible that the General Partner might make a mathematical error. In addition, it is also possible that a computer or software program may malfunction and cause an error in computation.

To the extent that the General Partner uses spreads and straddles as part of its trading strategy, there is the risk that the NAV may not closely track the changes in the Benchmark Oil Futures Contracts.

Spreads combine simultaneous long and short positions in related futures contracts that differ by commodity (e.g., long crude oil and short gasoline), by market (e.g., long WTI crude futures, short Brent crude futures), or by delivery month (e.g., long December, short November). Spreads gain or lose value as a result of relative changes in price between the long and short positions. Spreads often reduce risk to investors, because the contracts tend to move up or down together. However, both legs of the spread could move against an investor simultaneously, in which case the spread would lose value. Certain types of spreads may face unlimited risk, e.g., because the price of a futures contract underlying a short position can increase by an unlimited amount and the investor would have to take delivery or offset at that price.

A commodity straddle takes both long and short option positions in the same commodity in the same market and delivery month simultaneously. The buyer of a straddle profits if either the long or the short leg of the straddle moves further than the combined cost of both options. The seller of a straddle profits if both the long and short positions do not trade beyond a range equal to the combined premium for selling both options.

If the General Partner were to utilize a spread or straddle position and the spread performed differently than expected, the results could impact US12OF’s tracking error. This could affect US12OF’s investment objective of having its NAV closely track the changes in the Benchmark Oil Futures Contracts. Additionally, a loss on a spread position would negatively impact US12OF’s absolute return.

US12OF and the General Partner may have conflicts of interest, which may permit them to favor their own interests to the detriment of unitholders.

US12OF and the General Partner may have inherent conflicts to the extent the General Partner attempts to maintain US12OF’s asset size in order to preserve its fee income and this may not always be consistent with US12OF’s objective of having the value of its units’ NAV track the changes in the average of the prices of the Benchmark Oil Futures Contracts. The General Partner’s officers, directors and employees do not devote their time exclusively to US12OF. These persons are directors, officers or employees of other entities that may compete with US12OF for their services. They could have a conflict between their responsibilities to US12OF and to those other entities.

In addition, the General Partner’s principals, officers, directors or employees may trade futures and related contracts for their own account. A conflict of interest may exist if their trades are in the same markets and at the same time as US12OF trades using the clearing broker to be used by US12OF. A potential conflict also may occur if the General Partner’s principals, officers, directors or employees trade their accounts more aggressively or take positions in their accounts which are opposite, or ahead of, the positions taken by US12OF.

The General Partner has sole current authority to manage the investments and operations of US12OF, and this may allow it to act in a way that furthers its own interests which may create a conflict with the best interests of investors. Limited partners have limited voting control, which will limit the ability to influence matters such as amendment of the LP Agreement, change in US12OF’s basic investment policy, dissolution of this fund, or the sale or distribution of US12OF’s assets.

The General Partner serves as the general partner to each of US12OF, USOF, USNG, UGA, USHO, USSO, US12NG and USBO and the sponsor for USCI, and will serve as the sponsor for USMI, USAI and USCUI, if such funds offer their securities to the public or begin operations. The General Partner may have a conflict to the extent that its trading decisions for US12OF may be influenced by the effect they would have on the other funds it manages. These trading decisions may be influenced since the General Partner also serves as the general partner or sponsor for all of the funds and is required to meet all of the funds’ investment objectives as well as US12OF’s. If the General Partner believes that a trading decision it made on behalf of US12OF might (i) impede its other funds from reaching their investment objectives, or (ii) improve the likelihood of meeting its other funds’ objectives, then the General Partner may choose to change its trading decision for US12OF, which could either impede or improve the opportunity for US12OF to meet its investment objective. In addition, the General Partner is required to indemnify the officers and directors of its other funds if the need for indemnification arises. This potential indemnification will cause the General Partner’s assets to decrease. If the General Partner’s other sources of income are not sufficient to compensate for the indemnification, then the General Partner may terminate and investors could lose their investment.

Unitholders may only vote on the removal of the General Partner and limited partners have only limited voting rights. Unitholders and limited partners will not participate in the management of US12OF and do not control the General Partner so they will not have influence over basic matters that affect US12OF.

Unitholders that have not applied to become limited partners have no voting rights, other than to remove the General Partner as the general partner of US12OF. Limited partners will have limited voting rights with respect to US12OF’s affairs. Unitholders may remove the General Partner only if 66 2/3% of the unitholders elect to do so. Unitholders and limited partners will not be permitted to participate in the management or control of US12OF or the conduct of its business. Unitholders and limited partners must therefore rely upon the duties and judgment of the General Partner to manage US12OF’s affairs.

The General Partner may manage a large amount of assets and this could affect US12OF’s ability to trade profitably.

Increases in assets under management may affect trading decisions. In general, the General Partner does not intend to limit the amount of assets of US12OF that it may manage. The more assets the General Partner manages, the more difficult it may be for it to trade profitably because of the difficulty of trading larger positions without adversely affecting prices and performance and of managing risk associated with larger positions.

US12OF could terminate at any time and cause the liquidation and potential loss of an investor’s investment and could upset the overall maturity and timing of an investor’s investment portfolio.

US12OF may terminate at any time, regardless of whether US12OF has incurred losses, subject to the terms of the LP Agreement. In particular, unforeseen circumstances, including the death, adjudication of incompetence, bankruptcy, dissolution, or removal of the General Partner as the general partner of US12OF could cause US12OF to terminate unless a majority in interest of the limited partners within 90 days of the event elects to continue the partnership and appoints a successor general partner, or the affirmative vote of a majority in interest of the limited partners subject to certain conditions. However, no level of losses will require the General Partner to terminate US12OF. US12OF’s termination would cause the liquidation and potential loss of an investor’s investment. Termination could also negatively affect the overall maturity and timing of an investor’s investment portfolio.

Limited partners may not have limited liability in certain circumstances, including potentially having liability for the return of wrongful distributions.

Under Delaware law, a limited partner might be held liable for US12OF obligations as if it were a general partner if the limited partner participates in the control of the partnership’s business and the persons who transact business with the partnership think the limited partner is the general partner.

A limited partner will not be liable for assessments in addition to its initial capital investment in any of US12OF’s capital securities representing units. However, a limited partner may be required to repay to US12OF any amounts wrongfully returned or distributed to it under some circumstances. Under Delaware law, US12OF may not make a distribution to limited partners if the distribution causes US12OF’s liabilities (other than liabilities to partners on account of their partnership interests and nonrecourse liabilities) to exceed the fair value of US12OF’s assets. Delaware law provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution violated the law will be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution.

With adequate notice, a limited partner may be required to withdraw from the partnership for any reason.

If the General Partner gives at least fifteen (15) days’ written notice to a limited partner, then the General Partner may for any reason, in its sole discretion, require any such limited partner to withdraw entirely from the partnership or to withdraw a portion of its partner capital account. The General Partner may require withdrawal even in situations where the limited partner has complied completely with the provisions of the LP Agreement.

US12OF’s existing units are, and any units US12OF issues in the future will be, subject to restrictions on transfer. Failure to satisfy these requirements will preclude a transferee from being able to have all the rights of a limited partner.

No transfer of any unit or interest therein may be made if such transfer would (a) violate the then applicable federal or state securities laws or rules and regulations of the SEC, any state securities commission, the CFTC or any other governmental authority with jurisdiction over such transfer, or (b) cause US12OF to be taxable as a corporation or affect US12OF’s existence or qualification as a limited partnership. In addition, investors may only become limited partners if they transfer their units to purchasers that meet certain conditions outlined in the LP Agreement, which provides that each record holder or limited partner or unitholder applying to become a limited partner (each a record holder) may be required by the General Partner to furnish certain information, including that holder’s nationality, citizenship or other related status. A transferee who is not a U.S. resident may not be eligible to become a record holder or a limited partner if its ownership would subject US12OF to the risk of cancellation or forfeiture of any of its assets under any federal, state or local law or regulation. All purchasers of US12OF’s units, who wish to become limited partners or record holders, and receive cash distributions, if any, or have certain other rights, must deliver an executed transfer application in which the purchaser or transferee must certify that, among other things, he, she or it agrees to be bound by US12OF’s LP Agreement and is eligible to purchase US12OF’s securities. Any transfer of units will not be recorded by the transfer agent or recognized by US12OF unless a completed transfer application is delivered to the General Partner or the Administrator. A person purchasing US12OF’s existing units, who does not execute a transfer application and certify that the purchaser is eligible to purchase those securities acquires no rights in those securities other than the right to resell those securities. Whether or not a transfer application is received or the consent of the General Partner obtained, US12OF’s units will be securities and will be transferable according to the laws governing transfers of securities. See “Transfer of Units”.

US12OF does not expect to make cash distributions.

US12OF has not previously made any cash distributions and intends to re-invest any realized gains in additional Oil Interests rather than distributing cash to limited partners. Therefore, unlike mutual funds, commodity pools or other investment pools that actively manage their investments in an attempt to realize income and gains from their investing activities and distribute such income and gains to their investors, US12OF generally does not expect to distribute cash to limited partners. An investor should not invest in US12OF if it will need cash distributions from US12OF to pay taxes on its share of income and gains of US12OF, if any, or for any other reason. Although US12OF does not intend to make cash distributions, the income earned from its investments held directly or posted as margin may reach levels that merit distribution, e.g., at levels where such income is not necessary to support its underlying investments in Oil Interests and investors adversely react to being taxed on such income without receiving distributions that could be used to pay such tax. If this income becomes significant then cash distributions may be made.

There is a risk that US12OF will not earn trading gains sufficient to compensate for the fees and expenses that it must pay and as such US12OF may not earn any profit.

US12OF pays brokerage charges of approximately 0.02% based on futures commission merchant fees of $3.50 per buy or sell, management fees of 0.60% of NAV on its average net assets, and over-the-counter spreads and extraordinary expenses (e.g., subsequent offering expenses, other expenses not in the ordinary course of business, including the indemnification of any person against liabilities and obligations to the extent permitted by law and required under the LP Agreement and under agreements entered into by the General Partner on US12OF’s behalf and the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expenses and the settlement of claims and litigation) that cannot be quantified. These fees and expenses must be paid in all cases regardless of whether US12OF’s activities are profitable. Accordingly, US12OF must earn trading gains sufficient to compensate for these fees and expenses before it can earn any profit.

If offerings of the units do not raise sufficient funds to pay US12OF’s future expenses and no other source of funding of expenses is found, US12OF may be forced to terminate and investors may lose all or part of their investment.

Prior to the offering of units that commenced on December 6, 2007, all of US12OF’s expenses were funded by the General Partner and its affiliates. These payments by the General Partner and its affiliates were designed to allow US12OF the ability to commence the public offering of its units. US12OF now directly pays certain of these fees and expenses. The General Partner will continue to pay other fees and expenses, as set forth in the LP Agreement. If the General Partner and US12OF are unable to raise sufficient funds to cover their expenses or locate any other source of funding, US12OF may be forced to terminate and investors may lose all or part of their investment.

US12OF may incur higher fees and expenses upon renewing existing or entering into new contractual relationships.

The clearing arrangements between the clearing brokers and US12OF generally are terminable by the clearing brokers once the clearing broker has given US12OF notice. Upon termination, the General Partner may be required to renegotiate or make other arrangements for obtaining similar services if US12OF intends to continue trading in Oil Futures Contracts or Other Oil-Related Investments at its present level of capacity. The services of any clearing broker may not be available, or even if available, these services may not be available on the terms as favorable as those of the expired or terminated clearing arrangements.

US12OF may miss certain trading opportunities because it will not receive the benefit of the expertise of independent trading advisors.

The General Partner does not employ trading advisors for US12OF; however, it reserves the right to employ them in the future. The only advisor to US12OF is the General Partner. A lack of independent trading advisors may be disadvantageous to US12OF because it will not receive the benefit of a trading advisor’s expertise.

An unanticipated number of redemption requests during a short period of time could have an adverse effect on the NAV of US12OF.

If a substantial number of requests for redemption of Redemption Baskets are received by US12OF during a relatively short period of time, US12OF may not be able to satisfy the requests from US12OF’s assets not committed to trading. As a consequence, it could be necessary to liquidate positions in US12OF’s trading positions before the time that the trading strategies would otherwise dictate liquidation.

The financial markets are currently in a period of disruption and US12OF does not expect these conditions to improve in the near future.

Currently and throughout 2008, 2009 and the first half of 2010, the financial markets have experienced very difficult conditions and volatility as well as significant adverse trends. The conditions in these markets have resulted in a decrease in availability of corporate credit and liquidity and have led indirectly to the insolvency, closure or acquisition of a number of major financial institutions and have contributed to further consolidation within the financial services industry. Although the financial markets saw signs of recovery beginning in late 2010, the financial markets are still fragile and could fall into another recession. Another recession could adversely affect the financial condition and results of operations of US12OF’s service providers and Authorized Purchasers which would impact the ability of the General Partner to achieve US12OF’s investment objective.

The failure or bankruptcy of a clearing broker could result in a substantial loss of US12OF’s assets; the clearing broker could be subject to proceedings that impair its ability to execute US12OF’s trades.

Under CFTC regulations, a clearing broker maintains customers’ assets in a bulk segregated account. If a clearing broker fails to do so, or even if the customers’ funds are segregated by the clearing broker if the clearing broker is unable to satisfy a substantial deficit in a customer account, the clearing broker’s other customers may be subject to risk of a substantial loss of their funds in the event of that clearing broker’s bankruptcy. In that event, the clearing broker’s customers, such as US12OF, are entitled to recover, even in respect of property specifically traceable to them, only a proportional share of all property available for distribution to all of that clearing broker’s customers. The bankruptcy of a clearing broker could result in the complete loss of US12OF’s assets posted with the clearing broker; though the vast majority of US12OF’s assets are held in Treasuries, cash and/or cash equivalents with US12OF’s custodian and would not be impacted by the bankruptcy of a clearing broker. US12OF also may be subject to the risk of the failure of, or delay in performance by, any exchanges and markets and their clearing organizations, if any, on which commodity interest contracts are traded.

In addition, to the extent US12OF’s clearing broker is required to post US12OF’s assets as margin to a clearinghouse, the margin will be maintained in an omnibus account containing the margin of all of the clearing broker’s customers. If US12OF’s clearing broker defaults to the clearinghouse because of a default by one of the clearing broker’s other customers or otherwise, then the clearinghouse can look to all of the margin in the omnibus account, including margin posted by US12OF and any other non-defaulting customers of the clearing broker to satisfy the obligations of the clearing broker.

From time to time, the clearing brokers may be subject to legal or regulatory proceedings in the ordinary course of their business. A clearing broker’s involvement in costly or time-consuming legal proceedings may divert financial resources or personnel away from the clearing broker’s trading operations, which could impair the clearing broker’s ability to successfully execute and clear US12OF’s trades.

The failure or insolvency of US12OF’s custodian could result in a substantial loss of US12OF’s assets.

As noted above, the vast majority of US12OF’s assets are held in Treasuries, cash and/or cash equivalents with US12OF’s custodian. The insolvency of the custodian could result in a complete loss of US12OF’s assets held by that custodian, which, at any given time, would likely comprise a substantial portion of US12OF’s total assets.

Third parties may infringe upon or otherwise violate intellectual property rights or assert that the General Partner has infringed or otherwise violated their intellectual property rights, which may result in significant costs and diverted attention.

Third parties may utilize US12OF’s intellectual property or technology, including the use of its business methods, trademarks and trading program software, without permission. The General Partner has a patent pending for US12OF’s business method and it is registering its trademarks. US12OF does not currently have any proprietary software. However, if it obtains proprietary software in the future, then any unauthorized use of US12OF’s proprietary software and other technology could also adversely affect its competitive advantage. US12OF may have difficulty monitoring unauthorized uses of its patents, trademarks, proprietary software and other technology. Also, third parties may independently develop business methods, trademarks or proprietary software and other technology similar to that of the General Partner or claim that the General Partner has violated their intellectual property rights, including their copyrights, trademark rights, trade names, trade secrets and patent rights. As a result, the General Partner may have to litigate in the future to protect its trade secrets, determine the validity and scope of other parties’ proprietary rights, defend itself against claims that it has infringed or otherwise violated other parties’ rights, or defend itself against claims that its rights are invalid. Any litigation of this type, even if the General Partner is successful and regardless of the merits, may result in significant costs, divert its resources from US12OF, or require it to change its proprietary software and other technology or enter into royalty or licensing agreements.

The success of US12OF depends on the ability of the General Partner to accurately implement trading systems, and any failure to do so could subject US12OF to losses on such transactions.

The General Partner uses mathematical formulas built into a generally available spreadsheet program to decide whether it should buy or sell Oil Interests each day. Specifically, the General Partner uses the spreadsheet to make mathematical calculations and to monitor positions in Oil Interests and Treasuries and correlations to the Benchmark Oil Futures Contracts. The General Partner must accurately process the spreadsheets’ outputs and execute the transactions called for by the formulas. In addition, US12OF relies on the General Partner to properly operate and maintain its computer and communications systems. Execution of the formulas and operation of the systems are subject to human error. Any failure, inaccuracy or delay in implementing any of the formulas or systems and executing US12OF’s transactions could impair its ability to achieve US12OF’s investment objective. It could also result in decisions to undertake transactions based on inaccurate or incomplete information. This could cause substantial losses on transactions.

US12OF may experience substantial losses on transactions if the computer or communications system fails.

US12OF’s trading activities, including its risk management, depend on the integrity and performance of the computer and communications systems supporting them. Extraordinary transaction volume, hardware or software failure, power or telecommunications failure, a natural disaster or other catastrophe could cause the computer systems to operate at an unacceptably slow speed or even fail. Any significant degradation or failure of the systems that the General Partner uses to gather and analyze information, enter orders, process data, monitor risk levels and otherwise engage in trading activities may result in substantial losses on transactions, liability to other parties, lost profit opportunities, damages to the General Partner’s and US12OF’s reputations, increased operational expenses and diversion of technical resources.

If the computer and communications systems are not upgraded, US12OF’s financial condition could be harmed.

The development of complex computer and communications systems and new technologies may render the existing computer and communications systems supporting US12OF’s trading activities obsolete. In addition, these computer and communications systems must be compatible with those of third parties, such as the systems of exchanges, clearing brokers and the executing brokers. As a result, if these third parties upgrade their systems, the General Partner will need to make corresponding upgrades to continue effectively its trading activities. US12OF’s future success will depend on US12OF’s ability to respond to changing technologies on a timely and cost-effective basis.

US12OF depends on the reliable performance of the computer and communications systems of third parties, such as brokers and futures exchanges, and may experience substantial losses on transactions if they fail.

US12OF depends on the proper and timely function of complex computer and communications systems maintained and operated by the futures exchanges, brokers and other data providers that the General Partner uses to conduct trading activities. Failure or inadequate performance of any of these systems could adversely affect the General Partner’s ability to complete transactions, including its ability to close out positions, and result in lost profit opportunities and significant losses on commodity interest transactions. This could have a material adverse effect on revenues and materially reduce US12OF’s available capital. For example, unavailability of price quotations from third parties may make it difficult or impossible for the General Partner to use its proprietary software that it relies upon to conduct its trading activities. Unavailability of records from brokerage firms may make it difficult or impossible for the General Partner to accurately determine which transactions have been executed or the details, including price and time, of any transaction executed. This unavailability of information also may make it difficult or impossible for the General Partner to reconcile its records of transactions with those of another party or to accomplish settlement of executed transactions.

The occurrence of a terrorist attack, or the outbreak, continuation or expansion of war or other hostilities could disrupt US12OF’s trading activity and materially affect US12OF’s profitability.

The operations of US12OF, the exchanges, brokers and counterparties with which US12OF does business, and the markets in which US12OF does business could be severely disrupted in the event of a major terrorist attack or the outbreak, continuation or expansion of war or other hostilities. Global anti-terrorism initiatives and political unrest in the Middle East and Southeast Asia continue to fuel this concern.

Risk of Leverage and Volatility

If the General Partner permits US12OF to become leveraged, investors could lose all or substantially all of their investment if US12OF’s trading positions suddenly turn unprofitable.

Commodity pools’ trading positions in futures contracts or other commodity interests are typically required to be secured by the deposit of margin funds that represent only a small percentage of a futures contract’s (or other commodity interests’) entire market value. This feature permits commodity pools to “leverage” their assets by purchasing or selling futures contracts (or other commodity interests) with an aggregate value in excess of the commodity pool’s assets. While this leverage can increase the pool’s profits, relatively small adverse movements in the price of the pool’s futures contracts can cause significant losses to the pool. While the General Partner has not and does not currently intend to leverage US12OF’s assets, it is not prohibited from doing so under the LP Agreement or otherwise.

The price of crude oil is volatile which could cause large fluctuations in the price of units.

Movements in the price of crude oil may be the result of factors outside of the General Partner’s control and may not be anticipated by the General Partner. Among the factors that can cause volatility in the price of crude oil are:

•	worldwide or regional demand for energy, which is affected by economic conditions;

•	the domestic and foreign supply and inventories of oil and gas;

•	weather conditions, including abnormally mild winter or summer weather, and abnormally harsh winter or summer weather;

•	availability and adequacy of pipeline and other transportation facilities;

•	domestic and foreign governmental regulations and taxes;

•	political conditions in gas or oil producing regions;

•	technological advances relating to energy usage or relating to technology for exploration, production, refining and petrochemical manufacturing;

•	the ability of members of OPEC to agree upon and maintain oil prices and production levels;

•	the price and availability of alternative fuels; and

•	the impact of energy conservation efforts.

The impact of environmental and other governmental laws and regulations may affect the price of crude oil.

Environmental and other governmental laws and regulations have increased the costs to plan, design, drill, install, operate and abandon oil wells. Other laws have prevented exploration and drilling of crude oil in certain environmentally sensitive federal lands and waters. Several environmental laws that have a direct or an indirect impact on the price of crude oil include, but are not limited to, the Clean Air Act, Clean Water Act, Resource Conservation and Recovery Act, and the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

The limited method for transporting and storing crude oil may cause the price of crude oil to increase.

Crude oil is transported throughout the United States by way of pipelines, barges, tankers, trucks and rail cars and is stored in aboveground and underground storage facilities. These systems may not be adequate to meet demand, especially in times of peak demand or in areas of the United States where crude oil service is already limited due to minimal pipeline and storage infrastructure. As a result of the limited method for transporting and storing crude oil, the price of crude oil may increase.

Over-the-Counter Contract Risk

Currently, over-the-counter transactions are subject to little regulation.

A portion of US12OF’s assets may be used to trade over-the-counter Oil Interests, such as forward contracts or swap or spot contracts. Currently, over-the-counter contracts are typically traded on a principal-to-principal basis through dealer markets that are dominated by major money center and investment banks and other institutions and and that prior to the passage of the Dodd-Frank Act had been essentially unregulated by the CFTC. To date, the markets for over-the-counter have relied upon the integrity of market participants in lieu of the additional regulation imposed by the CFTC on participants in the futures markets. The manner in which over-the-counter contracts are regulated could expose US12OF in certain circumstances to significant losses in the event of trading abuses or financial failure by participants. See “ — Regulation of the commodity interests and energy markets is extensive and constantly changing; future regulatory developments are impossible to predict but may significantly and adversely affect US12OF” for a discussion of how the OTC market will be subject to much more extensive CFTC oversight and regulation after the implementation of the Dodd-Frank Act. While some aspects of the new legislation are already in effect, most aspects may not take effect until the end of 2011 or later.

US12OF will be subject to credit risk with respect to counterparties to over-the-counter contracts entered into by US12OF or held by special purpose or structured vehicles.

US12OF faces the risk of non-performance by the counterparties to the over-the-counter contracts. Unlike in futures contracts, the counterparty to these contracts is generally a single bank or other financial institution, rather than a clearing organization backed by a group of financial institutions. As a result, there will be greater counterparty credit risk in these transactions. A counterparty may not be able to meet its obligations to US12OF, in which case US12OF could suffer significant losses on these contracts.

If a counterparty becomes bankrupt or otherwise fails to perform its obligations due to financial difficulties, US12OF may experience significant delays in obtaining any recovery in a bankruptcy or other reorganization proceeding. US12OF may obtain only limited recovery or may obtain no recovery in such circumstances.

US12OF may be subject to liquidity risk with respect to its over-the-counter contracts.

Over-the-counter contracts may have terms that make them less marketable than Oil Futures Contracts. Over-the-counter contracts are less marketable because they are not traded on an exchange, do not have uniform terms and conditions, and are entered into based upon the creditworthiness of the parties and the availability of credit support, such as collateral, and in general, they are not transferable without the consent of the counterparty. These conditions make such contracts less liquid than standardized futures contracts traded on a commodities exchange and diminish the ability to realize the full value of such contracts. In addition, even if collateral is used to reduce counterparty credit risk, sudden changes in the value of over-the-counter transactions may leave a party open to financial risk due to a counterparty default since the collateral held may not cover a party’s exposure on the transaction in such situations.

The Dodd-Frank Act requires the CFTC, the SEC and the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Farm Credit System and the Federal Housing Finance Agency (collectively, the “Prudential Regulators”) to establish “both initial and variation margin requirements on all swaps that are not cleared by a registered clearing organization” (i.e., uncleared swaps). In addition, the Dodd-Frank Act provides parties who post initial margin to a swap dealer or major swap participant with a statutory right to insist that such margin be held in a segregated account with an independent custodian. The CFTC and the Prudential Regulators have proposed rules addressing margin requirements and the statutory right of certain market participants but has not implemented any rules on these issues. For more detailed discussion of these proposed rules and the potential impacts thereof on USOF, see the section of this prospectus entitled, “The Commodity Interest Markets — Commodity Margin.”

In general, valuing over-the-counter derivatives is less certain than valuing actively traded financial instruments such as exchange traded futures contracts and securities or cleared swaps because the price and terms on which such over-the-counter derivatives are entered into or can be terminated are individually negotiated, and those prices and terms may not reflect the best price or terms available from other sources. In addition, while market makers and dealers generally quote indicative prices or terms for entering into or terminating over-the-counter contracts, they typically are not contractually obligated to do so, particularly if they are not a party to the transaction. As a result, it may be difficult to obtain an independent value for an outstanding over-the-counter derivatives transaction.

Risk of Trading in International Markets

Trading in international markets could expose US12OF to credit and regulatory risk.

The General Partner invests primarily in Oil Futures Contracts, a significant portion of which are traded on United States exchanges, including the NYMEX. However, a portion of US12OF’s trades may take place on markets and exchanges outside the United States. Some non-U.S. markets present risks because they are not subject to the same degree of regulation as their U.S. counterparts. The CFTC, NFA and the domestic exchanges have little, if any, regulatory authority over the activities of any foreign boards of trade or exchanges, including the execution, delivery and clearing of transactions, and have little, if any, power to compel enforcement of the rules of a foreign board of trade or exchange or of any applicable non-U.S. laws. Similarly, the rights of market participants, such as US12OF, in the event of the insolvency or bankruptcy of a non-U.S. market or broker are also likely to be more limited than in the case of U.S. markets or brokers. As a result, in these markets, US12OF has less legal and regulatory protection than it does when it trades domestically.

In some of these non-U.S. markets, the performance on a contract is the responsibility of the counterparty and is not backed by an exchange or clearing corporation and therefore exposes US12OF to credit risk. Trading in non-U.S. markets also leaves US12OF susceptible to swings in the value of the local currency against the U.S. dollar. Additionally, trading on non-U.S. exchanges is subject to the risks presented by exchange controls, expropriation, increased tax burdens and exposure to local economic declines and political instability. An adverse development with respect to any of these variables could reduce the profit or increase the loss earned on trades in the affected international markets.

International trading activities subject US12OF to foreign exchange risk.

The price of any non-U.S. Oil Futures Contract, option on any non-U.S. Oil Futures Contract, or other non-U.S. Crude Oil Interest and, therefore, the potential profit and loss on such contract, may be affected by any variance in the foreign exchange rate between the time the order is placed and the time it is liquidated, offset or exercised. As a result, changes in the value of the local currency relative to the U.S. dollar may cause losses to US12OF even if the contract traded is profitable.

US12OF’s international trading could expose it to losses resulting from non-U.S. exchanges that are less developed or less reliable than United States exchanges.

Some non-U.S. exchanges may be in a more developmental stage so that prior price histories may not be indicative of current price dynamics. In addition, US12OF may not have the same access to certain positions on foreign trading exchanges as do local traders, and the historical market data on which the General Partner bases its strategies may not be as reliable or accessible as it is for U.S. exchanges.

Tax Risk

An investor’s tax liability may exceed the amount of distributions, if any, on its units.

Cash or property will be distributed at the sole discretion of the General Partner. The General Partner has not and does not currently intend to make cash or other distributions with respect to units. Investors will be required to pay U.S. federal income tax and, in some cases, state, local or foreign income tax, on their allocable share of US12OF’s taxable income, without regard to whether they receive distributions or the amount of any distributions. Therefore, the tax liability of an investor with respect to its units may exceed the amount of cash or value of property (if any) distributed.

An investor’s allocable share of taxable income or loss may differ from its economic income or loss on its units.

Due to the application of the assumptions and conventions applied by US12OF in making allocations for tax purposes and other factors, an investor’s allocable share of US12OF’s income, gain, deduction or loss may be different than its economic profit or loss from its units for a taxable year. This difference could be temporary or permanent and, if permanent, could result in it being taxed on amounts in excess of its economic income.

Items of income, gain, deduction, loss and credit with respect to units could be reallocated if the IRS does not accept the assumptions and conventions applied by US12OF in allocating those items, with potential adverse consequences for an investor.

The U.S. tax rules pertaining to partnerships are complex and their application to large, publicly traded partnerships such as US12OF is in many respects uncertain. US12OF applies certain assumptions and conventions in an attempt to comply with the intent of the applicable rules and to report taxable income, gains, deductions, losses and credits in a manner that properly reflects unitholders’ economic gains and losses. These assumptions and conventions may not fully comply with all aspects of the Internal Revenue Code (the “Code”) and applicable Treasury Regulations, however, and it is possible that the U.S. Internal Revenue Service will successfully challenge US12OF’s allocation methods and require US12OF to reallocate items of income, gain, deduction, loss or credit in a manner that adversely affects investors. If this occurs, investors may be required to file an amended tax return and to pay additional taxes plus deficiency interest.

US12OF could be treated as a corporation for federal income tax purposes, which may substantially reduce the value of the units.

US12OF has received an opinion of counsel that, under current U.S. federal income tax laws, US12OF will be treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes, provided that (i) at least 90 percent of US12OF’s annual gross income consists of “qualifying income” as defined in the Code, (ii) US12OF is organized and operated in accordance with its governing agreements and applicable law and (iii) US12OF does not elect to be taxed as a corporation for federal income tax purposes. Although the General Partner anticipates that US12OF has satisfied and will continue to satisfy the “qualifying income” requirement for all of its taxable years, that result cannot be assured. US12OF has not requested and will not request any ruling from the IRS with respect to its classification as a partnership not taxable as a corporation for federal income tax purposes. If the IRS were to successfully assert that US12OF is taxable as a corporation for federal income tax purposes in any taxable year, rather than passing through its income, gains, losses and deductions proportionately to unitholders, US12OF would be subject to tax on its net income for the year at corporate tax rates. In addition, although the General Partner does not currently intend to make distributions with respect to units, any distributions would be taxable to unitholders as dividend income. Taxation of US12OF as a corporation could materially reduce the after-tax return on an investment in units and could substantially reduce the value of the units.

THE OFFERING

What is US12OF?

US12OF is a Delaware limited partnership organized on June 27, 2007. US12OF maintains its main business office at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502. US12OF is a commodity pool. It operates pursuant to the terms of the LP Agreement dated as of December 4, 2007, which grants full management control to the General Partner.

US12OF is a publicly traded limited partnership which seeks to have the daily changes in percentage terms of its units’ NAV track the daily changes in percentage terms in the price of light, sweet crude oil delivered to Cushing, Oklahoma, as measured by the changes in the average of the prices of 12 futures contracts on light, sweet crude oil traded on the NYMEX, consisting of the near month contract to expire and the contracts for the following eleven months, for a total of 12 consecutive months’ contracts, less US12OF’s expenses. US12OF invests in a mixture of listed crude oil futures contracts, other non-listed oil related investments, Treasuries, cash and cash equivalents. US12OF began trading on December 6, 2007. As of July 31, 2011, US12OF had total net assets of $213,648,286 and had outstanding units of 4.9 million.

Who is the General Partner?

Our sole General Partner is United States Commodity Funds LLC, a single member limited liability company that was formed in the state of Delaware on May 10, 2005. It maintains its main business office at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502. The General Partner is a wholly-owned subsidiary of Wainwright Holdings, Inc., a Delaware corporation (“Wainwright”). Mr. Nicholas Gerber (discussed below) controls Wainwright by virtue of his ownership of Wainwright’s shares. Wainwright is a holding company that previously owned an insurance company organized under Bermuda law (which has been liquidated) and a registered investment adviser firm named Ameristock Corporation, which has been distributed to the Wainwright shareholders. The General Partner is a member of the NFA and is registered with the CFTC as of December 1, 2005. The General Partner’s registration as a CPO with the NFA was approved on December 1, 2005. The General Partner also manages the Related Public Funds.

See “Prior Performance of the General Partner and Affiliates” on page 31.

The General Partner is required to evaluate the credit risk of US12OF to the futures commission merchant, oversee the purchase and sale of US12OF’s units by certain Authorized Purchasers, review daily positions and margin requirements of US12OF, and manage US12OF’s investments. The General Partner also pays the fees of the Marketing Agent, the Administrator, and the Custodian.

Limited partners have no right to elect the General Partner on an annual or any other continuing basis. If the General Partner voluntarily withdraws, however, the holders of a majority of US12OF’s outstanding units (excluding for purposes of such determination units owned, if any, by the withdrawing General Partner and its affiliates) may elect its successor. The General Partner may not be removed as general partner except upon approval by the affirmative vote of the holders of at least 66 2/3 percent of our outstanding units (excluding units, if any, owned by the General Partner and its affiliates), subject to the satisfaction of certain conditions set forth in the LP Agreement.

The business and affairs of our General Partner are managed by a board of directors (the “Board”), which is comprised of four management directors some of whom are also its executive officers (the “Management Directors”) and three independent directors who meet the independent director requirements established by the NYSE Arca Equities Rules and the Sarbanes-Oxley Act of 2002. Notwithstanding the foregoing, the Management Directors have the authority to manage the General Partner pursuant to its Limited Liability Company Agreement, as amended from time to time. Through its Management Directors, the General Partner manages the day-to-day operations of US12OF. The Board has an audit committee which is made up of the three independent directors (Peter M. Robinson, Gordon L. Ellis, and Malcolm R. Fobes III). The audit committee is governed by an audit committee charter that is posted on US12OF’s website. Gordon L. Ellis and Malcolm R. Fobes III meet the financial sophistication requirements of the NYSE Arca and the audit committee charter.

Mr. Nicholas Gerber and Mr. Howard Mah serve as executive officers of the General Partner. US12OF has no executive officers. Its affairs are generally managed by the General Partner. The following individuals serve as Management Directors of the General Partner.

Nicholas Gerber has been the President and CEO of the General Partner since June 9, 2005 and a Management Director of the General Partner since May 10, 2005. He maintains his main business office at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502. He has been listed with the CFTC as a Principal of the General Partner since November 29, 2005 and Branch

Manager of the General Partner since May 15, 2009, and registered with the CFTC as an Associated Person of the General Partner on December 1, 2005. Mr. Gerber also served as Vice President/Chief Investment Officer of Lyon’s Gate Reinsurance Company, Ltd., a company formed to reinsure workmen’s compensation insurance, from June 2003 to December 2009. Mr. Gerber has an extensive background in securities portfolio management and in developing investment funds that make use of indexing and futures contracts. He is also the founder of Ameristock Corporation, a California-based investment adviser registered under the Investment Advisers Act of 1940, that has been sponsoring and providing portfolio management services to mutual funds since March 1995. Since August 1995, Mr. Gerber has been the portfolio manager of the Ameristock Mutual Fund, Inc. a mutual fund registered under the Investment Company Act of 1940, focused on large cap U.S. equities that, as of July 31, 2011, had $205,008,238 in assets. He has also been a Trustee for the Ameristock ETF Trust since June 2006, and served as a portfolio manager for the Ameristock/Ryan 1 Year, 2 Year, 5 Year, 10 Year and 20 Year Treasury ETF from June 2007 to June 2008 when such funds were liquidated. In these roles, Mr. Gerber has gained extensive experience in evaluating and retaining third-party service providers, including custodians, accountants, transfer agents, and distributors. Mr. Gerber has passed the Series 3 examination for associated persons. He holds an MBA in finance from the University of San Francisco and a BA from Skidmore College. Mr. Gerber is 49 years old.

In concluding that Mr. Gerber should serve as Management Director of the General Partner, the General Partner considered his broad business experiences in the industry including: forming and managing investment companies and commodity pools, raising capital for such entities and founding and managing non-finance related companies.

Howard Mah has been a Management Director of the General Partner since May 10, 2005, Secretary of the General Partner since June 9, 2005, and Chief Financial Officer of the General Partner since May 23, 2006. He has been listed with the CFTC as a Principal of the General Partner since November 29, 2005. In these roles, Mr. Mah is currently involved in the management of US12OF and the Related Public Funds. Mr. Mah also serves as the General Partner’s Chief Compliance Officer. He received a Bachelor of Education from the University of Alberta, in 1986 and an MBA from the University of San Francisco in 1988. He served as Secretary and Chief Compliance Officer of the Ameristock ETF Trust from February 2007 until June 2008 when the trust was liquidated, Chief Compliance Officer of Ameristock Corporation since January 2001; a tax and finance consultant in private practice since January 1995, Secretary of Ameristock Mutual Fund since June 1995 and Ameristock Focused Value Fund from December 2000 to January 2005; Chief Compliance Officer of Ameristock Mutual Fund since August 2004 and the Co-Portfolio Manager of the Ameristock Focused Value Fund from December 2000 to January 2005. Mr. Mah is 47 years old.

In concluding that Mr. Mah should serve as Management Director of the General Partner, the General Partner considered his background in accounting and finance, as well as his experience as Chief Compliance Officer for USCF and Ameristock Corporation.

Andrew F. Ngim has been a Management Director of the General Partner since May 10, 2005 and Treasurer of the General Partner since June 9, 2005. He has been listed with the CFTC as a Principal of the General Partner since November 29, 2005. As Treasurer of the General Partner, Mr. Ngim is currently involved in the management of US12OF and the Related Public Funds. He received a Bachelor of Arts from the University of California at Berkeley in 1983. Mr. Ngim has been Ameristock Corporation’s Managing Director since January 1999 and co-portfolio manager of Ameristock Corporation since January 2000, Trustee of the Ameristock ETF Trust since February 2007, and served as a portfolio manager for the Ameristock/Ryan 1 Year, 2 Year, 5 Year, 10 Year and 20 Year Treasury ETF from June 2007 to June 2008 when such funds were liquidated. Mr. Ngim is 51 years old.

In concluding that Mr. Ngim should serve as Management Director of the General Partner , the General Partner considered his broad career in the financial services industry as well as experience as co-Portfolio Manager of the Ameristock Mutual Fund.

Robert L. Nguyen has been a Management Director of the General Partner since May 10, 2005. He has been listed with the CFTC as a Principal of the General Partner since November 29, 2005 and registered with the CFTC as an Associated Person on November 9, 2007. As a Management Director of the General Partner, Mr. Nguyen is currently involved in the management of US12OF and the Related Public Funds. He received a Bachelor of Science from California State University Sacramento in 1981. Mr. Nguyen has been the Managing Principal of Ameristock Corporation since January 2000. Mr. Nguyen is 52 years old.

In concluding that Mr. Nguyen should serve as Management Director of the General Partner , the General Partner considered his background in the financial services industry as well as his experience in leading the marketing efforts for Ameristock Corporation.

The following individuals provide significant services to US12OF but are employed by the General Partner.

John P. Love has acted as the Portfolio Operations Manager for US12OF and the Related Public Funds since January 2006 and, effective March 1, 2010, became the Senior Portfolio Manager for US12OF and the Related Public Funds. Mr. Love is also employed by the General Partner. He has been listed with the CFTC as a Principal of the General Partner since January 17, 2006. Mr. Love also served as the operations manager of Ameristock Corporation from October 2002 to January 2007, where he was responsible for back office and marketing activities for the Ameristock Mutual Fund and Ameristock Focused Value Fund and for

the firm in general. Mr. Love holds a Series 3 license and was registered with the CFTC as an Associated Person of the General Partner from December 1, 2005 through April 16, 2009. Mr. Love has passed the Level I and Level II Chartered Financial Analyst examinations. He holds a BFA in cinema-television from the University of Southern California. Mr. Love is 40 years old.

John T. Hyland, CFA acts as a Portfolio Manager and as the Chief Investment Officer for the General Partner. Mr. Hyland is employed by the General Partner. He registered with the CFTC as an Associated Person of the General Partner on December 1, 2005, and has been listed with the CFTC as a Principal of the General Partner since January 17, 2006. Mr. Hyland became the Portfolio Manager for USOF, USNG, US12OF, UGA, USHO, USSO, US12NG, USBO and USCI in April 2006, April 2007, December 2008, February 2008, April 2008, September 2009, November 2009, June 2010 and August 2010, respectively, and as Chief Investment Officer of the General Partner since January 2008, acts in such capacity on behalf of US12OF and the Related Public Funds. He will also be the Portfolio Manager for USMI, USAI and USCUI, upon the commencement of such funds’ operations. As part of his responsibilities for US12OF and the Related Public Funds, Mr. Hyland handles day-to-day trading, helps set investment policies, and oversees US12OF’s and the Related Public Funds’ activities with their futures commission brokers, custodian-administrator, and marketing agent. Mr. Hyland has an extensive background in portfolio management and research with both equity and fixed income securities, as well as in the development of new types of complex investment funds. In July 2001, Mr. Hyland founded Towerhouse Capital Management, LLC, a firm that provided portfolio management and new fund development expertise to non-U.S. institutional investors. Since January 2010 Towerhouse Capital has been inactive. Mr. Hyland was a Principal for Towerhouse in charge of portfolio research and product development regarding U.S. and non-U.S. real estate securities. Mr. Hyland received his Chartered Financial Analyst (“CFA”) designation in 1994. Mr. Hyland is a member of the CFA Institute (formerly AIMR) and is a member and former president of the CFA Society of San Francisco. He is also a member of the National Association of Petroleum Investment Analysts, a not-for-profit organization of investment professionals focused on the oil industry. He is a graduate of the University of California, Berkeley and received a BA in political science/international relations in 1982. Mr. Hyland is 52 years old.

Ray W. Allen acts as a Portfolio Operations Manager for USOF, US12OF, USSO and USBO. He has been employed by USCF since January 14, 2008. He holds a Series 3 license and registered with the CFTC as an Associated Person of USCF on March 25, 2008. He has been listed with the CFTC as a Principal of USCF since March 18, 2009. Mr. Allen’s responsibilities include daily trading and operations for USOF, US12OF, USSO and USBO. Mr. Allen also acted as a Portfolio Operations Manager for UGA, USHO and US12NG until March 1, 2010. In addition, from February 2002 to October 2007, Mr. Allen was responsible for analyzing and evaluating the creditworthiness of client companies at Marble Bridge Funding Group Inc., in Walnut Creek, CA. Marble Bridge Funding Group Inc. is a commercial finance company providing capital to entrepreneurial companies. Mr. Allen received a BA in Economics from the University of California at Berkeley in 1980. Mr. Allen is 54 years old.

The following individuals serve as independent directors of the General Partner.

Peter M. Robinson has been an independent director of the General Partner since September 30, 2005 and, as such, serves on the Board of the General Partner, which acts on behalf of US12OF and the Related Public Funds. He has been listed with the CFTC as a Principal of the General Partner since December 2005. Mr. Robinson has been employed as a Research Fellow with the Hoover Institution since April 1993. The Hoover Institution is a public policy think tank located on the campus of Stanford University. Mr. Robinson graduated from Dartmouth College in 1979 and Oxford University in 1982. Mr. Robinson received an MBA from the Stanford University Graduate School of Business. Mr. Robinson has also written three books and has been published in the New York Times, Red Herring , and Forbes ASAP and he is the editor of Can Congress Be Fixed?: Five Essays on Congressional Reform (Hoover Institution Press, 1995). Mr. Robinson is 54 years old.

In concluding that Mr. Robinson should serve as independent director of the General Partner, the General Partner considered his broad experience in the United States government, including his employment at the Securities and Exchange Commission, and his knowledge of and insight into public policy.

Gordon L. Ellis has been an independent director of the General Partner since September 30, 2005 and, as such, serves on the Board of the General Partner, which acts on behalf of US12OF and the Related Public Funds. He has been listed with the CFTC as a Principal of the General Partner since November 2005. Mr. Ellis has been Chairman of International Absorbents, Inc., a holding company of Absorption Corp., since July 1988, President and Chief Executive Officer since November 1996 and a Class I Director of the company since July 1985. Mr. Ellis is also a director of Absorption Corp., International Absorbents, Inc.’s wholly-owned subsidiary, which is engaged in developing, manufacturing and marketing a wide range of animal care and industrial absorbent products. Mr. Ellis is a director/trustee of Polymer Solutions, Inc., a former publicly-held company that sold all of its assets effective as of February 3, 2004 and is currently winding down its operations and liquidating following such sale. Polymer Solutions previously developed, manufactured paints, coatings, stains and primers for wood furniture manufacturers. Mr. Ellis is a professional engineer with an MBA in international finance. Mr. Ellis is 64 years old.

In concluding that Mr. Ellis should serve as independent director of the General Partner, the General Partner considered his experience serving as the Chairman and Chief Executive Officer of a former publicly-traded corporation as well as his experience as an entrepreneur.

Malcolm R. Fobes III has been an independent director of the General Partner since September 30, 2005 and, as such, serves on the board of directors of the General Partner, which acts on behalf of US12OF and the Related Public Funds. He has been listed with the CFTC as a Principal of the General Partner since November 2005. Mr. Fobes is the founder, Chairman and Chief Executive Officer of Berkshire Capital Holdings, Inc., a California-based investment adviser registered under the Investment Advisers Act of 1940, that has been sponsoring and providing portfolio management services to mutual funds since June 1997. Since June 1997, Mr. Fobes has been the Chairman and President of The Berkshire Funds, a mutual fund investment company registered under the Investment Company Act of 1940. Mr. Fobes also serves as portfolio manager of the Berkshire Focus Fund, a mutual fund registered under the Investment Company Act of 1940, which concentrates its investments in the electronic technology industry. From April 2000 to July 2006, Mr. Fobes also served as co-portfolio manager of The Wireless Fund, a mutual fund registered under the Investment Company Act of 1940, which concentrates its investments in companies engaged in the development, production, or distribution of wireless-related products or services. In these roles, Mr. Fobes has gained extensive experience in evaluating and retaining third-party service providers, including custodians, accountants, transfer agents, and distributors. Mr. Fobes was also contributing editor of Start a Successful Mutual Fund: The Step-by-Step Reference Guide to Make It Happen (JV Books, 1995). Mr. Fobes holds a B.S. degree in Finance and Economics from San Jose State University in California. Mr. Fobes is 47 years old.

In concluding that Mr. Fobes should serve as independent director of the General Partner, the General Partner considered his background as founder, Chairman and Chief Executive Officer of a registered investment adviser as well as Chairman, President, Chief Financial Officer and Portfolio Manager of a mutual fund investment company.

The following are individual Principals, as that term is defined in CFTC Rule 3.1, for the General Partner: Nicholas Gerber, Melinda Gerber, the Gerber Family Trust, the Nicholas and Melinda Gerber Living Trust, Howard Mah, Andrew Ngim, Robert Nguyen, Peter Robinson, Gordon Ellis, Malcolm Fobes, John Love, John Hyland, Ray Allen, Wainwright Holdings Inc. and Margaret Johnson. These individuals are Principals due to their positions, however, Nicholas Gerber and Melinda Gerber are also Principals due to their controlling stake in Wainwright. None of the Principals owns or has any other beneficial interest in US12OF. Ray Allen and John Hyland make trading and investment decisions for US12OF. John Love and Ray Allen execute trades on behalf of US12OF. In addition, Nicholas Gerber, John Hyland, Robert Nguyen, Ray Allen and Kyle Balough are registered with the CFTC as Associated Persons of the General Partner and are NFA Associate Members.

Compensation to the General Partner and Other Compensation

US12OF does not directly compensate any of the executive officers noted above. The executive officers noted above are compensated by the General Partner for the work they perform on behalf of US12OF and other entities controlled by the General Partner . US12OF does not reimburse the General Partner for, nor does it set the amount or form of any portion of, the compensation paid to the executive officers by the General Partner. US12OF pays fees to the General Partner pursuant to the LP Agreement under which it is obligated to pay the General Partner an annualized fee of 0.60% of its average daily net assets. For 2010, US12OF paid the General Partner aggregate management fees of $931,307.

Director Compensation

The following table sets forth compensation earned during the year ended December 31, 2010, by the directors of the General Partner. US12OF’s portion of the aggregate fees paid to the directors for the year ended December 31, 2010 was $34,678.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Plan	All Other Compensation(2)	Total
Management Directors
Nicholas Gerber	$0	NA	NA	NA	$0	$0	$0
Andrew F. Ngim	$0	NA	NA	NA	$0	$0	$0
Howard Mah	$0	NA	NA	NA	$0	$0	$0
Robert L. Nguyen	$0	NA	NA	NA	$0	$0	$0
Independent Directors
Peter M. Robinson	$101,000	NA	NA	NA	$0	$200,000	$301,000
Gordon L. Ellis	$102,000	NA	NA	NA	$0	$200,000	$302,000
Malcolm R. Fobes III(1)	$122,000	NA	NA	NA	$0	$240,000	$362,000

(1)	Mr. Fobes serves as chairman of the audit committee of the General Partner and receives additional compensation in recognition of the additional responsibilities he has undertaken in this role.
(2)	Amounts accrued for each independent director pursuant to the deferred compensation agreements between the independent directors, the General Partner and USOF, USNG, US12OF, UGA, USHO, USSO, US12NG and USBO.

Market Price of Units

US12OF’s units have traded on the NYSE Arca under the symbol “USL” since November 25, 2008. Prior to trading on the NYSE Arca, US12OF’s units previously traded on the AMEX under the symbol “USL” since its initial public offering on December 6, 2007. The following table sets forth the range of reported high and low sales prices of the units as reported on the AMEX and NYSE Arca, as applicable, for the periods indicated below.

	High	Low
Fiscal year 2011
First quarter	$45.17	$36.95
Second quarter	$51.26	$41.70
Third quarter (through September 9, 2011)	$48.40	$41.72

Fiscal year 2010
First quarter	$42.19	$36.25
Second quarter	$44.20	$34.91
Third quarter	$39.82	$34.99
Fourth quarter	$43.10	$38.08

Fiscal year 2009
First quarter	$32.83	$24.54
Second quarter	$39.45	$29.29
Third quarter	$39.53	$33.13
Fourth quarter	$41.89	$36.25

As of December 31, 2010, US12OF had 13,837 holders of units.

Prior Performance of the General Partner and Affiliates

The General Partner manages US12OF and the Related Public Funds. Each of the Related Public Funds is a commodity pool that issues units traded on the NYSE Arca. The chart below shows, as of July 31, 2011, the number of Authorized Purchasers, the total number of baskets created and redeemed since inception and the number of outstanding units for each of the Related Public Funds.

	# of Authorized Purchasers	Baskets Purchased	Baskets Redeemed	Outstanding Units
USOF	22	6,365	6,050	31,500,000
USNG	17	10,141	6,296	158,197,828
US12OF	10	106	57	4,900,000
UGA	12	71	47	2,400,000
USHO	11	9	7	200,000
USSO	12	11	8	300,000
US12NG	6	19	8	1,100,000
USBO	6	12	7	500,000
USCI	5	80	6	7,400,000

The ability of each of the Related Public Funds to track its benchmark futures contract from inception to July 31, 2011 is presented below.

Since the offering of US12OF units to the public on December 6, 2007 to July 31, 2011, the simple average daily change in the Benchmark Oil Futures Contracts was -0.013%, while the simple average daily change in the NAV of US12OF over the same time period was -0.013%. The average daily difference was -0.001% (or -0.1 basis points, where 1 basis point equals 1/100 of 1%). As a percentage of the daily movement of the Benchmark Futures Contracts, the average error in daily tracking by the NAV was -0.232%, meaning that over this time period US12OF’s tracking error was within the plus or minus 10% range established as its benchmark tracking goal.

Since the offering of USOF units to the public on August 10, 2006 to July 31, 2011, the simple average daily change in its benchmark oil futures contract was -0.017%, while the simple average daily change in the NAV of USOF over the same time period was -0.014%. The average daily difference was -0.003% (or -0.3 basis points, where 1 basis point equals 1/100 of 1%). As a percentage of the daily movement of the benchmark futures contract, the average error in daily tracking by the NAV was 0.946%, meaning that over this time period USOF’s tracking error was within the plus or minus 10% range established as its benchmark tracking goal.

Since the offering of USNG units to the public on April 18, 2007 to July 31, 2011, the simple average daily change in its benchmark futures contract was -0.162%, while the simple average daily change in the NAV of USNG over the same time period was -0.162%. The average daily difference was 0.000%. As a percentage of the daily movement of the benchmark futures contract, the average error in daily tracking by the NAV was -0.225%, meaning that over this time period USNG’s tracking error was within the plus or minus 10% range established as its benchmark tracking goal.

Since the offering of UGA units to the public on February 26, 2008 to July 31, 2011, the simple average daily change in its benchmark futures contract was 0.045%, while the simple average daily change in the NAV of UGA over the same time period was 0.043%. The average daily difference was -0.002% (or -0.2 basis points, where 1 basis point equals 1/100 of 1%). As a percentage of the daily movement of the benchmark futures contract, the average error in daily tracking by the NAV was 0.542%, meaning that over this time period UGA’s tracking error was within the plus or minus 10% range established as its benchmark tracking goal.

Since the offering of USHO units to the public on April 9, 2008 to July 31, 2011, the simple average daily change in its benchmark futures contract was -0.011%, while the simple average daily change in the NAV of USHO over the same time period was -0.012%. The average daily difference was -0.001% (or -0.1 basis points, where 1 basis point equals 1/100 of 1%). As a percentage of the daily movement of the benchmark futures contract, the average error in daily tracking by the NAV was -0.611%, meaning that over this time period USHO’s tracking error was within the plus or minus 10% range established as its benchmark tracking goal.

Since the offering of USSO units to the public on September 24, 2009 to July 31, 2011, the inverse of the simple average daily change in its benchmark futures contract was -0.030%, while the simple average daily change in the NAV of USSO over the same time period was -0.035%. The average daily difference was -0.005% (or -0.5 basis points, where 1 basis point equals 1/100 of 1%). As a percentage of the daily movement of the benchmark futures contract, the average error in daily tracking by the NAV was -1.54%, meaning that over this time period USSO’s tracking error was within the plus or minus 10% range established as its benchmark tracking goal.

Since the offering of US12NG units to the public on November 18, 2009 to July 31, 2011, the simple average daily change in its benchmark futures contract was -0.092%, while the simple average daily change in the NAV of US12NG over the same time period was -0.096%. The average daily difference was -0.004% (or -0.4 basis points, where 1 basis point equals 1/100 of 1%). As a percentage of the daily movement of the benchmark futures contract, the average error in daily tracking by the NAV was -0.533%, meaning that over this time period US12NG’s tracking error was within the plus or minus 10% range established as its benchmark tracking goal.

Since the offering of USBO units to the public on June 2, 2010 to July 31, 2011, the simple average daily change in its benchmark futures contract was 0.170%, while the simple average daily change in the NAV of USBO over the same time period was 0.166%. The average daily difference was -0.004% (or -0.4 basis points, where 1 basis point equals 1/100 of 1%). As a percentage of the daily movement of the benchmark futures contract, the average error in daily tracking by the NAV was 1.052%, meaning that over this time period USBO’s tracking error was within the plus or minus 10% range established as its benchmark tracking goal.

Since the offering of USCI units to the public on August 10, 2010 to July 31, 2011, the simple average daily change in the SummerHaven Dynamic Commodity Index Total Return™ was 0.127%, while the simple average daily change in the NAV of USCI over the same time period was 0.122%. The average daily difference was -0.005% (or -0.5 basis points, where 1 basis point equals 1/100 of 1%). As a percentage of the daily movement of the SummerHaven Dynamic Commodity Index Total Return™, the average error in daily tracking by the NAV was -0.201%, meaning that over this time period USCI’s tracking error was within the plus or minus 10% range established as its benchmark tracking goal.

The table below shows the relationship between the trading prices of the units each of the Related Public Funds and the daily NAV of such fund, since inception through July 31, 2011. The first row shows the average amount of the variation between the fund’s closing market price and NAV, computed on a daily basis since inception, while the second and third rows depict the maximum daily amount of the end of day premiums and discounts to NAV since inception, on a percentage basis. Management of the Sponsor believes that maximum and minimum end of day premiums and discounts typically occur because trading in the units continues on the NYSE Arca until 4:00 p.m. New York time while regular trading in the benchmark futures contract on the NYMEX ceases at 2:30 p.m. New York time and the value of the relevant benchmark futures contract, for purposes of determining its end of day NAV, can be determined at that time. One known exception to this conclusion were the premiums on trading in

USNG units that occurred between July 8, 2009 and September 28, 2009, when USNG suspended the issuance of Creation Baskets as a result of regulatory concern relating to the size of USNG’s positions in the natural gas futures and cleared swap markets, and there was continued demand for such units and other similar natural gas futures linked investments in the market.

	USOF	USNG	US12OF	UGA	USHO	USSO	US12NG	USBO	USCI
Average Difference	$(0.0042)	$0.1309	$(0.0481)	$0.0048	$0.0046	$(0.0060)	$0.0085	$(0.0700)	$0.1000
Max Premium %	3.88%	9.47%	4.11%	6.29%	5.75%	2.97%	3.24%	2.06%	2.03%
Max Discount %	-4.51%	-2.42%	-9.72%	-4.50%	-3.85%	3.41%	-6.52%	-3.13%	-1.15%

For more information on the performance of US12OF and the Related Public Funds, see the Performance Tables below.

US12OF:

Experience in Raising and Investing in US12OF Through July 31, 2011

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Dollar Amount Offered*	$3,718,000,000
Dollar Amount Raised	$357,382,592
Organizational and Offering Expenses:**
SEC registration fee	$129,248
FINRA registration fee	$151,000
Listing fee	$5,000
Auditor’s fees and expenses	$10,700
Legal fees and expenses	$258,912
Printing expenses	$44,402
Length of US12OF offering	Continuous

*	Reflects the offering price per unit set forth on the cover page of the registration statement registering such units filed with the SEC.
**	Through March 31, 2009, a portion of these expenses were paid for by an affiliate of the General Partner in connection with the initial public offering. Following March 31, 2009, US12OF has recorded these expenses.

Compensation to the General Partner and Other Compensation

Expenses Paid by US12OF Through July 31, 2011 in Dollar Terms:

Expenses	Amount in Dollar Terms
Amount Paid or Accrued to General Partner	$2,658,559
Amount Paid or Accrued in Portfolio Brokerage Commissions	$86,114
Other Amounts Paid or Accrued*	$1,572,102
Total Expenses Paid or Accrued	$4,316,775
Expenses Waived**	$(262,220)
Total Expenses Paid or Accrued Including Expenses Waived	$4,054,555

*	Includes expenses relating to the registration of additional units, legal fees, auditing fees, printing expenses, licensing fees, tax reporting fees, prepaid insurance expenses and miscellaneous expenses and fees and expenses paid to the independent directors of the General Partner.
**	The General Partner, though under no obligation to do so, agreed to pay certain expenses, to the extent that such expenses exceeded 0.15% (15 basis points) of US12OF’s NAV, on an annualized basis through March 31, 2009, after which date such payments were no longer necessary. The General Partner has no obligation to pay such expenses into subsequent periods.

Expenses Paid by US12OF Through July 31, 2011 as a Percentage of Average Daily Net Assets:

Expenses	Amount As a Percentage of Average Daily Net Assets
Amount Paid or Accrued to General Partner	0.60% annualized
Amount Paid or Accrued in Portfolio Brokerage Commissions	0.02% annualized
Other Amounts Paid or Accrued	0.36% annualized
Total Expenses Paid or Accrued	0.98% annualized
Expenses Waived	(0.06)% annualized
Total Expenses Paid or Accrued Including Expenses Waived	0.92% annualized

COMPOSITE PERFORMANCE DATA FOR US12OF

Name of Pool: United States 12 Month Oil Fund, LP

Type of Pool: Public, Exchange-Listed Commodity Pool

Inception of Trading: December 6, 2007

Aggregate Gross Capital Subscriptions as of July 31, 2011: $357,382,592

Net Asset Value as of July 31, 2011: $213,648,286

Net Asset Value per Unit as of July 31, 2011: $43.60

Worst Monthly Drawdown: October 2008 (29.59)%

Worst Peak-to-Valley Drawdown: June 2008 – February 2009 (66.97)%

Number of Unitholders (as of December 31, 2010): 13,837

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

	Rates of Return*
Month	2007		2008	2009	2010	2011
January	—		(2.03)%	(7.11)%	(8.40)%	3.38%
February	—		10.48%	(4.34)%	6.73%	1.89%
March	—		(0.66)%	9.22%	4.16%	7.30%
April	—		11.87%	(1.06)%	6.37%	5.94%
May	—		15.47%	20.40%	(15.00)%	(8.91)%
June	—		11.59%	4.51%	(1.00)%	(6.43)%
July	—		(11.39)%	1.22%	4.16%	(0.43)%
August	—		(6.35)%	(2.85)%	(5.92)%
September	—		(13.12)%	(0.92)%	7.02%
October	—		(29.59)%	8.48%	(0.05)%
November	—		(16.17)%	2.31%	1.86%
December	8.46	%**	(12.66)%	(1.10)%	9.10%
Annual Rate of Return	8.46%		(42.39)%	29.23%	6.29%	1.61	%***

*	The monthly rate of return is calculated by dividing the ending NAV of a given month by the ending NAV of the previous month, subtracting 1 and multiplying this number by 100 to arrive at a percentage increase or decrease.
**	Partial from December 6, 2007.
***	Through July 31, 2011.

Draw-down: Losses experienced by the fund over a specified period. Draw-down is measured on the basis of monthly returns only and does not reflect intra-month figures.

Worst Monthly Percentage Draw-down: The largest single month loss sustained since inception of trading.

Worst Peak-to-Valley Draw-down: The largest percentage decline in the NAV per unit over the history of the fund. This need not be a continuous decline, but can be a series of positive and negative returns where the negative returns are larger than the positive returns. Worst Peak-to-Valley Draw-down represents the greatest percentage decline from any month-end NAV per unit that occurs without such month-end NAV per unit being equaled or exceeded as of a subsequent month-end. For example, if the NAV per unit declined by $1 in each of January and February, increased by $1 in March and declined again by $2 in April, a “peak-to-valley drawdown” analysis conducted as of the end of April would consider that “drawdown” to be still continuing and to be $3 in amount, whereas if the NAV per unit had increased by $2 in March, the January-February drawdown would have ended as of the end of February at the $2 level.

Performance of Related Public Funds

USOF:

COMPOSITE PERFORMANCE DATA FOR USOF

Name of Pool: United States Oil Fund, LP

Type of Pool: Public, Exchange-Listed Commodity Pool

Inception of Trading: April 10, 2006

Aggregate Gross Capital Subscriptions as of July 31, 2011: $30,272,128,596

Net Asset Value as of July 31, 2011: $1,176,137,715

Net Asset Value per Unit as of July 31, 2011: $37.34

Worst Monthly Drawdown: October 2008 (31.57)%

Worst Peak-to-Valley Drawdown: June 2008 – February 2009 (75.84)%

Number of Unitholders (as of December 31, 2010): 176,111

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

	Rates of Return*
Month	2006	2007	2008	2009	2010	2011
January	—	(6.55)%	(4.00)%	(14.60)%	(8.78)%	(0.62)%
February	—	5.63%	11.03%	(6.55)%	8.62%	1.21%
March	—	4.61%	0.63%	7.23%	4.61%	8.78%
April	3.47%**	(4.26)%	12.38%	(2.38)%	2.04%	6.12%
May	(2.91)%	(4.91)%	12.80%	26.69%	(17.96)%	(10.43)%
June	3.16%	9.06%	9.90%	4.16%	0.47%	(7.65)%
July	(0.50)%	10.57%	(11.72)%	(2.30)%	3.57%	(0.24)%
August	(6.97)%	(4.95)%	(6.75)%	(1.98)%	(9.47)%
September	(11.72)%	12.11%	(12.97)%	0.25%	8.97%
October	(8.45)%	16.98%	(31.57)%	8.43%	0.89%
November	4.73%	(4.82)%	(20.65)%	(0.51)%	2.53%
December	(5.21)%	8.67%	(22.16)%	(0.03)%	8.01%
Annual Rate of Return	(23.03)%	46.17%	(54.75)%	14.14%	(0.49)%	(4.18	%)***

*	The monthly rate of return is calculated by dividing the ending NAV of a given month by the ending NAV of the previous month, subtracting 1 and multiplying this number by 100 to arrive at a percentage increase or decrease.
**	Partial from April 10, 2006.
***	Through July 31, 2011.

For a definition of draw-down, please see text below “Composite Performance Data for US12OF.”

USNG:

COMPOSITE PERFORMANCE DATA FOR USNG

Name of Pool: United States Natural Gas Fund, LP

Type of Pool: Public, Exchange-Listed Commodity Pool

Inception of Trading: April 18, 2007

Aggregate Gross Capital Subscriptions as of July 31, 2011: $13,337,773,445

Net Asset Value as of July 31, 2011: $1,657,731,277

Net Asset Value per Unit as of July 31, 2011: $10.48

Worst Monthly Drawdown: July 2008 (32.13)%

Worst Peak-to-Valley Drawdown: June 2008 – July 2011 (91.64)%

Number of Unitholders (as of December 31, 2010): 393,887

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

	Rates of Return*
Month	2007	2008	2009	2010	2011
January	—	8.87%	(21.49)%	(7.65)%	(0.17)%
February	—	15.87%	(5.47)%	(6.02)%	(10.02)%
March	—	6.90%	(11.81)%	(21.05)%	6.68%
April	4.30%**	6.42%	(13.92)%	(0.87)%	5.39%
May	(0.84)%	6.53%	10.37%	8.19%	(2.23)%
June	(15.90)%	13.29%	(4.63)%	5.14%	(7.00)%
July	(9.68)%	(32.13)%	(8.70)%	6.43%	(4.9)%
August	(13.37)%	(13.92)%	(27.14)%	(22.95)%
September	12.28%	(9.67)%	26.03%	(3.13)%
October	12.09%	(12.34)%	(13.31)%	(5.83)%
November	(16.16)%	(6.31)%	(11.86)%	(1.37)%
December	0.75%	(14.32)%	13.91%	4.53%
Annual Rate of Return	(27.64)%	(35.68)%	(56.73)%	(40.42)%	(12.67	)%***

*	The monthly rate of return is calculated by dividing the ending NAV of a given month by the ending NAV of the previous month, subtracting 1 and multiplying this number by 100 to arrive at a percentage increase or decrease.
**	Partial from April 18, 2007.
***	Through July 31, 2011.

For a definition of draw-down, please see text below “Composite Performance Data for US12OF.”

UGA:

COMPOSITE PERFORMANCE DATA FOR UGA

Name of Pool: United States Gasoline Fund, LP

Type of Pool: Public, Exchange-Listed Commodity Pool

Inception of Trading: February 26, 2008

Aggregate Gross Capital Subscriptions as of July 31, 2011: $252,191,077

Net Asset Value as of July 31, 2011: $125,819,050

Net Asset Value per Unit as of July 31, 2011: $52.42

Worst Monthly Drawdown: October 2008 (38.48)%

Worst Peak-to-Valley Drawdown: June 2008 – December 2008 (69.02)%

Number of Unitholders (as of December 31, 2010): 23,115

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

	Rates of Return*
Month	2008		2009	2010	2011
January	—		16.23%	(7.47)%	2.19%
February	(0.56	)%**	0.26%	7.33%	9.52%
March	(2.39)%		2.59%	5.42%	7.16%
April	10.94%		2.07%	3.15%	10.45%
May	15.60%		30.41%	(15.54)%	(9.21)%
June	4.80%		1.65%	1.93%	(0.99)%
July	(12.79)%		6.24%	2.95%	4.67%
August	(3.88)%		(3.71)%	(10.42)%
September	(9.36)%		(3.38)%	9.45%
October	(38.48)%		10.96%	2.19%
November	(21.35)%		1.00%	8.19%
December	(15.72)%		0.55%	11.33%
Annual Rate of Return	(59.58)%		80.16%	15.52%	24.63	%***

*	The monthly rate of return is calculated by dividing the ending NAV of a given month by the ending NAV of the previous month, subtracting 1 and multiplying this number by 100 to arrive at a percentage increase or decrease.
**	Partial from February 26, 2008.
***	Through July 31, 2011.

For a definition of draw-down, please see text below “Composite Performance Data for US12OF.”

USHO:

COMPOSITE PERFORMANCE DATA FOR USHO

Name of Pool: United States Heating Oil Fund, LP

Type of Pool: Public, Exchange-Listed Commodity Pool

Inception of Trading: April 9, 2008

Aggregate Gross Capital Subscriptions as of July 31, 2011: $30,497,990

Net Asset Value as of July 31, 2011: $7,072,902

Net Asset Value per Unit as of July 31, 2011: $35.36

Worst Monthly Drawdown: October 2008 (28.63)%

Worst Peak-to-Valley Drawdown: June 2008 – February 2009 (69.17)%

Number of Unitholders (as of December 31, 2010): 2,539

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

	Rates of Return*
Month	2008	2009	2010	2011
January	—	0.05%	(10.17)%	7.58%
February	—	(11.34)%	5.78%	6.98%
March	—	6.73%	6.42%	5.45%
April	2.84%**	(3.85)%	5.13%	4.75%
May	15.93%	23.13%	(14.14)%	(7.17)%
June	5.91%	4.55%	(0.40)%	(4.01)%
July	(12.18)%	0.39%	2.48%	4.68%
August	(8.41)%	(2.71)%	(5.88)%
September	(9.77)%	(0.48)%	12.75%
October	(28.63)%	7.60%	(2.20)%
November	(18.38)%	0.19%	2.97%
December	(17.80)%	2.23%	8.75%
Annual Rate of Return	(56.12)%	25.52%	8.28%	18.58	%***

*	The monthly rate of return is calculated by dividing the ending NAV of a given month by the ending NAV of the previous month, subtracting 1 and multiplying this number by 100 to arrive at a percentage increase or decrease.
**	Partial from April 9, 2008.
***	Through July 31, 2011.

For a definition of draw-down, please see text below “Composite Performance Data for US12OF.”

USSO:

COMPOSITE PERFORMANCE DATA FOR USSO

Name of Pool: United States Short Oil Fund, LP

Type of Pool: Public, Exchange-Listed Commodity Pool

Inception of Trading: September 24, 2009

Aggregate Gross Capital Subscriptions as of July 31, 2011: $48,255,371

Net Asset Value as of July 31, 2011: $11,784,780

Net Asset Value per Unit as of July 31, 2011: $39.27

Worst Monthly Drawdown: February 2010 (8.94)%

Worst Peak-to-Valley Drawdown: August 2010 – April 2011 (33.26)%

Number of Unitholders (as of December 31, 2010): 1,389

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

	Rates of Return*
Month	2009		2010	2011
January			9.05%	(0.64)%
February			(8.94)%	(1.94)%
March			(4.92)%	(8.89)%
April			(2.50)%	(6.27)%
May			20.18%	9.28%
June			(1.42)%	7.21%
July			(4.17)%	(0.30)%
August			9.61%
September	(2.90	)%**	(8.75)%
October	(8.65)%		(1.59)%
November	(0.25)%		(3.18)%
December	(0.57)%		(7.74)%
Annual Rate of Return	(12.02)%		(8.12)%	(2.82	)%***

*	The monthly rate of return is calculated by dividing the ending NAV of a given month by the ending NAV of the previous month, subtracting 1 and multiplying this number by 100 to arrive at a percentage increase or decrease.
**	Partial from September 24, 2009.
***	Through July 31, 2011.

For a definition of draw-down, please see text below “Composite Performance Data for US12OF.”

US12NG:

COMPOSITE PERFORMANCE DATA FOR US12NG

Name of Pool: United States 12 Month Natural Gas Fund, LP

Type of Pool: Public, Exchange-Listed Commodity Pool

Inception of Trading: November 18, 2009

Aggregate Gross Capital Subscriptions as of July 31, 2011: $81,572,038

Net Asset Value as of July 31, 2011: $33,931,998

Net Asset Value per Unit as of July 31, 2011: $30.85

Worst Monthly Drawdown: March 2010 (15.47)%

Worst Peak-to-Valley Drawdown: January 2010 – July 2011 (42.63)%

Number of Unitholders (as of December 31, 2010): 4,575

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

	Rates of Return*
Month	2009		2010	2011
January			(5.93)%	(0.68)%
February			(5.18)%	(6.49)%
March			(15.47)%	5.32%
April			0.07%	3.53%
May			3.11%	(2.23)%
June			1.27%	(6.11)%
July			(0.05)%	(5.28)%
August			(13.53)%
September			(6.23)%
October			(1.78)%
November	(0.02	)%**	(0.92)%
December	7.56%		4.88%
Annual Rate of Return	7.54%		(34.83)%	(11.96	)%***

*	The monthly rate of return is calculated by dividing the ending NAV of a given month by the ending NAV of the previous month, subtracting 1 and multiplying this number by 100 to arrive at a percentage increase or decrease.
**	Partial from November 18, 2009.
***	Through July 31, 2011.

For a definition of draw-down, please see text below “Composite Performance Data for US12OF.”

USBO:

COMPOSITE PERFORMANCE DATA FOR USBO

Name of Pool: United States Brent Oil Fund, LP

Type of Pool: Public, Exchange-Listed Commodity Pool

Inception of Trading: June 2, 2010

Aggregate Gross Capital Subscriptions as of July 31, 2011: $84,125,512

Net Asset Value as of July 31, 2011: $30,013,549

Net Asset Value per Unit as of July 31, 2011: $70.03

Worst Monthly Drawdown: May 2011 (7.17)%

Worst Peak-to-Valley Drawdown: April 2011 – June 2011 (10.33)%

Number of Unitholders (as of December 31, 2010): 141

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Month	2010	2011
January	—	6.61%
February	—	10.42%
March	—	4.92%
April	—	7.44%
May	—	(7.17)%
June	1.94%**	(3.40)%
July	3.83%	3.94%
August	(4.84)%
September	9.79%
October	0.61%
November	3.00%
December	10.09%
Annual Rate of Return	26.16%	23.70	%***

*	The monthly rate of return is calculated by dividing the ending NAV of a given month by the ending NAV of the previous month, subtracting 1 and multiplying this number by 100 to arrive at a percentage increase or decrease.
**	Partial from June 2, 2010.
***	Through July 31, 2011

For a definition of draw-down, please see text below “Composite Performance Data for US12OF.”

USCI:

COMPOSITE PERFORMANCE DATA FOR USCI

Name of Pool: United States Commodity Index Fund

Type of Pool: Public, Exchange-Listed Commodity Pool

Inception of Trading: August 10, 2010

Aggregate Gross Capital Subscriptions as of July 31, 2011: $531,590,095

Net Asset Value as of July 31, 2011: $491,470,192

Net Asset Value per Unit as of July 31, 2011: $66.41

Worst Monthly Drawdown: May 2011 (5.77)%

Worst Peak-to-Valley Drawdown: April 2011 – June 2011 (10.46)%

Number of Unitholders (as of December 31, 2010): 5,456

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Month	2010		2011
January	—		4.01%
February	—		5.27%
March	—		(0.14)%
April	—		1.89%
May	—		(5.77)%
June	—		(5.03)%
July	—		3.52%
August	(0.04	)%**
September	8.38%
October	6.31%
November	0.76%
December	10.93%
Annual Rate of Return	28.72%		3.22 ***

*	The monthly rate of return is calculated by dividing the ending NAV of a given month by the ending NAV of the previous month, subtracting 1 and multiplying this number by 100 to arrive at a percentage increase or decrease.
**	Partial from August 10, 2010
***	Through July 31, 2011

For a definition of draw-down, please see text below “Composite Performance Data for US12OF.”

Other Related Commodity Trading and Investment Management Experience

Until December 31, 2009, Ameristock Corporation was an affiliate of the General Partner. Ameristock Corporation is a California-based registered investment adviser registered under the Investment Advisers Act of 1940, as amended, that has been sponsoring and providing portfolio management services to mutual funds since 1995. Ameristock Corporation is the investment adviser to the Ameristock Mutual Fund, Inc., a mutual fund registered under the Investment Company Act of 1940 that focuses on large cap U.S. equities that, as of July 31, 2011, had $205,008,238 in assets. Ameristock Corporation was also the investment advisor to the Ameristock ETF Trust, an open-end management investment company registered under the 1940 Act that consisted of five separate investment portfolios, each of which sought investment results, before fees and expenses, that corresponded generally to the price and yield performance of a particular U.S. Treasury securities index owned and compiled by Ryan Holdings LLC and Ryan ALM, Inc. The Ameristock ETF Trust has liquidated each of its investment portfolios and has wound up its affairs.

How Does US12OF Operate?

The net assets of US12OF consist primarily of investments in futures contracts for light, sweet crude oil, other types of crude oil, heating oil, gasoline, natural gas, and other petroleum-based fuels that are traded on the NYMEX, ICE Futures (formerly, the International Petroleum Exchange) or other U.S. and foreign exchanges (collectively, “Oil Futures Contracts”) and, to a lesser extent, in order to comply with regulatory requirements or in view of market conditions, other oil interests such as cash-settled options on Oil Futures Contracts, forward contracts for oil, cleared swap contracts and non-exchange traded (“over-the-counter”) transactions that are based on the price of oil, other petroleum-based fuels, Oil Futures Contracts and indices based on the foregoing (collectively, “Other Oil-Related Investments”). Market conditions that the General Partner currently anticipates could cause US12OF to invest in Other Oil-Related Investments include those allowing US12OF to obtain greater liquidity or to execute transactions with more favorable pricing. For convenience and unless otherwise specified, Oil Futures Contracts and Other Oil-Related Investments collectively are referred to as “Oil Interests” in this prospectus.

US12OF invests in Oil Interests to the fullest extent possible without being leveraged or unable to satisfy its current or potential margin or collateral obligations with respect to its investments in Oil Futures Contracts and Other Oil-Related Investments. In pursuing this objective, the primary focus of the General Partner, is the investment in Oil Futures Contracts and the management of US12OF’s investments in Treasuries, cash and/or cash equivalents for margining purposes and as collateral.

The investment objective of US12OF is for the daily changes in percentage terms of its units’ net asset value to reflect the daily changes in percentage terms of the spot price of light, sweet crude oil delivered to Cushing, Oklahoma, as measured by the changes in the average of the prices of the 12 futures contracts for light, sweet crude oil traded on the NYMEX, consisting of the near month contract to expire and the contracts for the following 11 months for a total of 12 consecutive months’ contracts, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contracts that are the next month contract to expire and the contracts for the following 11 consecutive months, less US12OF’s expenses. When calculating the daily movement of the average price of the 12 contracts, each contract month will be equally weighted. The General Partner does not intend to operate US12OF in a fashion such that its per unit NAV will equal, in dollar terms, the spot price of light, sweet crude oil or any particular futures contract based on light, sweet crude oil or any particular futures contract based on light, sweet crude oil. It is not the intent of US12OF to be operated in a fashion such that its NAV will reflect the percentage change of the price of any particular futures contract as measured over a time period greater than one day. US12OF may invest in interests other than the Benchmark Oil Futures Contracts to comply with accountability levels and position limits. For a detailed discussion of accountability levels and position limits, see “What are Oil Futures Contracts?”

The General Partner believes that holding futures contracts whose expiration dates are spread out over a 12 month period of time will cause the total return of such a portfolio to vary compared to a portfolio that holds only a single month’s contract (such as the near month contract). In particular, the General Partner believes that the total return of a portfolio holding contracts with a range of expiration months will be impacted differently by the price relationship between different contract months of the same commodity future compared to the total return of a portfolio consisting of the near month contract. For example, in cases in which the near month contract’s price is higher than the price of contracts that expire later in time (a situation known as “backwardation” in the futures markets), then absent the impact of the overall movement in crude oil prices the value of the near month contract would tend to rise as it approaches expiration. Conversely, in cases in which the near month contract’s price is lower than the price of contracts that expire later in time (a situation known as “contango” in the futures markets), then absent the impact of the overall movement in crude oil prices the value of the near month contract would tend to decline as it approaches expiration. The total return of a portfolio that owned the near month contract and “rolled” forward each month by selling the near month contract as it approached expiration and purchasing the next month contract to expire would be positively impacted by a backwardation market, and negatively impacted by a contango market. Depending on the exact price relationship of the different month’s prices, portfolio expenses, and the overall movement of crude oil prices, the impact of backwardation and contango could have a major impact on the total return of such a portfolio over time. The General Partner believes that based on historical evidence a portfolio that held futures contracts with a range of expiration dates spread out over a 12 month period of time would typically be impacted less by the positive effect of backwardation and the negative effect of contango compared to a portfolio that held contracts of a single near month. As a result, absent the impact of any other factors, a portfolio of 12 different monthly contracts would tend to have a lower total return than a near month only portfolio in a backwardation market and a higher total return in a contango market. However there can be no assurance that such historical relationships would provide the same or similar results in the future.

US12OF seeks to achieve its investment objective by investing in a combination of Oil Futures Contracts and Other Oil-Related Investments such that the daily changes in its NAV, measured in percentage terms, will closely track the daily changes in the price of the Benchmark Oil Futures Contracts, also measured in percentage terms.

As a specific benchmark, the General Partner endeavors to place US12OF’s trades in Oil Futures Contracts and Other Oil-Related Investments and otherwise manage US12OF’s investments so that “A” will be within plus/minus 10 percent of “B”, where:

•	A is the average daily change in US12OF’s NAV for any period of 30 successive valuation days; i.e ., any NYSE Arca trading day as of which US12OF calculates its NAV, and

•	B is the average daily change in the price of the Benchmark Oil Futures Contracts over the same period.

The General Partner believes that market arbitrage opportunities will cause the daily changes in US12OF’s unit price on the NYSE Arca to closely track the daily changes in US12OF’s NAV per unit. The General Partner further believes that the daily changes US12OF’s NAV in percentage terms will closely track the daily changes in percentage terms in the Benchmark Oil Futures Contract, less US12OF’s expenses. The following two graphs demonstrate the correlation between the daily changes in the NAV of US12OF and the daily changes in the Benchmark Oil Futures Contracts both since the initial public offering of US12OF’s units on December 6, 2007 through June 30, 2011 and during the last thirty valuation days ended June 30, 2011.

*PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

*PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

An investment in the units provides a means for diversifying an investor’s portfolio or hedging exposure to changes in oil prices. An investment in the units allows both retail and institutional investors to easily gain this exposure to the crude oil market in a transparent, cost-effective manner.

The expected correlation of the price of US12OF’s units, US12OF’s NAV and the price of the Benchmark Oil Futures Contracts and the spot price of light, sweet crude oil is illustrated in the following diagram:

The General Partner employs a “neutral” investment strategy in order to track changes in the average prices of the Benchmark Oil Futures Contracts regardless of whether these prices go up or go down. US12OF’s “neutral” investment strategy is designed to permit investors generally to purchase and sell US12OF’s units for the purpose of investing indirectly in crude oil in a cost-effective manner, and/or to permit participants in the oil or other industries to hedge the risk of losses in their crude oil-related transactions. Accordingly, depending on the investment objective of an individual investor, the risks generally associated with investing in crude oil and/or the risks involved in hedging may exist. In addition, an investment in US12OF involves the risk that the changes in the price of US12OF’s units will not accurately track the changes in the average prices of the Benchmark Oil Futures Contracts, and that changes in the Benchmark Oil Futures Contracts will not closely correlate with changes in the spot prices of crude oil.

As an example, for the year ended December 31, 2010, the actual total return of US12OF as measured by changes in its per unit NAV was 6.29%. This is based on an initial per unit NAV of $40.37 on December 31, 2009 and an ending per unit NAV as of December 31, 2010 of $42.91. During this time period, US12OF made no distributions to its unitholders. However, if US12OF’s daily changes in its per unit NAV had instead exactly tracked the changes in the daily return of the Benchmark Oil Futures Contracts, US12OF would have had an estimated per unit NAV of $43.25 as of December 31, 2010, for a total return over the relevant time period of 7.13%. The difference between the actual per unit NAV total return of US12OF of 6.29% and the expected total return based on the changes in the daily return of the Benchmark Oil Futures Contracts of 7.13% was an error over the time period of -0.84%, which is to say that US12OF’s actual total return underperformed the benchmark result by that percentage.

In addition, the spot price of light, sweet crude oil for immediate delivery purchased on December 31, 2009 and held to December 31, 2010 increased by 15.15%. US12OF’s investment objective is to track the changes in the average prices of the Benchmark Oil Futures Contracts, not to have the market price of its units match, dollar for dollar, changes in the spot price of light, sweet crude oil. Contango and backwardation have impacted the total return on an investment in US12OF’s units during the past year relative to a hypothetical direct investment in crude oil and, in the future, it is likely that the relationship between the market price of US12OF’s units and changes in the spot prices of light, sweet crude oil will continue to be impacted by contango and backwardation. It is important to note that this comparison ignores the potential costs associated with physically owning and storing crude oil, which could be substantial.

Term Structure of Crude Oil Futures Prices and the Impact on Total Returns.

Several factors determine the total return from investing in a futures contract position. One factor that impacts the total return that will result from investing in near month futures contracts and “rolling” those contracts forward each month is the price relationship between the current near month contract and the next month contract. For example, if the price of the near month contract is higher than the next month contract (a situation referred to as “backwardation” in the futures market), then absent any other change there is a tendency for the price of a next month contract to rise in value as it becomes the near month contract and approaches expiration. Conversely, if the price of a near month contract is lower than the next month contract (a situation referred to as “contango” in the futures market), then absent any other change there is a tendency for the price of a next month contract to decline in value as it becomes the near month contract and approaches expiration.

As an example, assume that the price of crude oil for immediate delivery (the “spot” price), was $50 per barrel, and the value of a position in the near month futures contract was also $50. Over time, the price of the barrel of crude oil will fluctuate based on a number of market factors, including demand for oil relative to its supply. The value of the near month contract will likewise fluctuate in reaction to a number of market factors. If investors seek to maintain their position in a near month contract and not take delivery of the oil, every month they must sell their current near month contract as it approaches expiration and invest in the next month contract.

If the futures market is in backwardation, e.g., when the expected price of crude oil in the future would be less, the investor would be buying a next month contract for a lower price than the current near month contract. Using the $50 per barrel price above to represent the front month price, the price of the next month contract could be $49 per barrel, that is it is 2% cheaper than the front month contract. Hypothetically, and assuming no other changes to either prevailing crude oil prices or the price relationship between the spot price, the near month contract and the next month contract (and ignoring the impact of commission costs and the income earned on cash and/or cash equivalents), the value of the $49 next month contract would rise as it approaches expiration and becomes the new near month contract with a price of $50. In this example, the value of an investment in the second month contract would tend to rise faster than the spot price of crude oil, or fall slower. As a result, it would be possible in this hypothetical example for the spot price of crude oil to have risen 10% after some period of time, while the value of the investment in the second month futures contract would have risen 12%, assuming backwardation is large enough or enough time has elapsed. Similarly, the spot price of crude oil could have fallen 10% while the value of an investment in the futures contract could have fallen only 8%. Over time, if backwardation remained constant, the difference would continue to increase.

If the futures market is in contango, the investor would be buying a next month contract for a higher price than the current near month contract. Using again the $50 per barrel price above to represent the front month price, the price of the next month contract could be $51 per barrel, that is 2% more expensive than the front month contract. Hypothetically, and assuming no other changes to either prevailing crude oil prices or the price relationship between the spot price, the near month contract and the next month contract (and ignoring the impact of commission costs and the income earned on cash and/or cash equivalents), the value of the next month contract would fall as it approaches expiration and becomes the new near month contract with a price of $50. In this example, it would mean that the value of an investment in the second month would tend to rise slower than the spot price of crude oil, or fall faster. As a result, it would be possible in this hypothetical example for the spot price of crude oil to have risen 10% after some period of time, while the value of the investment in the second month futures contract will have risen only 8%, assuming contango is large enough or enough time has elapsed. Similarly, the spot price of crude oil could have fallen 10% while the value of an investment in the second month futures contract could have fallen 12%. Over time, if contango remained constant, the difference would continue to increase.

The chart below compares the price of the near month contract to the average price of the near 12 month contracts over the last 10 years (2001-2010) for light, sweet crude oil. When the price of the near month contract is higher than the average price of the near 12 month contracts, the market would be described as being in backwardation. When the price of the near month contract is lower than the average price of the near 12 month contracts, the market would be described as being in contango. Although the prices of the near month contract and the average price of the near 12 month contracts do tend to move up or down together, it can be seen that at times the near month prices are clearly higher than the average price of the near 12 month contracts (backwardation), and other times they are below the average price of the near 12 month contracts (contango).

*PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

An alternative way to view the same data is to subtract the dollar price of the average dollar price of the near 12 month contracts for light, sweet crude oil from the dollar price of the near month contract for light, sweet crude oil. If the resulting number is a positive number, then the near month price is higher than the average price of the near 12 months and the market could be described as being in backwardation. If the resulting number is a negative number, then the near month price is lower than the average price of the near 12 months and the market could be described as being in contango. The chart below shows the results from subtracting the average dollar price of the near 12 month contracts from the near month price for the 10 year period between 2001 and 2010.

Near Month Price (CL1) minus Average Price of Near 12 Months (12 Mo Strip)
2001-2011
$15.00
$10.00
$5.00
$0.00
-$5.00
-$10.00
-$15.00
-$20.00
Backwardation Market
Contango Market
1/1/2001
5/1/2001
9/1/2001
1/1/2002
5/1/2002
9/1/2002
1/1/2003
5/1/2003
9/1/2003
1/1/2004
5/1/2004
9/1/2004
1/1/2005
5/1/2005
9/1/2005
1/1/2006
5/1/2006
9/1/2006
1/1/2007
5/1/2007
9/1/2007
1/1/2008
5/1/2008
9/1/2008
1/1/2009
5/1/2009
9/1/2009
1/1/2010
5/1/2010
9/1/2010
1/1/2011
Contango/Backwardation

*PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

An investment in a portfolio that involved owning only the near month contract would likely produce a different result than an investment in a portfolio that owned an equal number of each of the near 12 months’ worth of contracts. Generally speaking, when the crude oil futures market is in backwardation, the near month only portfolio would tend to have a higher total return than the 12 month portfolio. Conversely, if the crude oil futures market was in contango, the portfolio containing 12 months’ worth of contracts would tend to outperform the near month only portfolio. The chart below shows the annual results of owning a portfolio consisting of the near month contract and a portfolio containing the near 12 months’ worth of contracts. In addition, the chart shows the annual change in the spot price of light, sweet crude oil. In this example, each month, the near month only portfolio would sell the near month contract at expiration and buy the next month out contract. The portfolio holding an equal number of the near 12 months’ worth of contracts would sell the near month contract at expiration and replace it with the contract that becomes the new twelfth month contract.

*PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

As seen in the chart above, there have been periods of both positive and negative annual total returns for both hypothetical portfolios over the last 10 years. In addition, there have been periods during which the near month only approach had higher returns, and periods where the 12 month approach had higher total returns. The above chart does not represent the performance history of US12OF or any affiliated funds.

Historically, the crude oil futures markets have experienced periods of contango and backwardation, with backwardation being in place more often than contango. During 2006 and the first half of 2007, these markets experienced contango. However, starting early in the third quarter of 2007, the crude oil futures market moved into backwardation. The crude oil markets remained in backwardation until late in the second quarter of 2008 when they moved into contango. The crude oil markets remained in contango until late in the third quarter of 2008, when the markets moved into backwardation. Early in the fourth quarter of 2008, the crude oil market moved back into contango and remained in contango for the balance of 2008. Throughout 2009, the crude oil market remained in contango. During parts of January and February 2009, the level of contango was unusually steep. Crude oil inventories, which reached historic levels in January and February 2009 and which appeared to be the primary cause of the steep level of contango, began to drop in March 2009 and continued to drop for the balance of 2009 and the beginning of 2010. The crude oil futures market remained in contango through 2010 and has seen periods of contango during the six months ended June 30, 2011.

Periods of contango or backwardation do not materially impact US12OF’s investment objective of having the percentage changes in its per unit NAV track the percentage changes in the price of the Benchmark Oil Futures Contract since the impact of backwardation and contango tend to equally impact the percentage changes in price of both US12OF’s units and the Benchmark Oil Futures Contract. It is impossible to predict with any degree of certainty whether backwardation or contango will occur in the future. It is likely that both conditions will occur during different periods.

The Benchmark Oil Futures Contracts are changed from the near month contract to expire and the 11 following months to the next month contract to expire and the 11 following months during one day each month. On that day, the General Partner “rolls” US12OF’s positions by closing, or selling, US12OF’s Oil Interests and reinvests the proceeds from closing these positions in new Oil Interests.

The anticipated dates on which the Benchmark Futures Contracts are changed and US12OF’s Oil Interests are “rolled” will be posted on US12OF’s website at www.unitedstates12monthoilfund.com, and are subject to change without notice.

US12OF’s total portfolio composition is disclosed on its website each business day that the NYSE Arca is open for trading. The website disclosure of portfolio holdings is made daily and includes, as applicable, the name and value of each oil interest, the specific types of Other Oil-Related Investments and characteristics of such Other Oil-Related Investments, the name and value of each Treasury security and cash equivalent, and the amount of cash held in US12OF’s portfolio. US12OF’s website is publicly accessible at no charge. US12OF’s assets are held in segregated accounts pursuant to the Commodity Exchange Act (the “CEA”) and CFTC regulations.

The units issued by US12OF may only be purchased by Authorized Purchasers and only in blocks of 100,000 units called Creation Baskets. The amount of the purchase payment for a Creation Basket is equal to the aggregate NAV of the units in the Creation Basket. Similarly, only Authorized Purchasers may redeem units and only in blocks of 100,000 units called Redemption Baskets. The amount of the redemption proceeds for a Redemption Basket is equal to the aggregate NAV of units in the Redemption Basket. The purchase price for Creation Baskets, and the redemption price for Redemption Baskets are the actual NAV calculated at the end of the business day when a request for a purchase or redemption is received by US12OF. The NYSE Arca publishes an approximate NAV intra-day based on the prior day’s NAV and the current price of the Benchmark Oil Futures Contract, but the price of Creation Baskets and Redemption Baskets is determined based on the actual NAV calculated at the end of the day.

While US12OF issues units only in Creation Baskets, units may also be purchased and sold in much smaller increments on the NYSE Arca. These transactions, however, are effected at the bid and ask prices established by specialist firm(s). Like any listed security, units can be purchased and sold at any time a secondary market is open.

What is US12OF’s Investment Strategy?

In managing US12OF’s assets the General Partner does not use a technical trading system that issues buy and sell orders. The General Partner instead employs a quantitative methodology whereby each time a Creation Basket is sold, the General Partner purchases Oil Interests, such as the Benchmark Oil Futures Contract, that have an aggregate market value that approximates the amount of Treasuries and/or cash received upon the issuance of the Creation Basket.

As an example, assume that a Creation Basket is sold by US12OF, and that US12OF’s closing NAV per unit is $50.00. In that case, US12OF would receive $5,000,000 in proceeds from the sale of the Creation Basket ($50.00 NAV per unit multiplied by 100,000 units, and ignoring the Creation Basket fee). If one were to assume further that the General Partner wants to invest the entire proceeds from the Creation Basket in the Benchmark Oil Futures Contracts and that the market value of the Benchmark Oil Futures Contracts is $59,950, US12OF would be unable to buy the exact number of Benchmark Oil Futures Contracts with an aggregate market value equal to $5,000,000. Instead, US12OF would be able to purchase 83 Benchmark Oil Futures Contracts with an aggregate market value of $4,975,850. Assuming a margin requirement equal to 10% of the value of the Benchmark Oil Futures Contract, US12OF would be required to deposit $497,585 in Treasuries and cash with the futures commission merchant through which the Benchmark Oil Futures Contracts were purchased. The remainder of the proceeds from the sale of the Creation Basket, $4,502,415, would remain invested in cash, cash equivalents, and Treasuries as determined by the General Partner from time to time based on factors such as potential calls for margin or anticipated redemptions.

The specific Oil Futures Contracts purchased depend on various factors, including a judgment by the General Partner as to the appropriate diversification of US12OF’s investments in futures contracts with respect to the month of expiration, and the prevailing price volatility of particular contracts. While the General Partner has made significant investments in NYMEX Oil Futures Contracts, for various reasons, including the ability to enter into the precise amount of exposure to the crude oil market, position limits or other regulatory requirements limiting US12OF’s holdings, and market conditions, it may invest in Futures Contracts traded on other exchanges or invest in Other Oil-Related Investments. To the extent that US12OF invests in Other Oil-Related Investments, it would prioritize investments in contracts and instruments that are economically equivalent to the Benchmark Oil Futures Contract, including cleared swaps that satisfy such criteria, and then, to a lesser extent, it would invest in other types of cleared swaps and other contracts, instruments and swaps, including swaps in the over-the-counter market. If US12OF is required by law or regulation, or by one of its regulators, including a futures exchange, to reduce its position in the Benchmark Oil Futures Contracts to the applicable position limit or to a specified accountability level or if market conditions dictate it would be more appropriate to invest in Other Oil-Related Investments, a substantial portion of US12OF’s assets could be invested in accordance with such priority in Other Oil-Related Investments that are intended to replicate the return on the Benchmark Oil Futures Contract. As US12OF’s assets reach higher levels, it is more likely to exceed position limits, accountability levels or other regulatory limits and, as a result, it is more likely that it will invest in accordance with such priority in Other Oil-Related Investments at such higher levels. In addition, market conditions that the General Partner currently anticipates could cause US12OF to invest in Other Oil-Related Investments include those allowing US12OF to obtain greater liquidity or to execute transactions with more favorable pricing. But see “WHAT ARE THE RISK FACTORS INVOLVED WITH AN INVESTMENT IN US12OF? — Risks Associated With Investing Directly or Indirectly in Crude Oil — Regulation of the commodity interests and energy markets is extensive and constantly changing; future regulatory developments are impossible to predict but may significantly and adversely affect US12OF” for a discussion of the potential impact of the Dodd-Frank Act on US12OF’s ability to invest in over-the-counter transactions and cleared swaps.

The General Partner may not be able to fully invest US12OF’s assets in Benchmark Oil Futures Contracts having an aggregate notional amount exactly equal to US12OF’s NAV. For example, as standardized contracts, the Benchmark Oil Futures Contracts are for a specified amount of a particular commodity, and US12OF’s NAV and the proceeds from the sale of a Creation Basket are unlikely to be an exact multiple of the amounts of those contracts. As a result, in such circumstances, US12OF may be better able to achieve the exact amount of exposure to changes in price of the Benchmark Oil Futures through the use of Other Oil Related Investments, such as over-the-counter contracts that have better correlation with changes in price of the Benchmark Oil Futures Contract.

US12OF anticipates that to the extent it invests in Futures Contracts other than contracts on light, sweet crude oil (such as futures contracts for heating oil, natural gas, and other petroleum-based fuels) and Other Oil-Related Investments, it will enter into various non-exchange-traded derivative contracts to hedge the short-term price movements of such Futures Contracts and Other Oil-Related Investments against the current Benchmark Oil Futures Contract.

The General Partner does not anticipate letting its Oil Futures Contracts expire and taking delivery of the underlying commodity. Instead, the General Partner will close existing positions, e.g., when it changes the Benchmark Oil Futures Contracts or Other Oil-Related Investments or it otherwise determines it would be appropriate to do so and reinvest the proceeds in new Oil Futures Contracts. Positions may also be closed out to meet orders for Redemption Baskets and in such case proceeds for such baskets will not be reinvested.

By remaining invested as fully as possible in Oil Futures Contracts or Other Oil-Related Investments, the General Partner believes that the daily changes in percentage terms of US12OF’s NAV will continue to closely track the daily changes in percentage terms in the price of the Benchmark Oil Futures Contract. The General Partner believes that certain arbitrage opportunities result in the price of the units traded on the NYSE Arca closely tracking the NAV of US12OF. Additionally, Oil Futures Contracts traded on the NYMEX have closely tracked the spot price of the underlying crude oil. Based on these expected interrelationships, the General Partner believes that the changes in the price of US12OF’s units as traded on the NYSE Arca have closely tracked and will continue to closely track the changes in the spot price of light, sweet crude oil.

What are Oil Futures Contracts?

Oil Futures Contracts are agreements between two parties. One party agrees to buy crude oil from the other party at a later date at a price and quantity agreed-upon when the contract is made. Oil Futures Contracts are traded on futures exchanges, including the NYMEX. For example the Benchmark Oil Futures Contracts are traded on the NYMEX in units of 1,000 barrels. Oil futures contracts traded on the NYMEX are priced by floor brokers and other exchange members both through an “open outcry” of offers to purchase or sell the contracts and through an electronic, screen-based system that determines the price by matching electronically offers to purchase and sell.

Certain typical and significant characteristics of Oil Futures Contracts are discussed below. Additional risks of investing in Oil Futures Contracts are included in “What are the Risk Factors Involved with an Investment in US12OF?”

Impact of Accountability Levels, Position Limits and Price Fluctuation Limits. Futures contracts include typical and significant characteristics. Most significantly, the CFTC and U.S. designated contract markets such as the NYMEX have established accountability levels and position limits on the maximum net long or net short futures contracts in commodity interests that any person or group of persons under common trading control (other than as a hedge, which an investment by US12OF is not) may hold, own or control. The net position is the difference between an individual or firm’s open long contracts and open short contracts in any one commodity. In addition, most U.S.-based futures exchanges, such as the NYMEX, limit the daily price fluctuation for futures contracts. Currently, the ICE Futures imposes position and accountability limits that are similar to those imposed by U.S.-based futures exchanges but does not limit the maximum daily price fluctuation, while some other non-U.S. futures exchanges have not adopted such limits.

The accountability levels for the Benchmark Oil Futures Contract and other Oil Futures Contracts traded on U.S.-based futures exchanges, such as the NYMEX, are not a fixed ceiling, but rather a threshold above which the NYMEX may exercise greater scrutiny and control over an investor’s positions. The current accountability level for investments for any one month in the Benchmark Oil Futures Contracts is 10,000 contracts. In addition, the NYMEX imposes an accountability level for all months of 20,000 net futures contracts for light, sweet crude oil. If US12OF and the Related Public Funds exceed these accountability levels for investments in the futures contract for light, sweet crude oil, the NYMEX will monitor such exposure and ask for further information on their activities including the total size of all positions, investment and trading strategy, and the extent of liquidity resources of US12OF and the Related Public Funds. If deemed necessary by the NYMEX, it could also order US12OF to reduce its position back to the accountability level. In addition, the ICE Futures maintains the same accountability levels, position limits and monitoring authority for its light, sweet crude oil contract as the NYMEX. As of July 31, 2011, US12OF and the Related Public Funds held 6,291 futures contracts for light, sweet crude oil traded on the NYMEX and 6,000 Oil Futures Contracts traded on the ICE Futures.

Position limits differ from accountability levels in that they represent fixed limits on the maximum number of futures contracts that any person may hold and cannot allow such limits to be exceeded without express CFTC authority to do so.

If the NYMEX or the ICE Futures orders US12OF to reduce its position back to the accountability level, or to an accountability level that the NYMEX or the ICE Futures deems appropriate for US12OF, such an accountability level may impact the mix of investments in Oil Interests made by US12OF. To illustrate, assume that the price of the Benchmark Oil Futures Contract is $10, and that the NYMEX has determined that US12OF may not own more than 10,000 Benchmark Oil Futures Contracts. In such case, US12OF could invest up to $1 billion of its daily net assets in the Benchmark Oil Futures Contract (i.e., $10 per contract multiplied by 1,000 (a Benchmark Oil Futures Contract is a contract for 1,000 barrels oil multiplied by 10,000 contracts)) before reaching the accountability level imposed by the NYMEX. Once the daily net assets of the portfolio exceed $1 billion in the Benchmark Oil Futures Contract, the portfolio may not be able to make any further investments in the Benchmark Oil Futures Contract. If the NYMEX were to impose limits at the $1 billion level (or another level), US12OF anticipates that it would invest the majority of its assets above that level in a mix of other Oil Futures Contracts or Other Oil-Related Investments in order to meet its investment objective. However, the Dodd-Frank Act requires the CFTC to establish position limits that apply to both cleared and uncleared commodity swaps in addition to exchange-traded futures contracts held by an entity and certain of its affiliates. Such position limits could limit US12OF’s ability to invest in accordance with its investment objective.

On January 13, 2011, the CFTC proposed new rules, which if implemented in their proposed form, would establish position limits and limit formulas for certain physical commodity futures and options executed pursuant to the rules of designated contract markets (i.e., certain regulated exchanges) and commodity swaps that are economically equivalent to such futures and options contracts. The CFTC has also proposed aggregate position limits that would apply across different trading venues to contracts based on the same underlying commodity. At this time, it is unknown precisely when such position limits would take effect. The CFTC’s position limits for futures contracts held during the last few days of trading in the near month contract to expire, which, under the CFTC’s proposed rule, would be substantially similar to the position limits currently set by the exchanges, could take effect as early as Fall of 2011. Based on the CFTC’s current proposal, other position limits would not take effect until March 2012 or later. The effect of this future regulatory change on US12OF is impossible to predict, but it could be substantial and adverse.

In addition to accountability levels and position limits that may apply at any time, the NYMEX and the ICE Futures impose position limits on contracts held in the last few days of trading in the near month contract to expire. It is unlikely that US12OF will run up against such position limits because US12OF’s investment strategy is to close out its positions and “roll” from the near month contract to expire to the next month contract during a four-day period beginning two weeks from expiration of the contract.

U.S.-based futures exchanges, including the NYMEX, also limit the amount of price fluctuation for Oil Futures Contracts. For example, the NYMEX imposes a $10.00 per barrel ($10,000 per contract) price fluctuation limit for Oil Futures Contracts. This limit is initially based off the previous trading day’s settlement price. If any Oil Futures Contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes it begins at the point where the limit was imposed and the limit is reset to be $10.00 per barrel in either direction of that point. If another halt were triggered, the market would continue to be expanded by $10.00 per barrel in either direction after each successive five-minute trading halt. There is no maximum price fluctuation limit during any one trading session.

US12OF anticipates that to the extent it invests in Oil Futures Contracts other than light, sweet crude oil contracts (such as futures contracts for Brent crude oil, natural gas, heating oil, and gasoline) and Other Oil-Related Investments, it will enter into various non-exchange-traded derivative contracts to hedge the short-term price movements of such Oil Futures Contracts and Other Oil-Related Investments against the current Benchmark Oil Futures Contract.

Examples of the position and price limits imposed are as follows:

Futures Contract	Position Accountability Levels and Limits	Maximum Daily Price Fluctuation
NYMEX Light, Sweet Crude Oil (physically settled)	Any one month: 10,000 net futures / all months: 20,000 net futures, but not to exceed 3,000 contracts in the last three days of trading in the spot month.	$10.00 per barrel ($10,000 per contract) for all months. If any contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes, the limit is expanded by $10.00 per barrel in either direction. If another halt were triggered, the market would continue to be expanded by $10.00 per barrel in either direction after each successive five-minute trading halt. There will be no maximum price fluctuation limits during any one trading session.

NYMEX Light, Sweet Crude Oil (financially settled)	Any one month: 20,000 net futures / all months: 20,000 net futures, but not to exceed 2,000 contracts in the last three days of trading in the spot month.	There is no maximum daily price fluctuation limit.

ICE West Texas Intermediate (“WTI”) Crude Futures (financially settled)	Any one month: 10,000 net futures / all months: 20,000 net futures, but not to exceed 3,000 contracts in the last three days of trading in the spot month.	There is no maximum daily price fluctuation.

ICE Brent Crude Futures (physically settled)	There are no position accountability levels or limits for this contract. However, the exchange’s daily position management regime requires that any position greater than 500 lots in the nearest two expiry months must be reported to the exchange on a daily basis.	There is no maximum daily price fluctuation limit.

NYMEX Heating Oil (physically settled)	Any one month: 5,000 net futures / all months: 7,000 net futures, but not to exceed 1,000 contracts in the last three days of trading in the spot month.	$0.25 per gallon ($10,500 per contract) for all months. If any contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes, the limit is expanded by $0.25 per gallon in either direction. If another halt were triggered, the market would continue to be expanded by $0.25 per gallon in either direction after each successive five-minute trading halt. There will be no maximum price fluctuation limits during any one trading session.

Futures Contract	Position Accountability Levels and Limits	Maximum Daily Price Fluctuation
NYMEX Gasoline (physically settled)	Any one month: 5,000 net futures / all months: 7,000 net futures, but not to exceed 1,000 contracts in the last three days of trading in the spot month.	$0.25 per gallon ($10,500 per contract) for all months. If any contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes, the limit is expanded by $0.25 per gallon in either direction. If another halt were triggered, the market would continue to be expanded by $0.25 per gallon in either direction after each successive five-minute trading halt. There will be no maximum price fluctuation limits during any one trading session.

NYMEX Henry Hub Natural Gas (physically settled)	Any one month: 6,000 net futures / all months: 12,000 net futures, but not to exceed 1,000 contracts in the last three days of trading in the spot month.	$3.00 per million British thermal units (“mmBtu”) ($30,000 per contract) for all months. If any contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes, the limit is expanded by $3.00 per mmBtu in either direction. If another halt were triggered, the market would continue to be expanded by $3.00 per mmBtu in either direction after each successive five-minute trading halt. There will be no maximum price fluctuation limits during any one trading session.

Price Volatility. Despite daily price limits, the price volatility of Oil Futures Contracts generally has been historically greater than that for traditional securities such as stocks and bonds. Price volatility often is greater day-to-day as opposed to intra-day. Oil Futures Contracts tend to be more volatile than stocks and bonds because price movements for crude oil are more currently and directly influenced by economic factors for which current data is available and are traded by crude oil futures traders throughout the day. These economic factors include changes in interest rates; governmental, agricultural, trade, fiscal, monetary and exchange control programs and policies; weather and climate conditions; changing supply and demand relationships; changes in balances of payments and trade; U.S. and international rates of inflation; currency devaluations and revaluations; U.S. and international political and economic events; and changes in philosophies and emotions of market participants. Because US12OF invests a significant portion of its assets in Oil Futures Contracts, the assets of US12OF, and therefore the prices of US12OF units, may be subject to greater volatility than traditional securities.

Marking-to-Market Futures Positions. Oil Futures Contracts are marked to market at the end of each trading day and the margin required with respect to such contracts is adjusted accordingly. This process of marking-to-market is designed to prevent losses from accumulating in any futures account. Therefore, if US12OF’s futures positions have declined in value, US12OF may be required to post “variation margin” to cover this decline. Alternatively, if US12OF’s futures positions have increased in value, this increase will be credited to US12OF’s account.

What is the Crude Oil Market and the Petroleum-Based Fuel Market?

US12OF may purchase Oil Futures Contracts traded on the NYMEX that are based on light, sweet crude oil. It may also purchase contracts on other exchanges, including the ICE Futures and the Singapore Exchange. The contract provides for delivery of several grades of domestic and internationally traded foreign crudes, and, among other things, serves the diverse needs of the physical market. In Europe, Brent crude oil is the standard for futures contracts and is primarily traded on the ICE Futures. Brent crude oil is the price reference for two-thirds of the world’s traded oil. The ICE Brent Futures is a deliverable contract with an option to cash settle which trades in units of 1,000 barrels (42,000 U.S. gallons). The ICE Futures also offers a WTI Futures contract which trades in units of 1,000 barrels. The WTI Contract is cash settled against the prevailing market price for U.S. light sweet crude oil.

Light, Sweet Crude Oil. Light, sweet crudes are preferred by refiners because of their low sulfur content and relatively high yields of high-value products such as gasoline, diesel fuel, heating oil, and jet fuel. The price of light, sweet crude oil has historically exhibited periods of significant volatility.

Demand for petroleum products by consumers, as well as agricultural, manufacturing and transportation industries, determines demand for crude oil by refiners. Since the precursors of product demand are linked to economic activity, crude oil demand will tend to reflect economic conditions. However, other factors such as weather also influence product and crude oil demand.

Crude oil supply is determined by both economic and political factors. Oil prices (along with drilling costs, availability of attractive prospects for drilling, taxes and technology, among other factors) determine exploration and development spending, which influence output capacity with a lag. In the short run, production decisions by OPEC also affect supply and prices. Oil export embargoes and the current conflict in Iraq represent other routes through which political developments move the market. It is not possible to predict the aggregate effect of all or any combination of these factors.

Heating Oil. Heating oil, also known as No. 2 fuel oil, accounts for 25% of the yield of a barrel of crude oil, the second largest “cut” from oil after gasoline. The heating oil futures contract listed and traded on the NYMEX trades in units of 42,000 gallons (1,000 barrels) and is based on delivery in the New York harbor, the principal cash market center. The ICE Futures also offers a Heating Oil Futures Contract which trades in units of 42,000 U.S. gallons (1,000 barrels). The Heating Oil Futures Contract is cash-settled against the prevailing market price for Heating Oil delivered to the New York Harbor.

Gasoline. Gasoline is the largest single volume refined product sold in the U.S. and accounts for almost half of national oil consumption. The gasoline futures contract listed and traded on the NYMEX trades in units of 42,000 gallons (1,000 barrels) and is based on delivery at petroleum products terminals in the New York harbor, the major East Coast trading center for imports and domestic shipments from refineries in the New York harbor area or from the Gulf Coast refining centers. The price of gasoline has historically been volatile.

Natural Gas. Natural gas accounts for almost a quarter of U.S. energy consumption. The natural gas futures contract listed and traded on the NYMEX trades in units of 10,000 million British thermal units and is based on delivery at the Henry Hub in Louisiana, the nexus of 16 intra- and interstate natural gas pipeline systems that draw supplies from the region’s prolific gas deposits. The pipelines serve markets throughout the U.S. East Coast, the Gulf Coast, the Midwest, and up to the Canadian border. The price of natural gas has historically been volatile.

As noted, the General Partner also believes that the changes in the price of the Benchmark Oil Futures Contracts will closely correlate with changes in the spot price of light, sweet crude oil. Assuming that the units’ value tracks the Benchmark Oil Futures Contracts as intended, the stated objective of US12OF for the units’ NAV to reflect the performance of the spot price of light, sweet crude oil would be met if the trend reflected over the past ten years were to continue. However, there is no guarantee that such trend will continue.

The chart below illustrates the historical correlation between the Benchmark Oil Futures Contracts and certain other fuel-based commodity futures contracts in which US12OF may invest over the last ten years. These correlations are relevant because the General Partner endeavors to invest US12OF’s assets in Oil Futures Contracts and Other Oil-Related Investments so that daily changes in US12OF’s NAV correlate as closely as possible with daily changes in the price of the Benchmark Oil Futures Contracts. If certain other fuel-based commodity futures contracts do not closely correlate with the Oil Futures Contracts then their use could lead to greater tracking error.

The following price graph is scaled so all contracts start at the same level at year end 1998, except for the current gasoline futures contract, whose price series began in 2005. To obtain the monthly average prices presented below, US12OF added the closing prices for every day in each month then divided that number by the total number of days in that month.

*PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Why Does US12OF Purchase and Sell Oil Futures Contracts?

The investment objective of US12OF is for the daily changes in percentage terms of its units’ NAV to reflect the daily changes in percentage terms of the spot price of light, sweet crude oil delivered to Cushing, Oklahoma, as measured by the changes in the average of the prices of the 12 futures contracts for light, sweet crude oil traded on the NYMEX, consisting of the near month contract to expire and the contracts for the following 11 months for a total of 12 consecutive months’ contracts, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contracts that are the next month contract to expire and the contracts for the following 11 consecutive months, less US12OF’s expenses. US12OF invests primarily in Oil Futures Contracts. US12OF seeks to have its aggregate NAV approximate at all times the aggregate market value of the Oil Futures Contracts (or Other Oil-Related Investments) it holds.

Other than investing in Oil Futures Contracts and Other Oil-Related Investments, US12OF only invests in assets to support these investments in Oil Interests. At any given time, most of US12OF’s investments are in Treasuries, cash and/or cash equivalents that serve as segregated assets supporting US12OF’s positions in Oil Futures Contracts and Other Oil-Related Investments. For example, the purchase of an Oil Futures Contract with a stated value of $10 million would not require US12OF to pay $10 million upon entering into the contract; rather, only a margin deposit, generally of 5% – 20% of the stated value of the Oil Futures Contract, would be required. To secure its Oil Futures Contract obligations, US12OF would deposit the required margin with the futures commission merchant and would separately hold, through its Custodian, Treasuries, cash and/or cash equivalents in an amount equal to the balance of the current market value of the contract, which at the contract’s inception would be $10 million minus the amount of the margin deposit, or $9.5 million (assuming a 5% margin).

As a result of the foregoing, typically 5% to 20% of US12OF’s assets are held as margin in segregated accounts with a futures commission merchant. In addition to the Treasuries and cash it posts with the futures commission merchant for the Oil Futures Contracts it owns, US12OF holds, through the Custodian, Treasuries, cash and/or cash equivalents that can be posted as additional margin or as other collateral to support its over-the-counter contracts. US12OF earns interest income from the Treasuries and/or cash equivalents that it purchases, and on the cash it holds through the Custodian. US12OF anticipates that the earned interest income will increase the NAV and limited partners’ capital contribution accounts. US12OF reinvests the earned interest income, holds it in cash, or uses it to pay its expenses. If US12OF reinvests the earned interest income, it makes investments that are consistent with its investment objectives.

What is the Flow of Units?

What are the Trading Policies of US12OF?

Liquidity

US12OF invests only in Oil Futures Contracts and Other Oil-Related Investments that, in the opinion of the General Partner, are traded in sufficient volume to permit the ready taking and liquidation of positions in these financial interests and in over-the-counter Other Oil-Related Investments that, in the opinion of the General Partner, may be readily liquidated with the original counterparty or through a third party assuming the position of US12OF.

Spot Commodities

While the crude oil Futures Contracts traded on the NYMEX can be physically settled, US12OF does not intend to take or make physical delivery. US12OF may from time to time trade in Other Oil-Related Investments, including contracts based on the spot price of crude oil.

Leverage

The General Partner endeavors to have the value of US12OF’s Treasuries, cash and cash equivalents, whether held by US12OF or posted as margin or other collateral, at all times approximate the aggregate market value of its obligations under its Oil Futures Contracts and Other Oil-Related Investments. Commodity pools’ trading positions in futures contracts or other related investments are typically required to be secured by the deposit of margin funds that represent only a small percentage of a futures contract’s (or other commodity interest’s) entire market value. While the General Partner has not and does not intend to leverage US12OF’s assets, it is not prohibited from doing so under the LP Agreement.

Borrowings

Borrowings are not used by US12OF unless US12OF is required to borrow money in the event of physical delivery, if US12OF trades in cash commodities, or for short-term needs created by unexpected redemptions. US12OF maintains the value of its

Treasuries, cash and cash equivalents, whether held by US12OF or posted as margin or collateral, to at all times approximate the aggregate market value of its obligations under its Oil Futures Contracts and Other Oil-Related Investments. US12OF has not established and does not plan to establish credit lines.

Over-the-Counter Derivatives (Including Spreads and Straddles)

In addition to Oil Futures Contracts, there are also a number of listed options on the Oil Futures Contracts on the principal futures exchanges. These contracts offer investors and hedgers another set of financial vehicles to use in managing exposure to the crude oil market. Consequently, US12OF may purchase options on crude oil Futures Contracts on these exchanges in pursuing its investment objective.

In addition to the Oil Futures Contracts and options on the Oil Futures Contracts, there also exists an active non-exchange-traded market in derivatives tied to crude oil. These derivatives transactions (also known as over-the-counter contracts) are usually entered into between two parties in private contracts. Unlike most of the exchange-traded Oil Futures Contracts or exchange-traded options on the Oil Futures Contracts, each party to such contract bears the credit risk of the other party, i.e., the risk that the other party may not be able to perform its obligations under its contract.

Some crude oil-based derivatives transactions contain fairly generic terms and conditions and are available from a wide range of participants. Other crude oil-based derivatives have highly customized terms and conditions and are not as widely available. Many of these over-the-counter contracts are cash-settled forwards for the future delivery of crude oil- or petroleum-based fuels that have terms similar to the Oil Futures Contracts. Others take the form of “swaps” in which the two parties exchange cash flows based on pre-determined formulas tied to the crude oil spot price, forward crude oil price, the Benchmark Oil Futures Contract price, or other crude oil futures contract price. In these swaps, a party pays a fixed price per unit and the other pays a variable price based on the average price of futures contracts for a specified period or the price on a specified date, with payments typically made between the parties on a net basis. For example, US12OF may enter into over-the-counter derivative contracts whose value will be tied to changes in the difference between the crude oil spot price, the Benchmark Oil Futures Contract price, or some other futures contract price traded on the NYMEX or ICE Futures and the price of other Oil Futures Contracts that may be invested in by US12OF.

To reduce the credit risk that arises in connection with such contracts, US12OF will generally enter into an agreement with each counterparty based on the Master Agreement published by the International Swaps and Derivatives Association, Inc. that provides for the netting of its overall exposure to its counterparty.

The General Partner assesses or reviews, as appropriate, the creditworthiness of each potential or existing counterparty to an over-the-counter contract pursuant to guidelines approved by the General Partner's Board of Directors. Furthermore, the General Partner on behalf of US12OF only enters into over-the-counter contracts with counterparties who are, or are affiliates of, (a) banks regulated by a United States federal bank regulator, (b) broker-dealers regulated by the SEC, (c) insurance companies domiciled in the United States, and (d) producers, users or traders of energy, whether or not regulated by the CFTC. Any entity acting as a counterparty shall be regulated in either the United States or the United Kingdom unless otherwise approved by the Board after consultation with its legal counsel. Existing counterparties are also reviewed periodically by the General Partner. US12OF will also require that the counterparty be highly rated and/or provide collateral or other credit support.

Provisions of the Dodd-Frank Act require the use of clearinghouse mechanisms for most derivative transactions, including swaps, that are currently entered into in the OTC market. On April 27, 2011, the CFTC and the SEC proposed joint rules defining the term “swap” and thus providing more clarity regarding which transactions will be regulated as such under the Dodd-Frank Act. However, the CFTC and the SEC have not implemented final regulations on this issue and it is therefore still uncertain which types of transactions will ultimately be regulated as “swaps.” The Dodd-Frank Act requires that certain transactions ultimately falling within the definition of “swap” be executed on organized exchanges or “swap execution facilities” and cleared through regulated clearing organizations (which are referred to in the Dodd-Frank Act as “derivatives clearing organizations”), but it is also currently unknown which swaps will be subject to such trading and clearing requirements. If a swap is required to be cleared, the initial margin will be set by the clearing organization, subject to certain regulatory requirements and guidelines. Initial and variation margin requirements for swap dealers and major swap participants who enter into uncleared swaps and capital requirements for swap dealers and major swap participants who enter into both cleared and uncleared trades will be set by the CFTC, the SEC or the applicable Prudential Regulator. For a more detailed discussion of these capital and margin requirements, see the section of this prospectus entitled, “The Commodity Interest Markets — Commodity Margin.” At this time, the CFTC has not promulgated final regulations to determine which entities will be regulated as “swap dealers” and “major swap participants” and thus have to comply with these capital and margin requirements (as well as a multitude of other requirements under the Dodd-Frank Act). In general, increased regulation of, and the imposition of additional costs on, swap transactions could have an adverse effect on US12OF by, for example, reducing the size of and therefore liquidity in the derivatives market, increasing transaction costs and decreasing the ability to customize derivative transactions.

Forward contracts currently traded in the OTC market may be treated differently under the Dodd-Frank Act because not all forward contracts will be subject to regulation as “swaps” under the Dodd-Frank Act. Those forward contracts that will not be regulated as “swaps,” which include physically-settled non-financial commodity forward contracts, will also not be subject to the Dodd-Frank Act’s execution and clearing requirements. With respect to foreign exchange forward contracts, the Dodd-Frank Act contemplates that such contracts may be regulated as swaps but gives the Secretary of the United States Department of Treasury the authority to exempt them from certain regulation under the CEA, including mandatory clearing and margin requirements. To date, the Secretary of the United States Department of Treasury has not made any final determinations on this issue. Absent a clearing facility (whether because of regulatory requirements or otherwise), US12OF’s trading in foreign exchange and other forward contracts is exposed to the creditworthiness of the counterparties on the other side of the trade.

US12OF may employ spreads or straddles in its trading to mitigate the differences in its investment portfolio and its goal of tracking the price of the Benchmark Oil Futures Contract. US12OF would use a spread when it chooses to take simultaneous long and short positions in futures written on the same underlying asset, but with different delivery months. The effect of holding such combined positions is to adjust the sensitivity of US12OF to changes in the price relationship between futures contracts which will expire sooner and those that will expire later. US12OF would use such a spread if the General Partner felt that taking such long and short positions, when combined with the rest of its holdings, would more closely track the investment goals of US12OF, or if the General Partner felt it would lead to an overall lower cost of trading to achieve a given level of economic exposure to movements in crude oil prices. US12OF would enter into a straddle when it chooses to take an option position consisting of a long (or short) position in both a call option and put option. The economic effect of holding certain combinations of put options and call options can be very similar to that of owning the underlying futures contracts. US12OF would make use of such a straddle approach if, in the opinion of the General Partner, the resulting combination would more closely track the investment goals of US12OF or if it would lead to an overall lower cost of trading to achieve a given level of economic exposure to movements in crude oil prices.

US12OF has not employed any hedging methods since all of its investments have been made over an exchange. Therefore, US12OF has not been exposed to counterparty risk.

Pyramiding

US12OF does not and will not employ the technique, commonly known as pyramiding, in which the speculator uses unrealized profits on existing positions as variation margin for the purchase or sale of additional positions in the same or another commodity interest.

Who are the Service Providers?

In its capacity as the Custodian for US12OF, Brown Brothers Harriman & Co. (“BBH&Co.”) holds US12OF’s Treasuries, cash and/or cash equivalents pursuant to a custodial agreement. BBH&Co. is also the registrar and transfer agent for the units. In addition, in its capacity as Administrator for US12OF, BBH&Co. performs certain administrative and accounting services for US12OF and prepares certain SEC and CFTC reports on behalf of US12OF. The General Partner pays BBH&Co. fees for these services.

BBH&Co.’s principal business address is 50 Milk Street, Boston, MA 02109-3661. BBH&Co., a private bank founded in 1818, is not a publicly held company nor is it insured by the Federal Deposit Insurance Corporation. BBH&Co. is authorized to conduct a commercial banking business in accordance with the provisions of Article IV of the New York State Banking Law, New York Banking Law §§160–181, and is subject to regulation, supervision, and examination by the New York State Banking Department. BBH&Co. is also licensed to conduct a commercial banking business by the Commonwealths of Massachusetts and Pennsylvania and is subject to supervision and examination by the banking supervisors of those states.

US12OF also employs ALPS Distributors, Inc. as the Marketing Agent, which is further discussed under “What is the Plan of Distribution?” The General Partner pays the Marketing Agent an annual fee. In no event may the aggregate compensation paid to the Marketing Agent and any affiliate of the General Partner for distribution-related services in connection with the offering of units exceed ten percent (10%) of the gross proceeds of the offering.

ALPS’s principal business address is 1290 Broadway, Suite 1100, Denver, CO 80203. ALPS is the marketing agent for US12OF. ALPS is a broker-dealer registered with FINRA and a member of the Securities Investor Protection Corporation.

US12OF and the futures commission merchant, UBS Securities LLC (“UBS Securities”), have entered into an Institutional Futures Client Account Agreement. This Agreement requires UBS Securities to provide services to US12OF in connection with the purchase and sale of oil interests that may be purchased or sold by or through UBS Securities for US12OF’s account. US12OF pays UBS Securities commissions for executing and clearing trades on behalf of US12OF.

UBS Securities principal business address is 677 Washington Blvd, Stamford, CT 06901. UBS Securities is a futures clearing broker for the US12OF. UBS Securities is registered in the U.S. with FINRA as a Broker-Dealer and with the CFTC as a Futures Commission Merchant. UBS Securities is a member of the NFA and various U.S. futures and securities exchanges.

Like most securities firms, UBS is and has been a defendant in numerous legal proceedings, including actions brought by regulatory organizations and government agencies, relating to its securities and commodities business that allege various violations of federal and state securities laws. UBS AG, the ultimate parent company to UBS Securities LLC, files annual reports and quarterly reports to the SEC in which it discloses material information about UBS matters, including information about any material litigation or regulatory investigations. Actions with respect to UBS Securities’ futures commission merchant business are publicly available on the website of the National Futures Association (http://www.nfa.futures.org/).

On June 27, 2007, the Securities Division of the Secretary of the Commonwealth of Massachusetts (“Massachusetts Securities Division”) filed an administrative complaint (the “Complaint”) and notice of adjudicatory proceeding against UBS Securities LLC, captioned In The Matter of UBS Securities, LLC, Docket No. E-2007-0049, which alleged that UBS Securities violated the Massachusetts Uniform Securities Act (the “Act”) and related regulations by providing the advisers for certain hedge funds with gifts and gratuities in the form of below market office rents, personal loans with below market interest rates, event tickets, and other perks, in order to induce those hedge fund advisers to increase or retain their level of prime brokerage fees paid to UBS Securities. The Complaint seeks a cease and desist order from conduct that violates the Act and regulations, to censure UBS Securities, to require UBS Securities to pay an administrative fine of an unspecified amount, and to find as fact the allegations of the Complaint. The matter is still pending.

In the summer of 2008, the Massachusetts Securities Division, Texas State Securities Board, and the New York Attorney General (the “NYAG”) all brought actions against UBS and UBS Financial Services, Inc. (“UBS Financial”), alleging violations of various state law anti-fraud provisions in connection with the marketing and sale of auction rate securities.

On August 8, 2008, UBS Securities and UBS Financial reached agreements in principle with the SEC, the NYAG, the Massachusetts Securities Division and other state regulatory agencies represented by the North American Securities Administrators Association (“NASAA”) to restore liquidity to all remaining client’s holdings of auction rate securities by June 30, 2012. On October 2, 2008, UBS Securities and UBS Financial entered into a final consent agreement with the Massachusetts Securities Division settling all allegations in the Massachusetts Securities Division’s administrative proceeding against UBS Securities and UBS Financial with regards to the auction rate securities matter. On December 11, 2008, UBS Securities and UBS Financial executed an Assurance of Discontinuance in the auction rate securities settlement with the NYAG. On the same day, UBS Securities and UBS Financial finalized settlements with the SEC. UBS paid penalties of $75M to NYAG and an additional $75M to be apportioned among the participating NASAA states. In March 2010, UBS and NASAA agreed on final settlement terms, pursuant to which, UBS agreed to provide client liquidity up to an additional $200 million.

On August 14, 2008 the New Hampshire Bureau of Securities Regulation filed an administrative action against UBS Securities relating to a student loan issuer, the New Hampshire Higher Education Loan Corp. (“NHHELCO”). The complaint alleges fraudulent and unethical conduct in violation of New Hampshire state statues. On April 14, 2010, UBS entered into a Consent Order resolving all of the Bureau’s claims. UBS paid $750,000 to the Bureau for all costs associated with the Bureau’s investigation. UBS entered a separate civil settlement with NHHELCO and provided a total financial benefit of $20M to NHHELCO.

On April 29, 2010, the CFTC issued an order with respect to UBS Securities LLC and levied a fine of $200,000. The Order stated that on February 6, 2009, UBS Securities’ employee broker aided and abetted UBS Securities’ customer’s concealment of material facts from the NYMEX in violation of Section 9(a)(4) of the CEA, 7 U.S.C. § 13(a)(4) (2006). Pursuant to NYMEX Rules, a block trade must be reported to NYMEX “within five minutes of the time of execution” consistent with the requirements of NYMEX Rule 6.21C(A)(6). Although the block trade in question was executed earlier in the day, UBS Securities’ employee broker aided and abetted its customer’s concealment of facts when, in response to the customer’s request to delay reporting the trade until after the close of trading, UBS Securities’ employee did not report the trade until after the close. Because the employee broker undertook his actions within the scope of his employment, pursuant to Section 2(a)(1)(B) of the CEA, 7 U.S.C. § 2(a)(1)(B) (2006), and SEC Regulation 1.2, 17 C.F.R. §1.2 (2009), UBS Securities is liable for the employee broker’s aiding and abetting of its customer’s violation of Section 9(a)(4) of the CEA. The fine has been paid and the matter is now closed.

UBS Securities will act only as clearing broker for US12OF and as such will be paid commissions for executing and clearing trades on behalf of US12OF. UBS Securities has not passed upon the adequacy or accuracy of this prospectus. UBS Securities neither will act in any supervisory capacity with respect to the General Partner nor participate in the management of the General Partner or US12OF.

UBS Securities is not affiliated with US12OF or the General Partner. Therefore, US12OF does not believe that US12OF has any conflicts of interest with them or their trading principals arising from their acting as US12OF’s futures commission merchant.

Currently, the General Partner does not employ commodity trading advisors. If, in the future, the General Partner does employ commodity trading advisors, it will choose each advisor based on arm’s-length negotiations and will consider the advisor’s experience, fees, and reputation.

Fees of US12OF

Fees and Compensation Arrangements with the General Partner and Non-Affiliated Service Providers

Service Provider	Compensation Paid by the General Partner
BBH&Co., Custodian and Administrator	Minimum amount of $75,000 annually* for its custody, fund accounting and fund administration services rendered to all funds, as well as a $20,000 annual fee for its transfer agency services. In addition, an asset-based charge of (a) 0.06% for the first $500 million of US12OF and the Related Public Funds’ combined net assets, (b) 0.0465% for US12OF and the Related Public Funds’ combined net assets greater than $500 million but less than $1 billion, and (c) 0.035% once US12OF and the Related Public Funds’ combined net assets exceed $1 billion.**
ALPS Distributors, Inc., Marketing Agent	0.06% on US12OF’s assets up to $3 billion; 0.04% on US12OF’s assets in excess of $3 billion.

*	The General Partner pays this compensation.
**	The annual minimum amount will not apply if the asset-based charge for all accounts in the aggregate exceeds $75,000. The General Partner also will pay transaction charge fees to BBH&Co., ranging from $7.00 to $15.00 per transaction for the funds.

Compensation to the General Partner

US12OF is contractually obligated to pay the General Partner a management fee based on 0.60% per annum on its average net assets. Fees are calculated on a daily basis (accrued at 1/365 of the applicable percentage of NAV on that day) and paid on a monthly basis. NAV is calculated by taking the current market value of US12OF’s total assets and subtracting any liabilities.

Fees and Compensation Arrangements between US12OF and Non-Affiliated Service Providers***

Service Provider	Compensation Paid by US12OF
UBS Securities LLC, Futures Commission Merchant	Approximately $3.50 per buy or sell; charges may vary
Non-Affiliated Brokers	Approximately 0.02% of assets

***	US12OF pays this compensation.

New York Mercantile Exchange Licensing Fee****

Assets	Management Fee
First $1,000,000,000	0.04% of NAV
After the first $1,000,000,000	0.02% of NAV

****	Fees are calculated on a daily basis (accrued at 1/365 of the applicable percentage of NAV on that day) and paid on a monthly basis. US12OF is responsible for its pro rata share of the assets held by US12OF and the Related Public Funds.

Form of Units

Registered Form. Units are issued in registered form in accordance with the LP Agreement. The Administrator has been appointed registrar and transfer agent for the purpose of transferring units in certificated form. The Administrator keeps a record of all limited partners and holders of the units in certificated form in the registry (the “Register”). The General Partner recognizes transfers of units in certificated form only if done in accordance with the LP Agreement. The beneficial interests in such units are held in book-entry form through participants and/or accountholders in DTC.

Book Entry. Individual certificates are not issued for the units. Instead, units are represented by one or more global certificates, which are deposited by the Administrator with DTC and registered in the name of Cede & Co., as nominee for DTC. The global certificates evidence all of the units outstanding at any time. Unitholders are limited to (1) participants in DTC such as banks, brokers, dealers and trust companies (“DTC Participants”), (2) those who maintain, either directly or indirectly, a custodial relationship with a DTC Participant (“Indirect Participants”), and (3) those banks, brokers, dealers, trust companies and others who hold interests in the units through DTC Participants or Indirect Participants, in each case who satisfy the requirements for transfers of units. DTC Participants acting on behalf of investors holding units through such participants’ accounts in DTC will follow the delivery practice applicable to securities eligible for DTC’s Same-Day Funds Settlement System. Units are credited to DTC Participants’ securities accounts following confirmation of receipt of payment.

DTC. DTC has advised us as follows. It is a limited purpose trust company organized under the laws of the State of New York and is a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities for DTC Participants and facilitates the clearance and settlement of transactions between DTC Participants through electronic book-entry changes in accounts of DTC Participants.

Transfer of Units

Transfers of Units Only Through DTC. The units are only transferable through the book-entry system of DTC. Limited partners who are not DTC Participants may transfer their units through DTC by instructing the DTC Participant holding their units (or by instructing the Indirect Participant or other entity through which their units are held) to transfer the units. Transfers are made in accordance with standard securities industry practice.

Transfers of interests in units with DTC are made in accordance with the usual rules and operating procedures of DTC and the nature of the transfer. DTC has established procedures to facilitate transfers among the participants and/or accountholders of DTC. Because DTC can only act on behalf of DTC Participants, who in turn act on behalf of Indirect Participants, the ability of a person or entity having an interest in a global certificate to pledge such interest to persons or entities that do not participate in DTC, or otherwise take actions in respect of such interest, may be affected by the lack of a certificate or other definitive document representing such interest.

DTC has advised us that it will take any action permitted to be taken by a unitholder (including, without limitation, the presentation of a global certificate for exchange) only at the direction of one or more DTC Participants in whose account with DTC interests in global certificates are credited and only in respect of such portion of the aggregate principal amount of the global certificate as to which such DTC Participant or Participants has or have given such direction.

Transfer/Application Requirements. All purchasers of US12OF’s units, and potentially any purchasers of units in the future, who wish to become limited partners or other record holders and receive cash distributions, if any, or have certain other rights, must deliver an executed transfer application in which the purchaser or transferee must certify that, among other things, he, she or it agrees to be bound by US12OF’s LP Agreement and is eligible to purchase US12OF’s securities. Each purchaser of units offered by this prospectus must execute a transfer application and certification. The obligation to provide the form of transfer application will be imposed on the seller of units or, if a purchase of units is made through an exchange, the form may be obtained directly through US12OF. Further, the General Partner may request each record holder to furnish certain information, including that record holder’s nationality, citizenship or other related status. A record holder is a unitholder that is, or has applied to be, a limited partner. An investor who is not a U.S. resident may not be eligible to become a record holder or one of US12OF’s limited partners if that investor’s ownership would subject US12OF to the risk of cancellation or forfeiture of any of US12OF’s assets under any federal, state or local law or regulation. If the record holder fails to furnish the information or if the General Partner determines, on the basis of the information furnished by the holder in response to the request, that such holder is not qualified to become one of US12OF’s limited partners, the General Partner may be substituted as a holder for the record holder, who will then be treated as a non-citizen assignee, and US12OF will have the right to redeem those securities held by the record holder.

A transferee’s broker, agent or nominee may complete, execute and deliver a transfer application and certification. US12OF may, at its discretion, treat the nominee holder of a unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

A person purchasing US12OF’s existing units, who does not execute a transfer application and certify that the purchaser is eligible to purchase those securities acquires no rights in those securities other than the right to resell those securities. Whether or not a transfer application is received or the consent of the General Partner obtained, our units are securities and are transferable according to the laws governing transfers of securities.

Any transfer of units will not be recorded by the transfer agent or recognized by the General Partner unless a completed transfer application is delivered to the General Partner or the Administrator. When acquiring units, the transferee of such units that completes a transfer application will:

•

be an assignee until admitted as a substituted limited partner upon the consent and sole discretion of the General Partner and the recording of the assignment on the books and records of the partnership;

•	automatically request admission as a substituted limited partner;

•	agree to be bound by the terms and conditions of, and execute, our LP Agreement;

•	represent that such transferee has the capacity and authority to enter into our LP Agreement;

•	grant powers of attorney to our General Partner and any liquidator of us; and

•	make the consents and waivers contained in our LP Agreement.

An assignee will become a limited partner in respect of the transferred units upon the consent of our General Partner and the recordation of the name of the assignee on our books and records. Such consent may be withheld in the sole discretion of our General Partner.

If consent of the General Partner is withheld such transferee shall be an assignee. An assignee shall have an interest in the partnership equivalent to that of a limited partner with respect to allocations and distributions, including, without limitation, liquidating distributions, of the partnership. With respect to voting rights attributable to units that are held by assignees, the General Partner shall be deemed to be the limited partner with respect thereto and shall, in exercising the voting rights in respect of such units on any matter, vote such units at the written direction of the assignee who is the record holder of such units. If no such written direction is received, such units will not be voted. An assignee shall have no other rights of a limited partner.

Until a unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Withdrawal of Limited Partners

As discussed in the LP Agreement, if the General Partner gives at least fifteen (15) days’ written notice to a limited partner, then the General Partner may for any reason, in its sole discretion, require any such limited partner to withdraw entirely from the partnership or to withdraw a portion of its partner capital account. If the General Partner does not give at least fifteen (15) days’ written notice to a limited partner, then it may only require withdrawal of all or any portion of the capital account of any limited partner in the following circumstances: (i) the unitholder made a misrepresentation to the General Partner in connection with its purchase of units; or (ii) the limited partner’s ownership of units would result in the violation of any law or regulations applicable to the partnership or a partner. In these circumstances, the General Partner without notice may require the withdrawal at any time, or retroactively. The limited partner thus designated shall withdraw from the partnership or withdraw that portion of its partner capital account specified, as the case may be, as of the close of business on such date as determined by the General Partner. The limited partner thus designated shall be deemed to have withdrawn from the partnership or to have made a partial withdrawal from its partner capital account, as the case may be, without further action on the part of the limited partner and the provisions of the LP Agreement shall apply.

What is the Plan of Distribution?

Buying and Selling Units

Most investors buy and sell units of US12OF in secondary market transactions through brokers. Units trade on the NYSE Arca under the ticker symbol “USO.” Units are bought and sold throughout the trading day like other publicly traded securities. When buying or selling units through a broker, most investors incur customary brokerage commissions and charges. Investors are encouraged to review the terms of their brokerage account for details on applicable charges.

Marketing Agent and Authorized Purchasers

The offering of US12OF’s units is a best efforts offering. US12OF continuously offers Creation Baskets consisting of 100,000 units through the Marketing Agent, to Authorized Purchasers. Through December 31, 2011, all Authorized Purchasers pay a $350 fee for each order to create one or more Creation Baskets. Beginning January 1, 2012 and after, Authorized Purcahsers will pay a transaction fee of $1,000 for each order placed to create one or more baskets. The Marketing Agent receives, for its services as marketing agent to US12OF, a marketing fee of 0.06% on US12OF’s assets up to $3 billion and 0.04% on US12OF’s assets in excess of $3 billion; provided, however, that in no event may the aggregate compensation paid to the Marketing Agent and any affiliate of the General Partner for distribution-related services in connection with this offering of units exceed ten percent (10%) of the gross proceeds of this offering.

The offering of baskets is being made in compliance with Conduct Rule 2310 of FINRA. Accordingly, Authorized Purchasers will not make any sales to any account over which they have discretionary authority without the prior written approval of a purchaser of units.

The per unit price of units offered in Creation Baskets on any subsequent day will be the total NAV of US12OF calculated shortly after the close of the core trading session on the NYSE Arca on that day divided by the number of issued and outstanding units. An Authorized Purchaser is not required to sell any specific number or dollar amount of units.

By executing an Authorized Purchaser Agreement, an Authorized Purchaser becomes part of the group of parties eligible to purchase baskets from, and put baskets for redemption to, US12OF. An Authorized Purchaser is under no obligation to create or redeem baskets, and an Authorized Purchaser is under no obligation to offer to the public units of any baskets it does create.

A list of Authorized Purchasers is available from the Marketing Agent. Because new units can be created and issued on an ongoing basis, at any point during the life of US12OF, a “distribution”, as such term is used in the 1933 Act, will be occurring. Authorized Purchasers, other broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in a distribution in a manner that would render them statutory underwriters and subject them to the prospectus-delivery and liability provisions of the 1933 Act. For example, the Initial Authorized Purchaser was a statutory underwriter with respect to its initial purchase of Creation Baskets. In addition, any purchaser who purchases units with a view towards distribution of such units may be deemed to be a statutory underwriter. Authorized Purchasers will comply with the prospectus-delivery requirements in connection with the sale of units to customers. For example, an Authorized Purchaser, other broker-dealer firm or its client will be deemed a statutory underwriter if it purchases a basket from US12OF, breaks the basket down into the constituent units and sells the units to its customers; or if it chooses to couple the creation of a supply of new units with an active selling effort involving solicitation of secondary market demand for the units. Authorized Purchasers may also engage in secondary market transactions in units that would not be deemed “underwriting”. For example, an Authorized Purchaser may act in the capacity of a broker or dealer with respect to units that were previously distributed by other Authorized Purchasers. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the broker-dealer or its client in the particular case, and the examples mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject them to the prospectus-delivery and liability provisions of the 1933 Act.

Dealers who are neither Authorized Purchasers nor “underwriters” but are nonetheless participating in a distribution (as contrasted to ordinary secondary trading transactions), and thus dealing with units that are part of an “unsold allotment” within the meaning of Section 4(3)(C) of the 1933 Act, would be unable to take advantage of the prospectus-delivery exemption provided by Section 4(3) of the 1933 Act.

The General Partner may qualify the units in states selected by the General Partner and intends that sales be made through broker-dealers who are members of FINRA. Investors intending to create or redeem baskets through Authorized Purchasers in transactions not involving a broker-dealer registered in such investor’s state of domicile or residence should consult their legal advisor regarding applicable broker-dealer or securities regulatory requirements under the state securities laws prior to such creation or redemption.

While the Authorized Purchasers may be indemnified by the General Partner, they will not be entitled to receive a discount or commission from US12OF for their purchases of Creation Baskets. The difference between the price paid by Authorized Purchasers as underwriters and the price paid to such Authorized Purchasers by investors will be deemed underwriting compensation.

Calculating NAV

US12OF’s NAV is calculated by:

•	Taking the current market value of its total assets

•	Subtracting any liabilities

The Administrator calculates the NAV of US12OF once each NYSE Arca trading day. The NAV for a particular trading day is released after 4:00 p.m. New York time. Trading during the core trading session on the NYSE Arca typically closes at 4:00 p.m. New York time. The Administrator uses the NYMEX closing price (determined at the earlier of the close of the NYMEX or 2:30 p.m. New York time) for the contracts traded on the NYMEX, but calculates or determines the value of all other US12OF investments using market quotations, if available, or other information customarily used to determine the fair value of such investments as of the earlier of the close of the NYSE Arca or 4:00 p.m. New York time, in accordance with the current Administrative Agency Agreement among BBH&Co., US12OF and the General Partner. “Other information” customarily used in determining fair value includes information consisting of market data in the relevant market supplied by one or more third parties including, without limitation, relevant rates, prices, yields, yield curves, volatilities, spreads, correlations or other market data in the relevant market; or information of the types described above from internal sources if that information is of the same type used by US12OF in the regular course of its business for the valuation of similar transactions. The information may include costs of funding, to the extent costs of funding are not and would not be a component of the other information being utilized. Third parties supplying quotations or market data may include, without limitation, dealers in the relevant markets, end-users of the relevant product, information vendors, brokers and other sources of market information.

In addition, in order to provide updated information relating to US12OF for use by investors and market professionals, the NYSE Arca calculates and disseminates throughout the core trading session on each trading day an updated indicative fund value. The indicative fund value is calculated by using the prior day’s closing NAV per unit of US12OF as a base and updating that value throughout the trading day to reflect changes in the most recently reported trade price for the active light, sweet Oil Futures Contract on the NYMEX. The prices reported for the active Oil Futures Contract month are adjusted based on the prior day’s spread differential between settlement values for that contract and the spot month contract. In the event that the spot month contract is also the active contract, the last sale price for the active contract is not adjusted. The indicative fund value unit basis disseminated during NYSE Arca core trading session hours should not be viewed as an actual real time update of the NAV, because the NAV is calculated only once at the end of each trading day based upon the relevant end of day values of US12OF’s investments.

The indicative fund value is disseminated on a per unit basis every 15 seconds during regular NYSE Arca core trading session hours of 9:30 a.m. New York time to 4:00 p.m. New York time. The normal trading hours of the NYMEX are 10:00 a.m. New York time to 2:30 p.m. New York time. This means that there is a gap in time at the beginning and the end of each day during which US12OF’s units are traded on the NYSE Arca, but real-time NYMEX trading prices for oil futures contracts traded on the NYMEX are not available. As a result, during those gaps there will be no update to the indicative fund value.

The NYSE Arca disseminates the indicative fund value through the facilities of CTA/CQ High Speed Lines. In addition, the indicative fund value is published on the NYSE Arca’s website and is available through on-line information services such as Bloomberg and Reuters.

Dissemination of the indicative fund value provides additional information that is not otherwise available to the public and is useful to investors and market professionals in connection with the trading of US12OF units on the NYSE Arca. Investors and market professionals are able throughout the trading day to compare the market price of US12OF and the indicative fund value. If the market price of US12OF units diverges significantly from the indicative fund value, market professionals will have an incentive to execute arbitrage trades. For example, if US12OF appears to be trading at a discount compared to the indicative fund value, a market professional could buy US12OF units on the NYSE Arca and sell short oil Futures Contracts. Such arbitrage trades can tighten the tracking between the market price of US12OF and the indicative fund value and thus can be beneficial to all market participants.

In addition, other Oil Futures Contracts, Other Oil-Related Investments and Treasuries held by US12OF are valued by the Administrator, using rates and points received from client approved third party vendors (such as Reuters and WM Company) and advisor quotes. These investments are not included in the indicative value. The indicative fund value is based on the prior day’s NAV and moves up and down solely according to changes in the price of the Benchmark Oil Futures Contract.

Creation and Redemption of Units

US12OF creates and redeems units from time to time, but only in one or more Creation Baskets or Redemption Baskets. The creation and redemption of baskets are only made in exchange for delivery to US12OF or the distribution by US12OF of the amount of Treasuries and any cash represented by the baskets being created or redeemed, the amount of which is based on the combined NAV of the number of units included in the baskets being created or redeemed determined as of 4:00 p.m. New York time on the day the order to create or redeem baskets is properly received.

Authorized Purchasers are the only persons that may place orders to create and redeem baskets. Authorized Purchasers must be (1) registered broker-dealers or other securities market participants, such as banks and other financial institutions, that are not required to register as broker-dealers to engage in securities transactions as described below, and (2) DTC Participants. To become an Authorized Purchaser, a person must enter into an Authorized Purchaser Agreement with the General Partner. The Authorized Purchaser Agreement provides the procedures for the creation and redemption of baskets and for the delivery of the Treasuries and any cash required for such creations and redemptions. The Authorized Purchaser Agreement and the related procedures attached thereto may be amended by US12OF, without the consent of any limited partner or unitholder or Authorized Purchaser. Through December 31, 2011, Authorized Purchasers will pay a transaction fee of $350 to US12OF for each order they place to create or redeem one or more baskets. Beginning January 1, 2012 and after, Authorized Purchasers will pay a transaction fee of $1,000 to US12OF for each order they place to create or redeem one or more baskets. Authorized Purchasers who make deposits with US12OF in exchange for baskets receive no fees, commissions or other form of compensation or inducement of any kind from either US12OF or the General Partner, and no such person will have any obligation or responsibility to the General Partner or US12OF to effect any sale or resale of units.

Certain Authorized Purchasers are expected to be capable of participating directly in the physical crude oil market and the crude oil futures market. In some cases, Authorized Purchasers or their affiliates may from time to time buy or sell crude oil or Oil Interests and may profit in these instances. The General Partner believes that the size and operation of the crude oil market make it unlikely that an Authorized Purchaser’s direct activities in the crude oil or securities markets will significantly affect the price of crude oil, Oil Interests or the price of the units.

Each Authorized Purchaser is required to be registered as a broker-dealer under the Exchange Act and is a member in good standing with FINRA, or exempt from being or otherwise not required to be registered as a broker-dealer or a member of FINRA, and qualified to act as a broker or dealer in the states or other jurisdictions where the nature of its business so requires. Certain Authorized Purchasers may also be regulated under federal and state banking laws and regulations. Each Authorized Purchaser has its own set of rules and procedures, internal controls and information barriers as it determines is appropriate in light of its own regulatory regime.

Under the Authorized Purchaser Agreement, the General Partner has agreed to indemnify the Authorized Purchasers against certain liabilities, including liabilities under the 1933 Act, and to contribute to the payments the Authorized Purchasers may be required to make in respect of those liabilities.

The following description of the procedures for the creation and redemption of baskets is only a summary and an investor should refer to the relevant provisions of the LP Agreement and the form of Authorized Purchaser Agreement for more detail, each of which is attached as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information about where you can obtain the registration statement.

Creation Procedures

On any business day, an Authorized Purchaser may place an order with the Marketing Agent to create one or more baskets. For purposes of processing purchase and redemption orders, a “business day” means any day other than a day when any of the NYSE Arca, the NYMEX or the New York Stock Exchange is closed for regular trading. Purchase orders must be placed by 12:00 p.m. New York time or the close of regular trading on the NYSE Arca, whichever is earlier. The day on which the Marketing Agent receives a valid purchase order is referred to as the purchase order date.

By placing a purchase order, an Authorized Purchaser agrees to deposit Treasuries, cash or a combination of Treasuries and cash, as described below. Prior to the delivery of baskets for a purchase order, the Authorized Purchaser must also have wired to the Custodian the non-refundable transaction fee due for the purchase order. Authorized Purchasers may not withdraw a creation request.

The manner by which creations are made is dictated by the terms of the Authorized Purchaser Agreement. By placing a purchase order, an Authorized Purchaser agrees to (1) deposit Treasuries, cash, or a combination of Treasuries and cash with the Custodian of the fund, and (2) if required by the General Partner in its sole discretion, enter into or arrange for a block trade, an exchange for physical or exchange for swap, or any other over-the-counter energy transaction (through itself or a designated acceptable broker) with the fund for the purchase of a number and type of futures contracts at the closing settlement price for such contracts on the purchase order date. If an Authorized Purchaser fails to consummate (1) and (2), the order shall be cancelled. The number and type of contracts specified shall be determined by the General Partner, in its sole discretion, to meet US12OF’s investment objective and shall be purchased as a result of the Authorized Purchaser’s purchase of units.

Determination of Required Deposits

The total deposit required to create each basket (“Creation Basket Deposit”) is the amount of Treasuries and/or cash that is in the same proportion to the total assets of US12OF (net of estimated accrued but unpaid fees, expenses and other liabilities) on the purchase order date as the number of units to be created under the purchase order is in proportion to the total number of units outstanding on the purchase order dates. The General Partner determines, directly in its sole discretion or in consultation with the Administrator, the requirements for Treasuries and the amount of cash, including the maximum permitted remaining maturity of a Treasury and proportions of Treasury and cash that may be included in deposits to create baskets. The Marketing Agent will publish such requirements at the beginning of each business day. The amount of cash deposit required is the difference between the aggregate market value of the Treasuries required to be included in a Creation Basket Deposit as of 4:00 p.m. New York time on the date the order to purchase is properly received and the total required deposit.

Delivery of Required Deposits

An Authorized Purchaser who places a purchase order is responsible for transferring to US12OF’s account with the Custodian the required amount of Treasuries and cash by the end of the third business day following the purchase order date. Upon receipt of the deposit amount, the Administrator directs DTC to credit the number of baskets ordered to the Authorized Purchaser’s DTC account on the third business day following the purchase order date. The expense and risk of delivery and ownership of Treasuries until such Treasuries have been received by the Custodian on behalf of US12OF shall be borne solely by the Authorized Purchaser.

Because orders to purchase baskets must be placed by 12:00 p.m., New York time, but the total payment required to create a basket during the continuous offering period will not be determined until after 4:00 p.m., New York time, on the date the purchase order is received, Authorized Purchasers will not know the total amount of the payment required to create a basket at the time they submit an irrevocable purchase order for the basket. US12OF’s NAV and the total amount of the payment required to create a basket could rise or fall substantially between the time an irrevocable purchase order is submitted and the time the amount of the purchase price in respect thereof is determined.

Rejection of Purchase Orders

The General Partner acting by itself or through the Marketing Agent shall have the absolute right no obligation to reject a purchase order or a Creation Basket Deposit if:

•	it determines that the investment alternative available to US12OF at that time will not enable it to meet its investment objective;

•	it determines that the purchase order or the Creation Basket Deposit is not in proper form;

•	it believes that the purchase order or the Creation Basket Deposit would have adverse tax consequences to US12OF, the limited partners or its unitholders;

•	the acceptance or receipt of the Creation Basket Deposit would, in the opinion of counsel to the General Partner, be unlawful; or

•	circumstances outside the control of the General Partner, Marketing Agent or Custodian make it, for all practical purposes, not feasible to process creations of baskets.

None of the General Partner, Marketing Agent or Custodian will be liable for the rejection of any purchase order or Creation Basket Deposit.

Redemption Procedures

The procedures by which an Authorized Purchaser can redeem one or more baskets mirror the procedures for the creation of baskets. On any business day, an Authorized Purchaser may place an order with the Marketing Agent to redeem one or more baskets. Redemption orders must be placed by 12:00 p.m. New York time or the close of regular trading on the NYSE Arca, whichever is earlier. A redemption order so received will be effective on the date it is received in satisfactory form by the Marketing Agent. The redemption procedures allow Authorized Purchasers to redeem baskets and do not entitle an individual unitholder to redeem any units in an amount less than a Redemption Basket, or to redeem baskets other than through an Authorized Purchaser.

By placing a redemption order, an Authorized Purchaser agrees to deliver the baskets to be redeemed through DTC’s book-entry system to US12OF, as described below. Prior to the delivery of the redemption distribution for a redemption order, the Authorized Purchaser must also have wired to US12OF’s account at the Custodian the non-refundable transaction fee due for the redemption order. An Authorized Purchaser may not withdraw a redemption order.

The manner by which redemptions are made is dictated by the terms of the Authorized Purchaser Agreement. By placing a redemption order, an Authorized Purchaser agrees to (1) deliver the Redemption Basket to be redeemed through DTC’s book-entry system to the fund’s account with the Custodian not later than 3:00 p.m. New York time on the third business day following the effective date of the redemption order (“Redemption Distribution Date”), and (2) if required by the General Partner in its sole discretion, enter into or arrange for a block trade, an exchange for physical or exchange for swap, or any other over-the-counter energy transaction (through itself or a designated acceptable broker) with the fund for the sale of a number and type of futures contracts at the closing settlement price for such contracts on the Redemption Order Date. If an Authorized Purchaser fails to consummate (1) and (2) above, the order shall be cancelled. The number and type of contracts specified shall be determined by the General Partner, in its sole discretion, to meet US12OF’s investment objective and shall be sold as a result of the Authorized Purchaser’s sale of units.

Determination of Redemption Distribution

The redemption distribution from US12OF consists of a transfer to the redeeming Authorized Purchaser of an amount of Treasuries and/or cash that is in the same proportion to the total assets of US12OF (net of estimated accrued but unpaid fees, expenses and other liabilities) on the date the order to redeem is properly received as the number of units to be redeemed under the redemption order is in proportion to the total number of units outstanding on the date the order is received. The General Partner, directly or in consultation with the Administrator, determines the requirements for Treasuries and the amounts of cash, including the maximum permitted remaining maturity of a Treasury, and the proportions of Treasuries and cash that may be included in distributions to redeem baskets. The Marketing Agent will publish an estimate of the redemption distribution per basket as of the beginning of each business day.

Delivery of Redemption Distribution

The redemption distribution due from US12OF will be delivered to the Authorized Purchaser by 3:00 p.m. New York time on the third business day following the redemption order date if, by 3:00 p.m. New York time on such third business day, US12OF’s DTC account has been credited with the baskets to be redeemed. If US12OF’s DTC account has not been credited with all of the baskets to be redeemed by such time, the redemption distribution will be delivered to the extent of whole baskets received. Any remainder of the redemption distribution will be delivered on the next business day to the extent of remaining whole baskets received if US12OF receives the fee applicable to the extension of the redemption distribution date which the General Partner may, from time to time, determine and the remaining baskets to be redeemed are credited to US12OF’s DTC account by 3:00 p.m. New York time on such next business day. Any further outstanding amount of the redemption order shall be cancelled. Pursuant to information from the General Partner, the Custodian will also be authorized to deliver the redemption distribution notwithstanding that the baskets to be redeemed are not credited to US12OF’s DTC account by 3:00 p.m. New York time on the third business day following the redemption order date if the Authorized Purchaser has collateralized its obligation to deliver the baskets through DTC’s book entry-system on such terms as the General Partner may from time to time determine.

Suspension or Rejection of Redemption Orders

The General Partner may, in its discretion, suspend the right of redemption, or postpone the redemption settlement date, (1) for any period during which the NYSE Arca or the NYMEX is closed other than customary weekend or holiday closings, or trading on the NYSE Arca or the NYMEX is suspended or restricted, (2) for any period during which an emergency exists as a result of which delivery, disposal or evaluation of Treasuries is not reasonably practicable, or (3) for such other period as the General Partner determines to be necessary for the protection of the limited partners or unitholders. For example, the General Partner may determine that it is necessary to suspend redemptions to allow for the orderly liquidation of US12OF’s assets at an appropriate value to fund a redemption. If the General Partner has difficulty liquidating its positions, e.g., because of a market disruption event in the futures markets, a suspension of trading by the exchange where the futures contracts are listed or an unanticipated delay in the liquidation of a position in an over the counter contract, it may be appropriate to suspend redemptions until such time as such circumstances are rectified. None of the General Partner, the Marketing Agent, the Administrator, or the Custodian will be liable to any person or in any way for any loss or damages that may result from any such suspension or postponement.

Redemption orders must be made in whole baskets. The General Partner will reject a redemption order if the order is not in proper form as described in the Authorized Purchaser Agreement or if the fulfillment of the order, in the opinion of its counsel, might be unlawful. The General Partner may also reject a redemption order if the number of units being redeemed would reduce the remaining outstanding units to 100,000 units (i.e., one basket) or less, unless the General Partner has reason to believe that the placer of the redemption order does in fact possess all the outstanding units and can deliver them.

Creation and Redemption Transaction Fee

To compensate US12OF for its expenses in connection with the creation and redemption of baskets, an Authorized Purchaser is required to pay a transaction fee to US12OF. Through December 31, 2011, the transaction fee is $350 per order to create or redeem baskets, regardless of the number of baskets in such order. Beginning January 1, 2012 and after, the transaction fee is $1,000. An order may include multiple baskets. The transaction fee may be reduced, increased or otherwise changed by the General Partner. The General Partner shall notify DTC of any change in the transaction fee and will not implement any increase in the fee for the redemption of baskets until 30 days after the date of the notice.

Tax Responsibility

Authorized Purchasers are responsible for any transfer tax, sales or use tax, stamp tax, recording tax, value added tax or similar tax or governmental charge applicable to the creation or redemption of baskets, regardless of whether or not such tax or charge is imposed directly on the Authorized Purchaser, and agree to indemnify the General Partner and US12OF if they are required by law to pay any such tax, together with any applicable penalties, additions to tax and interest thereon.

Secondary Market Transactions

As noted, US12OF creates and redeems units from time to time, but only in one or more Creation Baskets or Redemption Baskets. The creation and redemption of baskets are only made in exchange for delivery to US12OF or the distribution by US12OF of the amount of Treasuries and cash represented by the baskets being created or redeemed, the amount of which will be based on the aggregate NAV of the number of units included in the baskets being created or redeemed determined on the day the order to create or redeem baskets is properly received.

As discussed above, Authorized Purchasers are the only persons that may place orders to create and redeem baskets. Authorized Purchasers must be registered broker-dealers or other securities market participants, such as banks and other financial institutions that are not required to register as broker-dealers to engage in securities transactions. An Authorized Purchaser is under no obligation to create or redeem baskets, and an Authorized Purchaser is under no obligation to offer to the public units of any baskets it does create. Authorized Purchasers that do offer to the public units from the baskets they create will do so at per-unit offering prices that are expected to reflect, among other factors, the trading price of the units on the NYSE Arca, the NAV of US12OF at the time the Authorized Purchaser purchased the Creation Baskets and the NAV of the units at the time of the offer of the units to the public, the supply of and demand for units at the time of sale, and the liquidity of the Oil Futures Contract market and the market for Other Oil-Related Investments. The prices of units offered by Authorized Purchasers are expected to fall between US12OF’s NAV and the trading price of the units on the NYSE Arca at the time of sale. Units initially comprising the same basket but offered by Authorized Purchasers to the public at different times may have different offering prices. An order for one or more baskets may be placed by an Authorized Purchaser on behalf of multiple clients. Authorized Purchasers who make deposits with US12OF in exchange for baskets receive no fees, commissions or other form of compensation or inducement of any kind from either US12OF or the General Partner, and no such person has any obligation or responsibility to the General Partner or US12OF to effect any sale or resale of units. Units trade in the secondary market on the NYSE Arca. Units may trade in the secondary market at prices that are lower or higher relative to their NAV per unit. The amount of the discount or premium in the trading price relative to the NAV per unit may be influenced by various factors, including the number of investors who seek to purchase or sell units in the secondary market and the liquidity of the Oil Futures Contracts market and the market for Other Oil-Related Investments. While the units trade during the core trading session on the NYSE Arca until 4:00 p.m. New York time, liquidity in the market for Oil Futures Contracts and Other Oil-Related Investments may be reduced after the close of the NYMEX at 2:30 p.m. New York time. As a result, during this time, trading spreads, and the resulting premium or discount, on the units may widen.

Use of Proceeds

The General Partner causes US12OF to transfer the proceeds from the sale of Creation Baskets to the Custodian or other custodian for trading activities. The General Partner will invest US12OF’s in Futures Contracts and Other Oil-Related Investments and investments in Treasuries, cash and/or cash equivalents. When US12OF purchases a Futures Contract and certain exchange-traded Other Oil-Related Investments, US12OF is required to deposit with the selling futures commission merchant on behalf of the exchange a portion of the value of the contract or other interest as security to ensure payment for the obligation under Oil Interests at maturity. This deposit is known as initial margin. Counterparties in transactions in over-the-counter Oil Interests will generally impose similar collateral requirements on US12OF. The General Partner will invest the assets that remain after margin and collateral are posted in Treasuries, cash and/or cash equivalents Subject to these margin and collateral requirements. the General Partner has sole authority to determine the percentage of assets that are:

•	held on deposit with the futures commission merchant or other custodian,

•	used for other investments, and

•	held in bank accounts to pay current obligations and as reserves.

Approximately 5% to 20% of US12OF’s assets have normally been committed as margin for commodity futures contracts. However, from time to time, the percentage of assets committed as margin may be substantially more, or less, than such range. Ongoing margin and collateral payments will generally be required for both exchange-traded and over-the-counter Oil Interests based on changes in the value of the Oil Interests. Furthermore, ongoing collateral requirements with respect to over-the-counter Oil Interests are negotiated by the parties, and may be affected by overall market volatility, volatility of the underlying commodity or index, the ability of the counterparty to hedge its exposure under the Oil Interest, and each party’s creditworthiness. In light of the differing requirements for initial payments under exchange-traded and over-the-counter Oil Interests and the fluctuating nature of ongoing margin and collateral payments, it is not possible to estimate what portion of US12OF’s assets will be posted as margin or collateral at any given time. The Treasuries, cash and cash equivalents held by US12OF will constitute reserves that will be available to meet ongoing margin and collateral requirements. All interest income will be used for US12OF’s benefit. The General Partner invests the balance of US12OF’s assets not invested in Oil Interests or held in margin as reserves to be available for changes in margin. All interest income is used for US12OF’s benefit.

A futures commission merchant, counterparty, government agency or commodity exchange could increase margin or collateral requirements applicable to US12OF to hold trading positions at any time. Moreover, margin is merely a security deposit and has no bearing on the profit or loss potential for any positions held.

The assets of US12OF posted as margin for Futures Contracts will be held in segregation pursuant to the Commodity Exchange Act and CFTC regulations. Collateral posted in connection with over-the-counter contracts held with US12OF’s futures commission merchant will be similarly segregated and if held with other counterparties will be segregated pursuant to contracts between US12OF and its counterparties.

Limited Partnership Agreement

The following paragraphs are a summary of certain provisions of our LP Agreement. The following discussion is qualified in its entirety by reference to our LP Agreement.

Authority of the General Partner

Our General Partner is generally authorized to perform all acts deemed necessary to carry out the purposes of the limited partnership and to conduct our business. Our partnership existence will continue into perpetuity, until terminated in accordance with our LP Agreement. Our General Partner has a power of attorney to take certain actions, including the execution and filing of documents, on our behalf and with respect to our LP Agreement. However, our partnership agreement limits the authority of our General Partner as follows:

•

Other than in connection with the issuance or redemption of units, or upon termination of the partnership as contemplated by the LP Agreement, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the partnership’s assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination with any other person) or approve on behalf of the partnership, the sale, exchange or other disposition of all or substantially all of the assets of all of the partnership, taken as a whole, without the approval of at least a majority of the limited partners; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the partnership’s assets and shall not apply to any forced sale of any or all of the partnership’s assets pursuant to the foreclosure of, or other realization upon, any such encumbrance.

•

The General Partner is not authorized to institute or initiate on behalf of, or otherwise cause, the partnership to (a) make a general assignment for the benefit of creditors; (b) file a voluntary bankruptcy petition; or (c) file a petition seeking for the partnership a reorganization, arrangement, composition, readjustment liquidation, dissolution or similar relief under any law.

•

The General Partner may not, without written approval of the specific act by all of the limited partners or by other written instrument executed and delivered by all of the limited partners subsequent to the date of the LP Agreement, take any action in contravention of the LP Agreement, including, without limitation, (i) any act that would make it impossible to carry on the ordinary business of the partnership, except as otherwise provided in the LP Agreement; (ii) possess partnership property, or assign any rights in specific partnership property, for other than a partnership purpose; (iii) admit a person as a partner, except as otherwise provided in the LP Agreement; (iv) amend the LP Agreement in any manner, except as otherwise provided in the LP Agreement or applicable law; or (v) transfer its interest as General Partner of the partnership, except as otherwise provided in the LP Agreement.

•

In general, unless approved by a majority of the limited partners, our General Partner shall not take any action, or refuse to take any reasonable action, the effect of which would be to cause us, to the extent it would materially and adversely affect limited partners, to be taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes.

Withdrawal or Removal of Our General Partner

The General Partner shall be deemed to have withdrawn from the partnership upon the occurrence of any one of the following events:

•	the General Partner voluntarily withdraws from the partnership by giving written notice to the other partners;

•	the General Partner transfers all of its rights as General Partner;

•	the General Partner is removed;

•

the General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition; (C) files a petition or answer seeking for itself a reorganization, arrangement, composition, readjustment liquidation, dissolution or similar relief under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A) – (C) of this sentence; or (E) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the General Partner or of all or any substantial part of its properties;

•

a final and non-appealable judgment is entered by a court with appropriate jurisdiction ruling that the General Partner is bankrupt or insolvent or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect; or

•

a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation.

The General Partner may be removed with or without cause if such removal is approved by the holders of at least 66 2/3% of the outstanding units (excluding for this purpose units held by the General Partner and its affiliates).

Meetings

All acts of the limited partners should be done in accordance with the Delaware Revised Uniform Limited Partnership Act (“DRULPA”). Upon the written request of 20% or more in interest of the limited partners, the General Partner may, but is not required to, call a meeting of the limited partners. Notice of such meeting shall be given within 30 days after, and the meeting shall be held within 60 days after, receipt of such request. The General Partner may also call a meeting not less than 20 and not more than 60 days prior to the meeting. Any such notice shall state briefly the purpose of the meeting, which shall be held at a reasonable time and place. Any limited partner may obtain a list of names, addresses, and interests of the limited partners upon written request to the General Partner.

Limited Liability

Assuming that a limited partner does not take part in the control of our business, and that he otherwise acts in conformity with the provisions of our LP Agreement, his liability under Delaware law will be limited, subject to certain possible exceptions, generally to the amount of capital he is obligated to contribute to us in respect of his units or other limited partner interests plus his share of any of our undistributed profits and assets. In light of the fact that a limited partner’s liability may extend beyond his capital contributions, a limited partner may lose more money than he contributed.

Under Delaware law, a limited partner might be held liable for US12OF’s obligations as if it were a General Partner if the limited partner participates in the control of the partnership’s business and the persons who transact business with the partnership think the limited partner is the General Partner.

Under the LP Agreement, a limited partner will not be liable for assessments in addition to its initial capital investment in any of US12OF’s capital securities representing limited partnership interests. However, a limited partner still may be required to repay to US12OF any amounts wrongfully returned or distributed to it under some circumstances. Under Delaware law, US12OF may not make a distribution to limited partners if the distribution causes US12OF’s liabilities (other than liabilities to partners on account of their partnership interests and nonrecourse liabilities) to exceed the fair value of US12OF’s assets. Delaware law provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution violated the law will be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution.

The General Partner Has Conflicts of Interest

There are present and potential future conflicts of interest in US12OF’s structure and operation you should consider before you purchase units. The General Partner will use this notice of conflicts as a defense against any claim or other proceeding made. If the General Partner is not able to resolve these conflicts of interest adequately, it may impact US12OF’s and the Related Public Funds’ ability to achieve their investment objectives.

US12OF and the General Partner may have inherent conflicts to the extent the General Partner attempts to maintain US12OF’s asset size in order to preserve its fee income and this may not always be consistent with US12OF’s objective of having the value of its unit’s NAV track changes in the price of the Benchmark Oil Futures Contract.

The General Partner’s officers, directors and employees, do not devote their time exclusively to US12OF. These persons are directors, officers or employees of other entities which may compete with US12OF for their services. They could have a conflict between their responsibilities to US12OF and to those other entities. The General Partner believes that it has sufficient personnel, time, and working capital to discharge its responsibilities in a fair manner and that these persons’ conflicts should not impair their ability to provide services to US12OF.

The General Partner and the General Partner’s principals, officers, directors and employees may trade futures and related contracts for their own account. Limited partners and other unitholders are not permitted to inspect the trading records or any written policies related to such trading of the General Partner and its principals, officers, directors and employees. A conflict of interest may exist if their trades are in the same markets and at the same time as US12OF trades using the clearing broker to be used by US12OF. A potential conflict also may occur when the General Partner’s principals trade their accounts more aggressively or take positions in their accounts which are opposite, or ahead of, the positions taken by US12OF. The General Partner has adopted a Code of Business Conduct and Ethics to ensure that the officers, directors, and employees of the General Partner and its affiliates do not engage in trades that will harm the fund or the unitholders. The General Partner has also adopted a Corporate Governance Policy. If these provisions are not successful, unitholders may be harmed in that such trades could affect the prices of the futures contracts purchased by US12OF which could affect US12OF’s ability to track the Benchmark Oil Futures Contract. The Code of Business Conduct and Ethics and the Corporate Governance Policy may be found on US12OF’s website at www.unitedstates12monthoilfund.com.

The General Partner has sole current authority to manage the investments and operations of US12OF, and this may allow it to act in a way that furthers its own interests which may create a conflict with your best interests. Limited partners have limited voting control, which will limit their ability to influence matters such as amendment of the LP Agreement, change in US12OF’s basic investment policy, dissolution of this fund, or the sale or distribution of US12OF’s assets.

The General Partner serves as the general partner or sponsor to each of US12OF and the Related Public Funds. The General Partner may have a conflict to the extent that its trading decisions for US12OF may be influenced by the effect they would have on the other funds it manages. By way of example, if, as a result of reaching position limits imposed by the NYMEX, USNG purchased gasoline futures contracts, this decision could impact UGA’s ability to purchase additional gasoline futures contracts if the number of contracts held by funds managed by the General Partner reached the maximum allowed by the NYMEX. Similar situations could adversely affect the ability of any fund to track its benchmark futures contract.

In addition, the General Partner is required to indemnify the officers and directors of the other funds, if the need for indemnification arises. This potential indemnification will cause the General Partner’s assets to decrease. If the General Partner’s other sources of income are not sufficient to compensate for the indemnification, then the General Partner may terminate and you could lose your investment.

No Resolution of Conflicts Procedures

Whenever a conflict of interest exists or arises between the General Partner on the one hand, and the partnership or any limited partner, on the other hand, any resolution or course of action by the General Partner in respect of such conflict of interest shall be permitted and deemed approved by all partners and shall not constitute a breach of the LP Agreement or of any agreement contemplated hereby or of a duty stated or implied by law or equity, if the resolution or course of action is, or by operation of the LP Agreement is deemed to be, fair and reasonable to the partnership. If a dispute arises, under the LP Agreement it will be resolved either through negotiations with the General Partner or by courts located in the State of Delaware.

Under the LP Agreement, any resolution is deemed to be fair and reasonable to the partnership if the resolution is:

•	approved by the audit committee, although no party is obligated to seek approval and the General Partner may adopt a resolution or course of action that has not received approval;

•	on terms no less favorable to the limited partners than those generally being provided to or available from unrelated third parties; or

•

fair to the limited partners, taking into account the totality of the relationships of the parties involved including other transactions that may be particularly favorable or advantageous to the limited partners.

The previous risk factors and conflicts of interest are complete as of the date of this prospectus; however, additional risks and conflicts may occur which are not presently foreseen by the General Partner. You may not construe this prospectus as legal or tax advice. Before making an investment in this fund, you should read this entire prospectus, including the LP Agreement (Appendix B). You should also consult with your personal legal, tax, and other professional advisors.

Interests of Named Experts and Counsel

The General Partner has employed Sutherland Asbill & Brennan LLP to prepare this prospectus. Neither the law firm nor any other expert hired by US12OF to give advice on the preparation of this offering document has been hired on a contingent fee basis. Nor does any of them have any present or future expectation of interest in the General Partner, Marketing Agent, Authorized Purchasers, Custodian, Administrator or other service providers to US12OF.

The General Partner’s Responsibilities and Remedies

Pursuant to the DRULPA, parties may contractually modify or even eliminate fiduciary duties in a limited partnership agreement to the limited partnership itself, or to another partner or person otherwise bound by the limited partnership agreement. Parties may not, however, eliminate the implied covenant of good faith and fair dealing. Where parties unambiguously provide for fiduciary duties in a limited partnership agreement, those expressed duties become the standard courts will use to determine whether such duties were breached. For this reason, US12OF’s limited partnership agreement does not explicitly provide for any fiduciary duties so that common law fiduciary duty principles will apply to measure the General Partner’s conduct.

A prospective investor should be aware that the General Partner has a responsibility to limited partners of US12OF to exercise good faith and fairness in all dealings. The fiduciary responsibility of a general partner to limited partners is a developing and changing area of the law and limited partners who have questions concerning the duties of the General Partner should consult with their counsel. In the event that a limited partner of US12OF believes that the General Partner has violated its fiduciary duty to the limited partners, he may seek legal relief individually or on behalf of US12OF under applicable laws, including under DRULPA and under commodities laws, to recover damages from or require an accounting by the General Partner. Limited partners may also have the right, subject to applicable procedural and jurisdictional requirements, to bring class actions in federal court to enforce their rights under the federal securities laws and the rules and regulations promulgated thereunder by the SEC. Limited partners who have suffered losses in connection with the purchase or sale of the units may be able to recover such losses from the General Partner where the losses result from a violation by the General Partner of the federal securities laws. State securities laws may also provide certain remedies to limited partners. Limited partners should be aware that performance by the General Partner of its fiduciary duty is measured by the terms of the LP Agreement as well as applicable law. Limited partners are afforded certain rights to institute reparations proceedings under the Commodity Exchange Act for violations of the Commodity Exchange Act or of any rule, regulation or order of the CFTC by the General Partner.

Liability and Indemnification

Under the LP Agreement, neither a General Partner nor any employee or other agent of US12OF nor any officer, director, stockholder, partner, employee or agent of a General Partner (a “ Protected Person ”) shall be liable to any partner or US12OF for any mistake of judgment or for any action or inaction taken, nor for any losses due to any mistake of judgment or to any action or inaction or to the negligence, dishonesty or bad faith of any officer, director, stockholder, partner, employee, agent of US12OF or any officer, director, stockholder, partner, employee or agent of such General Partner, provided that such officer, director, stockholder, partner, employee, or agent of the partner or officer, director, stockholder, partner, employee or agent of such General Partner was selected, engaged or retained by such General Partner with reasonable care, except with respect to any matter as to which such General Partner shall have been finally adjudicated in any action, suit or other proceeding not to have acted in good faith in the reasonable belief that such Protected Person’s action was in the best interests of US12OF and except that no Protected Person shall be relieved of any liability to which such Protected Person would otherwise be subject by reason of willful misfeasance, gross negligence or reckless disregard of the duties involved in the conduct of the Protected Person’s office.

US12OF shall, to the fullest extent permitted by law, but only out of US12OF assets, indemnify and hold harmless a General Partner and each officer, director, stockholder, partner, employee or agent thereof (including persons who serve at US12OF’s request as directors, officers or trustees of another organization in which US12OF has an interest as a unitholder, creditor or otherwise) and their respective Legal Representatives and successors (hereinafter referred to as a “ Covered Person ” against all liabilities and expenses, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceedings, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such person may be or may have been threatened, while in office or thereafter, by reason of an alleged act or omission as a General Partner or director or officer thereof, or by reason of its being or having been such a General Partner, director or officer, except with respect to any matter as to which such Covered Person shall have been finally adjudicated in any such action, suit or other proceeding not to have acted in good faith in the reasonable belief that such Covered Person’s action was in the best interest of US12OF, and except that no Covered Person shall be indemnified against any liability to US12OF or limited partners to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office. Expenses, including counsel fees so incurred by any such Covered Person, may be paid from time to time by US12OF in advance of the final disposition of any such action, suit or proceeding on the condition that the amounts so paid shall be repaid to US12OF if it is ultimately determined that the indemnification of such expenses is not authorized hereunder.

Provisions of Law

According to applicable law, indemnification of the General Partner is payable only if the General Partner determined, in good faith, that the act, omission or conduct that gave rise to the claim for indemnification was in the best interest of US12OF and the act, omission or activity that was the basis for such loss, liability, damage, cost or expense was not the result of negligence or misconduct and such liability or loss was not the result of negligence or misconduct by the General Partner, and such indemnification or agreement to hold harmless is recoverable only out of the assets of US12OF and not from the members, individually.

Provisions of Federal and State Securities Laws

This offering is made pursuant to federal and state securities laws. The SEC and state securities agencies take the position that indemnification of the General Partner that arises out of an alleged violation of such laws is prohibited unless certain conditions are met.

Those conditions require that no indemnification of the General Partner or any underwriter for US12OF may be made in respect of any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the party seeking indemnification and the court approves the indemnification; (ii) such claim has been dismissed with prejudice on the merits by a court of competent as to the party seeking indemnification; or (iii) a court of competent jurisdiction approves a settlement of the claims against the party seeking indemnification and finds that indemnification of the settlement and related costs should be made, provided that, before seeking such approval, the General Partner or other indemnitee must apprise the court of the position held by regulatory agencies against such indemnification. These agencies are the SEC and the securities administrator of the State or States in which the plaintiffs claim they were offered or sold membership interests.

Provisions of the 1933 Act and NASAA Guidelines

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to the General Partner or its directors, officers, or persons controlling US12OF, US12OF has been informed that SEC and the various State administrators believe that such indemnification is against public policy as expressed in the 1933 Act and the North American Securities Administrators Association, Inc. (“NASAA”) commodity pool guidelines and is therefore unenforceable.

Books and Records

US12OF keeps its books of record and account at its office located at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502 or at the offices of the Administrator at its office located at 40 Water Street, Boston, Massachusetts, 02109, or such office, including of an administrative agent, as it may subsequently designate upon notice. These books and records are open to inspection by any person who establishes to US12OF’s satisfaction that such person is a limited partner upon reasonable advance notice at all reasonable times during the usual business hours of US12OF.

US12OF keeps a copy of US12OF’s LP Agreement on file in its office which is available for inspection on reasonable advance notice at all reasonable times during its usual business hours by any limited partner.

Statements, Filings, and Reports

At the end of each fiscal year, US12OF will furnish to DTC Participants for distribution to each person who is a unitholder at the end of the fiscal year an annual report containing US12OF’s audited financial statements and other information about US12OF. The General Partner is responsible for the registration and qualification of the units under the federal securities laws and federal commodities laws and any other securities and blue sky laws of the United States or any other jurisdiction as the General Partner may select. The General Partner is responsible for preparing all reports required by the SEC and the CFTC, but has entered into an agreement with the Administrator to prepare these reports as required by the SEC, CFTC and the NYSE Arca on US12OF’s behalf.

The financial statements of US12OF will be audited, as required by law and as may be directed by the General Partner, by an independent registered public accounting firm designated from time to time by the General Partner. The accountants report will be furnished by US12OF to unitholders upon request. US12OF will make such elections, file such tax returns, and prepare, disseminate and file such tax reports, as it is advised by its counsel or accountants are from time to time required by any applicable statute, rule or regulation.

Reports to Limited Partners

In addition to periodic reports filed with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, all of which can be accessed on the SEC’s website at www.sec.gov or on US12OF’s website at www.unitedstates12monthoilfund.com , US12OF, pursuant to the LP Agreement, will provide the following reports to limited partners in the manner prescribed below:

Annual Reports. Within 90 days after the end of each fiscal year, the General Partner shall cause to be delivered to each limited partner who was a limited partner at any time during the fiscal year, an annual report containing the following:

(i)	financial statements of the partnership, including, without limitation, a balance sheet as of the end of the partnership’s fiscal year and statements of income, partners’ equity and changes in financial position, for such fiscal year, which shall be prepared in accordance with accounting principles generally accepted in the United States of America consistently applied and shall be audited by a firm of independent certified public accountants registered with the Public Company Accounting Oversight Board,

(ii)	a general description of the activities of the partnership during the period covered by the report, and

(iii)	a report of any material transactions between the partnership and the General Partner or any of its affiliates, including fees or compensation paid by the partnership and the services performed by the General Partner or any such affiliate for such fees or compensation.

Quarterly Reports. Within 45 days after the end of each quarter of each fiscal year, the General Partner shall cause to be delivered to each limited partner who was a limited partner at any time during the quarter then ended, a quarterly report containing a balance sheet and statement of income for the period covered by the report, each of which may be unaudited but shall be certified by the General Partner as fairly presenting the financial position and results of operations of the partnership during the period covered by the report. The report shall also contain a description of any material event regarding the business of the partnership during the period covered by the report.

Monthly Reports. Within 30 days after the end of each month, the General Partner shall cause to be posted on its website and, upon request, to be delivered to each limited partner who was a limited partner at any time during the month then ended, a monthly report containing an account statement, which will include a statement of income (loss) and a statement of changes in NAV, for the prescribed period. In addition, the account statement will disclose any material business dealings between the partnership, General Partner, commodity trading advisor (if any), futures commission merchant, or the principals thereof that previously have not been disclosed in this prospectus or any amendment thereto, other account statements or annual reports.

US12OF will provide information to its unitholders to the extent required by applicable SEC, CFTC, and NYSE Arca requirements. An issuer, such as US12OF, of exchange-traded securities may not always readily know the identities of the investors who own those securities. US12OF will post the same information that would otherwise be provided in US12OF’s reports to limited partners described above including its monthly account statements, which will include, without limitation, US12OF’s NAV, on US12OF’s website (www.unitedstates12monthoilfund.com).

Fiscal Year

The fiscal year of US12OF is the calendar year. The General Partner may select an alternate fiscal year.

Governing Law; Consent to Delaware Jurisdiction

The rights of the General Partner, US12OF, DTC (as registered owner of US12OF’s global certificate for units) and the unitholders, are governed by the laws of the State of Delaware. The General Partner, US12OF and DTC and, by accepting units, each DTC Participant and each unitholder, consent to the jurisdiction of the courts of the State of Delaware and any federal courts located in Delaware. Such consent is not required for any person to assert a claim of Delaware jurisdiction over the General Partner or US12OF.

Legal Matters

Litigation and Claims

Within the past 5 years of the date of this prospectus, there have been no material administrative, civil or criminal actions against the General Partner, underwriter, or any principal or affiliate of either of them. This includes any actions pending, on appeal, concluded, threatened, or otherwise known to them.

Legal Opinion

Sutherland Asbill & Brennan LLP is counsel to advise US12OF and the General Partner with respect to the units being offered hereby and has passed upon the validity of the units being issued hereunder. Sutherland Asbill & Brennan LLP has also provided the General Partner with its opinion with respect to federal income tax matters addressed herein.

Experts

Spicer Jeffries LLP, an independent registered public accounting firm, has audited the financial statements of United States 12 Month Oil Fund, LP, at December 31, 2008, December 31, 2009 and December 31, 2010 that appear in the annual report on Form 10-K that is incorporated by reference. The financial statements in the 10-K were included in reliance upon the report of Spicer Jeffries LLP, given on its authority of such firm as experts in accounting and auditing.

Privacy Policy

US12OF and the General Partner may collect or have access to certain nonpublic personal information about current and former investors. Nonpublic personal information may include information received from investors, such as an investor’s name, social security number and address, as well as information received from brokerage firms about investor holdings and transactions in units of US12OF.

US12OF and the General Partner do not disclose nonpublic personal information except as required by law or as described in their Privacy Policy. In general, US12OF and the General Partner restrict access to the nonpublic personal information they collect about investors to those of their and their affiliates’ employees and service providers who need access to such information to provide products and services to investors.

US12OF and the General Partner maintain safeguards that comply with federal law to protect investors’ nonpublic personal information. These safeguards are reasonably designed to (1) ensure the security and confidentiality of investors’ records and information, (2) protect against any anticipated threats or hazards to the security or integrity of investors’ records and information, and (3) protect against unauthorized access to or use of investors’ records or information that could result in substantial harm or inconvenience to any investor. Third-party service providers with whom US12OF and the General Partner share nonpublic personal information about investors must agree to follow appropriate standards of security and confidentiality, which includes safeguarding such nonpublic personal information physically, electronically and procedurally.

A copy of US12OF and the General Partner’s current Privacy Policy is provided to investors annually and is also available upon request.

U.S. Federal Income Tax Considerations

The following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of units in US12OF, and the U.S. federal income tax treatment of US12OF, as of the date hereof. This discussion is applicable to a beneficial owner of units who purchases units in the offering to which this prospectus relates, including a beneficial owner who purchases units from an Authorized Purchaser. Except where noted otherwise, it deals only with units held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, tax-exempt entities, insurance companies, persons holding units as a part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated transaction for federal income tax purposes, traders in securities or commodities that elect to use a mark-to-market method of accounting, or holders of units whose “functional currency” is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations (“Treasury Regulations”), rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below.

Persons considering the purchase, ownership or disposition of units should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction. As used herein, a “U.S. unitholder” of a unit means a beneficial owner of a unit that is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust (X) that is subject to the supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Code or (Y) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. A “Non-U.S. unitholder” is a holder that is not a U.S. unitholder. If a partnership holds our units, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our units, you should consult your own tax advisor regarding the tax consequences.

The General Partner of US12OF has received the opinion of Sutherland Asbill & Brennan LLP, counsel to US12OF, that the material U.S. federal income tax consequences to US12OF and to U.S. unitholders and Non-U.S. unitholders will be as described below. In rendering its opinion, Sutherland Asbill & Brennan LLP has relied on the facts described in this prospectus as well as certain factual representations made by US12OF and the General Partner. The opinion of Sutherland Asbill & Brennan LLP is not binding on the Internal Revenue Service (“IRS”), and as a result, the IRS may not agree with the tax positions taken by US12OF. If challenged by the IRS, US12OF’s tax positions might not be sustained by the courts. No ruling has been requested from the IRS with respect to any matter affecting US12OF or prospective investors.

EACH PROSPECTIVE INVESTOR IS ADVISED TO CONSULT ITS OWN TAX ADVISOR AS TO HOW THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN US12OF APPLY TO YOU AND AS TO HOW APPLICABLE STATE, LOCAL OR FOREIGN TAXES APPLY TO YOU.

Tax Status of US12OF

US12OF is organized and operates as a limited partnership in accordance with the provisions of the LP Agreement and applicable state law. Under the Code, an entity classified as a partnership that is deemed to be a “publicly traded partnership” is generally taxable as a corporation for federal income tax purposes. The Code provides an exception to this general rule for a publicly traded partnership whose gross income for each taxable year of its existence consists of at least 90% “qualifying income” (“qualifying income exception”). For this purpose, section 7704 defines “qualifying income” as including, in pertinent part, interest (other than from a financial business), dividends and gains from the sale or disposition of capital assets held for the production of interest or dividends. In addition, in the case of a partnership a principal activity of which is the buying and selling of commodities (other than as inventory) or of futures, forwards and options with respect to commodities, “qualifying income” includes income and gains from such commodities and futures, forwards and options with respect to commodities. US12OF and the General Partner have represented the following to Sutherland Asbill & Brennan LLP:

•	At least 90% of US12OF’s gross income for each taxable year will constitute “qualifying income” within the meaning of Code section 7704 (as described above);

•	US12OF is organized and operated in accordance with its governing agreements and applicable law;

•	US12OF has not elected, and will not elect, to be classified as a corporation for U.S. federal income tax purposes.

Based in part on these representations, Sutherland Asbill & Brennan LLP is of the opinion that US12OF classifies as a partnership for federal income tax purposes and that it is not taxable as a corporation for such purposes.

If US12OF failed to satisfy the qualifying income exception in any year, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, US12OF would be taxable as a corporation for federal income tax purposes and would pay federal income tax on its income at regular corporate rates. In that event, unitholders would not report their share of US12OF’s income or loss on their returns. In addition, distributions to unitholders would be treated as dividend income to the extent of US12OF’s current and accumulated earnings and profits. To the extent a distribution exceeded US12OF’s earnings and profits, the distribution would be treated as a return of capital to the extent of a unitholder’s basis in its units, and thereafter as gain from the sale of units. Accordingly, if US12OF were to be taxable as a corporation, it would likely have a material adverse effect on the economic return from an investment in US12OF and on the value of the units.

The remainder of this summary assumes that US12OF is classified as a partnership for federal income tax purposes and that it is not taxable as a corporation.

U.S. Unitholders

Tax Consequences of Ownership of Units

Taxation of US12OF’s Income. No U.S. federal income tax is paid by US12OF on its income. Instead, US12OF files annual information returns, and each U.S. unitholder is required to report on its U.S. federal income tax return its allocable share of the income, gain, loss and deduction of US12OF. For example, unitholders must take into account their share of ordinary income realized by US12OF from accruals of interest on Treasuries and other investments, and their share of gain from Oil Futures Contracts and Other Oil-Related Investments. These items must be reported without regard to the amount (if any) of cash or property the unitholder receives as a distribution from US12OF during the taxable year. Consequently, a unitholder may be allocated income or gain by US12OF but receive no cash distribution with which to pay its tax liability resulting from the allocation, or may receive a distribution that is insufficient to pay such liability. Because the General Partner currently does not intend to make distributions, it is likely that in any year US12OF realizes net income and/or gain that a U.S. unitholder will be required to pay taxes on its allocable share of such income or gain from sources other than US12OF distributions. In addition, for taxable years beginning after December 31, 2012, individuals with income in excess of $200,000 ($250,000 in the case of married individuals filing jointly) and certain estates and trusts are subject to an additional 3.8% tax on their “net investment income,” which generally includes net income from interest, dividends, annuities, royalties, and rents, and net capital gains (other than certain amounts earned from trades or businesses).

Allocations of US12OF’s Profit and Loss. Under Code section 704, the determination of a partner’s distributive share of any item of income, gain, loss, deduction or credit is governed by the applicable organizational document unless the allocation provided by such document lacks “substantial economic effect.” An allocation that lacks substantial economic effect nonetheless will be respected if it is in accordance with the partners’ interests in the partnership, determined by taking into account all facts and circumstances relating to the economic arrangements among the partners.

In general, US12OF applies a monthly closing-of-the-books convention in determining allocations of economic profit or loss to unitholders. Income, gain, loss and deduction are determined on a monthly “mark-to-market” basis, taking into account our accrued income and deductions and realized and unrealized gains and losses for the month. These items are allocated among the holders of units in proportion to the number of units owned by them as of the close of business on the last business day of the month. Items of taxable income, deduction, gain, loss and credit recognized by US12OF for federal income tax purposes for any taxable year are allocated among holders in a manner that equitably reflects the allocation of economic profit or loss. US12OF has made the election permitted by section 754 of the Code, which election is irrevocable without the consent of the Service. The effect of this election is that when a secondary market sale of our units occurs, we adjust the purchaser’s proportionate share of the tax basis of our assets to fair market value, as reflected in the price paid for the units, as if the purchaser had directly acquired an interest in our assets. The section 754 election is intended to eliminate disparities between a partner’s basis in its partnership interest and its share of the tax bases of the partnership’s assets, so that the partner’s allocable share of taxable gain or loss on a disposition of an asset will correspond to its share of the appreciation or depreciation in the value of the asset since it acquired its interest. Depending on the price paid for units and the tax bases of US12OF’s assets at the time of the purchase, the effect of the section 754 election on a purchaser of units may be favorable or unfavorable.

US12OF applies certain assumptions and conventions in determining and allocating items for tax purposes in order to reduce the complexity and costs of administration. The General Partner believes that application of these assumptions and conventions is consistent with the intent of the partnership provisions of the Code, and that the resulting allocations have substantial economic effect or otherwise are respected as being in accordance with unitholders’ interests in US12OF for federal income tax purposes. However, the Code and Treasury Regulations do not expressly permit adoption of these assumptions and conventions, and Sutherland Asbill & Brennan LLP is therefore unable to opine on the validity of our allocation method. It is possible that the IRS could successfully challenge this method and require a unitholder to report a greater or lesser share of items of income, gain, loss, deduction, or credit than if our method were respected. The General Partner is authorized to revise our allocation method to conform to any method permitted under future Treasury Regulations.

The assumptions and conventions used in making tax allocations may cause a unitholder to be allocated more or less income or loss for federal income tax purposes than its proportionate share of the economic income or loss realized by US12OF during the period it held its units. This “mismatch” between taxable and economic income or loss in some cases may be temporary, reversing itself in a later year when the units are sold, but could be permanent. For example, a unitholder could be allocated income accruing before it purchased its units, resulting in an increase in the basis of the units (see “Tax Basis of Units”, below). On a subsequent disposition of the units, the additional basis might produce a capital loss the deduction of which may be limited (see “ Limitations on Deductibility of Losses and Certain Expenses ”, below).

Mark to Market of Certain Exchange-Traded Contracts. For federal income tax purposes, US12OF generally is required to use a “mark-to-market” method of accounting under which unrealized gains and losses on instruments constituting “section 1256 contracts” are recognized currently. A section 1256 contract is defined as: (1) a futures contract that is traded on or subject to the rules of a national securities exchange which is registered with the SEC, a domestic board of trade designated as a contract market by the CFTC, or any other board of trade or exchange designated by the Secretary of the Treasury, and with respect to which the amount required to be deposited and the amount that may be withdrawn depends on a system of “marking to market”; (2) a forward contract on exchange-traded foreign currencies, where the contracts are traded in the interbank market; (3) a non-equity option traded on or subject to the rules of a qualified board or exchange; (4) a dealer equity option; or (5) a dealer securities futures contract.

Under these rules, section 1256 contracts held by US12OF at the end of each taxable year, including for example Oil Futures Contracts and options on Oil Futures Contracts traded on a U.S. exchange or board of trade or certain foreign exchanges, are treated as if they were sold by US12OF for their fair market value on the last business day of the taxable year. A unitholder’s distributive share of US12OF’s net gain or loss with respect to each section 1256 contract generally is treated as long-term capital gain or loss to the extent of 60 percent thereof, and as short-term capital gain or loss to the extent of 40 percent thereof, without regard to the actual holding period.

Many of US12OF’s Futures Contracts and some their other commodity interests will qualify as “section 1256 contracts” under the Code. Gain or loss recognized through disposition, termination or marking-to-market of US12OF’s section 1256 contracts will be subject to 60 – 40 treatment and allocated to unitholders in accordance with the monthly allocation convention. Under recently enacted legislation, cleared swaps and other commodity swaps will most likely not qualify as section 1256 contracts. If a commodity swap is not treated as a section 1256 contract, any gain or loss on the swap recognized at the time of disposition or termination will be long-term or short-term capital gain or loss depending on the holding period of the swap.

Limitations on Deductibility of Losses and Certain Expenses. A number of different provisions of the Code may defer or disallow the deduction of losses or expenses allocated to you by US12OF, including but not limited to those described below.

A unitholder’s deduction of its allocable share of any loss of US12OF will be limited to the lesser of (1) the tax basis in its units or (2) in the case of a unitholder that is an individual or a closely held corporation, the amount which the unitholder is considered to have “at risk” with respect to our activities. In general, the amount at risk will be your invested capital plus your share of any recourse debt of US12OF for which you are liable. Losses in excess of the amount at risk must be deferred until years in which US12OF generates additional taxable income against which to offset such carryover losses or until additional capital is placed at risk.

Noncorporate taxpayers are permitted to deduct capital losses only to the extent of their capital gains for the taxable year plus $3,000 of other income. Unused capital losses can be carried forward and used to offset capital gains in future years. In addition, a noncorporate taxpayer may elect to carry back net losses on section 1256 contracts to each of the three preceding years and use them to offset section 1256 contract gains in those years, subject to certain limitations. Corporate taxpayers generally may deduct capital losses only to the extent of capital gains, subject to special carryback and carryforward rules.

Otherwise deductible expenses incurred by noncorporate taxpayers constituting “miscellaneous itemized deductions,” generally including investment-related expenses (other than interest and certain other specified expenses), are deductible only to the extent they exceed 2 percent of the taxpayer’s adjusted gross income for the year. Although the matter is not free from doubt, we believe management fees we pay to the General Partner and other expenses we incur constitute investment-related expenses subject to the miscellaneous itemized deduction limitation, rather than expenses incurred in connection with a trade or business.

Noncorporate unitholders generally may deduct “investment interest expense” only to the extent of their “net investment income.” Investment interest expense of a unitholder will generally include any interest accrued by US12OF and any interest paid or accrued on direct borrowings by a unitholder to purchase or carry its units, such as interest with respect to a margin account. Net investment income generally includes gross income from property held for investment (including “portfolio income” under the passive loss rules but not, absent an election, long-term capital gains or certain qualifying dividend income) less deductible expenses other than interest directly connected with the production of investment income.

To the extent that we allocate losses or expenses to you that must be deferred or disallowed as a result of these or other limitations in the Code, you may be taxed on income in excess of your economic income or distributions (if any) on your units. As one example, you could be allocated and required to pay tax on your share of interest income accrued by US12OF for a particular taxable year, and in the same year allocated a share of a capital loss that you cannot deduct currently because you have insufficient capital gains against which to offset the loss. As another example, you could be allocated and required to pay tax on your share of interest income and capital gain for a year, but be unable to deduct some or all of your share of management fees and/or margin account interest incurred by you with respect to your units. Unitholders are urged to consult their own professional tax advisors regarding the effect of limitations under the Code on your ability to deduct your allocable share of US12OF’s losses and expenses.

Tax Basis of Units

A unitholder’s tax basis in its units is important in determining (1) the amount of taxable gain it will realize on the sale or other disposition of its units, (2) the amount of non-taxable distributions that it may receive from US12OF and (3) its ability to utilize its distributive share of any losses of US12OF on its tax return. A unitholder’s initial tax basis of its units will equal its cost for the units plus its share of US12OF’s liabilities (if any) at the time of purchase. In general, a unitholder’s “share” of those liabilities will equal the sum of

(i) the entire amount of any otherwise nonrecourse liability of US12OF as to which the unitholder or an affiliate is the creditor (a “partner nonrecourse liability”) and (ii) a pro rata share of any nonrecourse liabilities of US12OF that are not partner nonrecourse liabilities as to any unitholder.

A unitholder’s tax basis in its units generally will be (1) increased by (a) its allocable share of US12OF’s taxable income and gain and (b) any additional contributions by the unitholder to US12OF and (2) decreased (but not below zero) by (a) its allocable share of US12OF’s tax deductions and losses and (b) any distributions by US12OF to the unitholder. For this purpose, an increase in a unitholder’s share of US12OF’s liabilities will be treated as a contribution of cash by the unitholder to US12OF and a decrease in that share will be treated as a distribution of cash by US12OF to the unitholder. Pursuant to certain IRS rulings, a unitholder will be required to maintain a single, “unified” basis in all units that it owns. As a result, when a unitholder that acquired its units at different prices sells less than all of its units, such unitholder will not be entitled to specify particular units ( e.g., those with a higher basis) as having been sold. Rather, it must determine its gain or loss on the sale by using an “equitable apportionment” method to allocate a portion of its unified basis in its units to the units sold.

Treatment of Fund Distributions. If US12OF makes non-liquidating distributions to unitholders, such distributions generally will not be taxable to the unitholders for federal income tax purposes except to the extent that the sum of (i) the amount of cash and (ii) the fair market value of marketable securities distributed exceeds the unitholder’s adjusted basis of its interest in US12OF immediately before the distribution. Any cash distributions in excess of a unitholder’s tax basis generally will be treated as gain from the sale or exchange of units.

Constructive Termination of the Partnership. We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50 percent or more of the total interests in our units within a 12-month period. A termination would result in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in its taxable income for the year of termination. We would be required to make new tax elections after a termination. A termination could result in tax penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Tax Consequences of Disposition of Units

If a unitholder sells its units, it will recognize gain or loss equal to the difference between the amount realized and its adjusted tax basis for the units sold. A unitholder’s amount realized will be the sum of the cash or the fair market value of other property received plus its share of any US12OF debt outstanding.

Gain or loss recognized by a unitholder on the sale or exchange of units held for more than one year will generally be taxable as long-term capital gain or loss; otherwise, such gain or loss will generally be taxable as short-term capital gain or loss. A special election is available under the Treasury Regulations that will allow unitholders to identify and use the actual holding periods for the units sold for purposes of determining whether the gain or loss recognized on a sale of units will give rise long-term or short-term capital gain or loss. It is expected that most unitholders will be eligible to elect, and generally will elect, to identify and use the actual holding period for units sold. If a unitholder fails to make the election or is not able to identify the holding periods of the units sold, the unitholder will have a split holding period in the units sold. Under such circumstances, a unitholder will be required to determine its holding period in the units sold by first determining the portion of its entire interest in US12OF that would give rise to long-term capital gain or loss if its entire interest were sold and the portion that would give rise to short-term capital gain or loss if the entire interest were sold. The unitholder would then treat each unit sold as giving rise to long-term capital gain or loss and short-term capital gain or loss in the same proportions as if it had sold its entire interest in US12OF.

Under Section 751 of the Code, a portion of a unitholder’s gain or loss from the sale of units (regardless of the holding period for such units), will be separately computed and taxed as ordinary income or loss to the extent attributable to “unrealized receivables” or “inventory” owned by US12OF. The term “unrealized receivables” includes, among other things, market discount bonds and short-term debt instruments to the extent such items would give rise to ordinary income if sold by US12OF.

If some or all of your units are lent by your broker or other agent to a third party — for example, for use by the third party in covering a short sale — you may be considered as having made a taxable disposition of the loaned units, in which case —

•	you may recognize taxable gain or loss to the same extent as if you had sold the units for cash;

•	any of US12OF’s income, gain, loss or deduction allocable to those units during the period of the loan will not be reportable by you for tax purposes; and

•	any distributions you receive with respect to the units will be fully taxable, most likely as ordinary income.

Unitholders desiring to avoid these and other possible consequences of a deemed disposition of their units should consider modifying any applicable brokerage account agreements to prohibit the lending of their units.

Other Tax Matters

Information Reporting. We report tax information to the unitholders and the IRS. Unitholders who have become additional limited partners are treated as partners for federal income tax purposes. The IRS has ruled that assignees of partnership interests who have not been admitted to a partnership as partners but who have the capacity to exercise substantial dominion and control over the assigned partnership interests will be considered partners for federal income tax purposes. On the basis of such ruling, except as otherwise provided herein, we treat the following persons as partners for federal income tax purposes: (1) assignees of units who are pending admission as limited partners, and (2) unitholders whose units are held in street name or by another nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units. US12OF will furnish unitholders each year with tax information on IRS Schedule K-1 (Form 1065), which will be used by the unitholders in completing their tax returns.

Persons who hold an interest in US12OF as a nominee for another person are required to furnish to us the following information: (1) the name, address and taxpayer identification number of the beneficial owner and the nominee; (2) whether the beneficial owner is (a) a person that is not a U.S. person, (b) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (c) a tax-exempt entity; (3) the amount and description of units acquired or transferred for the beneficial owner; and (4) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and certain information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code of 1986, as amended for failure to report such information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Partnership Audit Procedures. The IRS may audit the federal income tax returns filed by US12OF. Adjustments resulting from any such audit may require each unitholder to adjust a prior year’s tax liability and could result in an audit of the unitholder’s own return. Any audit of a unitholder’s return could result in adjustments of non-partnership items as well as US12OF items. Partnerships are generally treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS, and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined at the partnership level in a unified partnership proceeding rather than in separate proceedings with the unitholders. The Code provides for one unitholder to be designated as the “tax matters partner” and represent the partnership purposes of these proceedings. The LP Agreement appoints the General Partner as the tax matters partner of US12OF.

Tax Shelter Disclosure Rules. In certain circumstances the Code and Treasury Regulations require that the IRS be notified of taxable transactions through a disclosure statement attached to a taxpayer’s United States federal income tax return. These disclosure rules may apply to transactions irrespective of whether they are structured to achieve particular tax benefits. They could require disclosure by US12OF or unitholders if a unitholder incurs a loss in excess a specified threshold from a sale or redemption of its units or possibly in other circumstances. While these rules generally do not require disclosure of a loss recognized on the disposition of an asset in which the taxpayer has a “qualifying basis” (generally a basis equal to the amount of cash paid by the taxpayer for such asset), they apply to a loss recognized with respect to interests in a passthrough entity, such as the units, even if the taxpayer’s basis in such interests is equal to the amount of cash it paid. In addition, under recently enacted legislation, significant penalties may be imposed in connection with a failure to comply with these reporting requirements. Investors should consult their own tax advisors concerning the application of these reporting requirements to their specific situation.

Tax-Exempt Organizations. Subject to numerous exceptions, qualified retirement plans and individual retirement accounts, charitable organizations and certain other organizations that otherwise are exempt from federal income tax (collectively “exempt organizations”) nonetheless are subject to the tax on unrelated business taxable income (“UBTI”). Generally, UBTI means the gross income derived by an exempt organization from a trade or business that it regularly carries on, the conduct of which is not substantially related to the exercise or performance of its exempt purpose or function, less allowable deductions directly connected with that trade or business. If US12OF were to regularly carry on (directly or indirectly) a trade or business that is unrelated with respect to an exempt organization unitholder, then in computing its UBTI, the unitholder must include its share of (1) US12OF’s gross income from the unrelated trade or business, whether or not distributed, and (2) US12OF’s allowable deductions directly connected with that gross income.

UBTI generally does not include dividends, interest, or payments with respect to securities loans and gains from the sale of property (other than property held for sale to customers in the ordinary course of a trade or business). Nonetheless, income on, and gain from the disposition of, “debt-financed property” is UBTI. Debt-financed property generally is income-producing property (including securities), the use of which is not substantially related to the exempt organization’s tax-exempt purposes, and with respect to which there is “acquisition indebtedness” at any time during the taxable year (or, if the property was disposed of during the taxable year, the 12-month period ending with the disposition). Acquisition indebtedness includes debt incurred to acquire property, debt incurred before the acquisition of property if the debt would not have been incurred but for the acquisition, and debt incurred subsequent to the acquisition of property if the debt would not have been incurred but for the acquisition and at the time of acquisition the incurrence of debt was foreseeable. The portion of the income from debt-financed property attributable to acquisition indebtedness is equal to the ratio of the average outstanding principal amount of acquisition indebtedness over the average adjusted basis of the property for the year. US12OF currently does not anticipate that it will borrow money to acquire investments; however, US12OF cannot be certain that it will not borrow for such purpose in the future. In addition, an exempt organization unitholder that incurs acquisition indebtedness to purchase its units in US12OF may have UBTI.

The federal tax rate applicable to an exempt organization unitholder on its UBTI generally will be either the corporate or trust tax rate, depending upon the unitholder’s form of organization. US12OF may report to each such unitholder information as to the portion, if any, of the unitholder’s income and gains from US12OF for any year that will be treated as UBTI; the calculation of that amount is complex, and there can be no assurance that US12OF’s calculation of UBTI will be accepted by the Service. An exempt organization unitholder will be required to make payments of estimated federal income tax with respect to its UBTI.

Regulated Investment Companies. Interests in and income from “qualified publicly traded partnerships” satisfying certain gross income tests are treated as qualifying assets and income, respectively, for purposes of determining eligibility for regulated investment company (“RIC”) status. A RIC may invest up to 25% of its assets in interests in a qualified publicly traded partnership. The determination of whether a publicly traded partnership such as US12OF is a qualified publicly traded partnership is made on an annual basis. US12OF expects to be a qualified publicly traded partnership in each of its taxable years. However, such qualification is not assured.

Non-U.S. Unitholders

Generally, non-U.S. persons who derive U.S. source income or gain from investing or engaging in a U.S. business are taxable on two categories of income. The first category consists of amounts that are fixed, determinable, annual or periodic income, such as interest, dividends and rent that are not connected with the operation of a U.S. trade or business (“FDAP”). The second category is income that is effectively connected with the conduct of a U.S. trade or business (“ECI”). FDAP income (other than interest that is considered “portfolio interest”) is generally subject to a 30 percent withholding tax, which may be reduced for certain categories of income by a treaty between the U.S. and the recipient’s country of residence. In contrast, ECI is generally subject to U.S. tax on a net basis at graduated rates upon the filing of a U.S. tax return. Where a non-U.S. person has ECI as a result of an investment in a partnership, the ECI is subject to a withholding tax at a rate of 35 percent for both individual and corporate unitholders.

Withholding on Allocations and Distributions. The Code provides that a non-U.S. person who is a partner in a partnership that is engaged in a U.S. trade or business during a taxable year will also be considered to be engaged in a U.S. trade or business during that year. Classifying an activity by a partnership as an investment or an operating business is a factual determination. Under certain safe harbors in the Code, an investment fund whose activities consist of trading in stocks, securities, or commodities for its own account generally will not be considered to be engaged in a U.S. trade or business unless it is a dealer is such stocks, securities, or commodities. This safe harbor applies to investments in commodities only if the commodities are of a kind customarily dealt in on an organized commodity exchange and if the transaction is of a kind customarily consummated at such place. Although the matter is not free from doubt, US12OF believes that the activities directly conducted by US12OF do not result in US12OF being engaged in a trade or business within in the United States. However, there can be no assurance that the IRS would not successfully assert that US12OF’s activities constitute a U.S. trade or business.

In the event that US12OF’s activities were considered to constitute a U.S. trade or business, US12OF would be required to withhold at the highest rate specified in Code section 1 (currently 35 percent) on allocations of our income to non-U.S. unitholders other than corporations and the highest rate specified in Code section 11(b) on allocations of our income to corporate Non-U.S. unitholders, when such income is distributed. A non-U.S. unitholder with ECI will generally be required to file a U.S. federal income tax return, and the return will provide the non-U.S. unitholder with the mechanism to seek a refund of any withholding in excess of such unitholder’s actual U.S. federal income tax liability.

If US12OF is not treated as engaged in a U.S. trade or business, a non-U.S. unitholder may nevertheless be treated as having FDAP income, which would be subject to a 30 percent withholding tax (possibly subject to reduction by treaty), with respect to some or all of its distributions from US12OF or its allocable share of US12OF income. Amounts withheld on behalf of a non-U.S. unitholder will be treated as being distributed to such unitholder.

Any amount withheld by US12OF on behalf of a non-U.S. unitholder will be treated as a distribution to the non-U.S. unitholder to the extent possible. In some cases, US12OF may not be able to match the economic cost of satisfying its withholding obligations to a particular non-U.S. unitholder, which may result in such cost being borne by USHO, generally,, and accordingly, by all unitholders.

To the extent any interest income allocated to a non-U.S. unitholder that otherwise constitutes FDAP is considered “portfolio interest,” neither the allocation of such interest income to the non-U.S. unitholder nor a subsequent distribution of such interest income to the non-U.S. unitholder will be subject to withholding, provided that the non-U.S. unitholder is not otherwise engaged in a trade or business in the U.S. and provides US12OF with a timely and properly completed and executed IRS Form W-8BEN or other applicable form. In general, “portfolio interest” is interest paid on debt obligations issued in registered form, unless the “recipient” owns 10 percent or more of the voting power of the issuer.

Most of US12OF’s interest income qualifies as “portfolio interest.” In order for US12OF to avoid withholding on any interest income allocable to non-U.S. unitholders that would qualify as “portfolio interest,” it will be necessary for all non-U.S. unitholders to provide US12OF with a timely and properly completed and executed Form W-8BEN (or other applicable form). If a non-U.S. unitholder fails to provide a properly completed Form W-8BEN, the General Partner may request that the non-U.S. unitholder provide, within 15 days after the request by the General Partner, a properly completed Form W-8BEN. If a non-U.S. unitholder fails to comply with this request, the units owned by such non-U.S. unitholder will be subject to redemption.

Gain from Sale of Units. Gain from the sale or exchange of the units may be taxable to a non-U.S. unitholder if the non-U.S. unitholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year. In such case, the nonresident alien individual will be subject to a 30 percent withholding tax on the amount of such individual’s gain.

Branch Profits Tax on Corporate Non-U.S. Unitholders. In addition to the taxes noted above, any non-U.S. unitholders that are corporations may also be subject to an additional tax, the branch profits tax, at a rate of 30 percent. The branch profits tax is imposed on a non-U.S. corporation’s dividend equivalent amount, which generally consists of the corporation’s after-tax earnings and profits that are effectively connected with the corporation’s U.S. trade or business but are not reinvested in a U.S. business. This tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the non-U.S. unitholder is a “qualified resident.”

Certain information reporting and withholding requirement. Recently enacted legislation that becomes effective after December 31, 2012, generally imposes a 30% withholding tax on payments of certain types of income to foreign financial institutions that fail to enter into an agreement with the United States Treasury to report certain required information with respect to accounts held by U.S. persons (or held by foreign entities that have U.S. persons as substantial owners). The types of income subject to the tax include U.S.-source interest and dividends and the gross proceeds from the sale of any property that could produce U.S.-source interest or dividends. The information required to be reported includes the identity and taxpayer identification number of each account holder that is a U.S. person and transaction activity within the holder’s account. In addition, subject to certain exceptions, this legislation also imposes a 30% withholding tax on payments to foreign entities that are not financial institutions unless the foreign entity certifies that it does not have a greater than 10% U.S. owner or provides the withholding agent with identifying information on each greater than 10% U.S. owner. When these provisions become effective, depending on the status of a Non-U.S. Shareholder and the status of the intermediaries through which it holds Shares, a Non-U.S. Shareholder could be subject to this 30% withholding tax with respect to distributions on its Shares and proceeds from the sale of its Shares. Under certain circumstances, a Non-U.S. Shareholder might be eligible for refund or credit of such taxes.

Prospective non-U.S. unitholders should consult their tax advisor with regard to these and other issues unique to non-U.S. unitholders.

Backup Withholding

US12OF may be required to withhold U.S. federal income tax (“backup withholding”) from all taxable distributions payable to: (1) any unitholder who fails to furnish US12OF with his, her or its correct taxpayer identification number or a certificate that the unitholder is exempt from backup withholding, and (2) any unitholder with respect to whom the IRS notifies US12OF that the unitholder is subject to backup withholding. Backup withholding is not an additional tax and may be returned or credited against a taxpayer’s regular federal income tax liability if appropriate information is provided to the IRS.

Other Tax Considerations

In addition to federal income taxes, unitholders may be subject to other taxes, such as state and local income taxes, unincorporated business taxes, business franchise taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which US12OF does business or owns property or where the unitholders reside. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in US12OF. It is each unitholder’s responsibility to file the appropriate U.S. federal, state, local, and foreign tax returns. Sutherland Asbill & Brennan LLP has not provided an opinion concerning any aspects of state, local or foreign tax or U.S. federal tax other than those U.S. federal income tax issues discussed herein.

Investment by ERISA Accounts

General

Most employee benefit plans and individual retirement accounts (“IRAs”) are subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or the Internal Revenue Code of 1986, as amended (the “Code”), or both. This section discusses certain considerations that arise under ERISA and the Code that a fiduciary of an employee benefit plan as defined in ERISA or a plan as defined in Section 4975 of the Code who has investment discretion should take into account before deciding to invest the plan’s assets in US12OF. Employee benefit plans and plans are collectively referred to below as plans, and fiduciaries with investment discretion are referred to below as plan fiduciaries.

This summary is based on the provisions of ERISA and the Code as of the date hereof. This summary is not intended to be complete, but only to address certain questions under ERISA and the Code likely to be raised by your advisors. The summary does not include state or local law.

Potential plan investors are urged to consult with their own professional advisors concerning the appropriateness of an investment in US12OF and the manner in which units should be purchased.

Special Investment Considerations

Each plan fiduciary must consider the facts and circumstances that are relevant to an investment in US12OF, including the role that an investment in US12OF would play in the plan’s overall investment portfolio. Each plan fiduciary, before deciding to invest in US12OF, must be satisfied that the investment is prudent for the plan, that the investments of the plan are diversified so as to minimize the risk of large losses and that an investment in US12OF complies with the terms of the plan.

US12OF and Plan Assets

A regulation issued under ERISA contains rules for determining when an investment by a plan in an equity interest of a limited partnership will result in the underlying assets of the partnership being deemed plan assets for purposes of ERISA and Section 4975 of the Code. Those rules provide that assets of a limited partnership will not be plan assets of a plan that purchases an equity interest in the partnership if the equity interest purchased is a publicly-offered security. If the underlying assets of a partnership are considered to be assets of any plan for purposes of ERISA or Section 4975 of the Code, the operations of that partnership would be subject to and, in some cases, limited by, the provisions of ERISA and Section 4975 of the Code.

The publicly-offered security exception described above applies if the equity interest is a security that is:

1.	freely transferable (determined based on the relevant facts and circumstances);

2.	part of a class of securities that is widely held (meaning that the class of securities is owned by 100 or more investors independent of the issuer and of each other); and

3.	either (a) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act or (b) sold to the plan as part of a public offering pursuant to an effective registration statement under the 1933 Act and the class of which such security is a part is registered under the Exchange Act within 120 days (or such later time as may be allowed by the SEC) after the end of the fiscal year of the issuer in which the offering of such security occurred.

The plan asset regulations under ERISA state that the determination of whether a security is freely transferable is to be made based on all the relevant facts and circumstances. In the case of a security that is part of an offering in which the minimum investment is $10,000 or less, the following requirements, alone or in combination, ordinarily will not affect a finding that the security is freely transferable: (1) a requirement that no transfer or assignment of the security or rights relating to the security be made that would violate any federal or state law, (2) a requirement that no transfer or assignment be made without advance written notice given to the entity that issued the security, and (3) any restriction on the substitution of assignee as a limited partner of a partnership, including a general partner consent requirement, provided that the economic benefits of ownership of the assignor may be transferred or assigned without regard to such restriction or consent (other than compliance with any of the foregoing restrictions).

The General Partner believes that the conditions described above are satisfied with respect to the units. The General Partner believes that the units therefore constitute publicly-offered securities, and the underlying assets of US12OF are not considered to constitute plan assets of any plan that purchases units.

Prohibited Transactions

ERISA and the Code generally prohibit certain transactions involving the plan and persons who have certain specified relationships to the plan.

In general, units may not be purchased with the assets of a plan if the General Partner, the clearing brokers, the trading advisors (if any), or any of their affiliates, agents or employees either:

•	exercise any discretionary authority or discretionary control with respect to management of the plan;

•	exercise any authority or control with respect to management or disposition of the assets of the plan;

•	render investment advice for a fee or other compensation, direct or indirect, with respect to any moneys or other property of the plan;

•	have any authority or responsibility to render investment advice with respect to any monies or other property of the plan; or

•	have any discretionary authority or discretionary responsibility in the administration of the plan.

Also, a prohibited transaction may occur under ERISA or the Code when circumstances indicate that (1) the investment in a unit is made or retained for the purpose of avoiding application of the fiduciary standards of ERISA, (2) the investment in a unit constitutes an arrangement under which US12OF is expected to engage in transactions that would otherwise be prohibited if entered into directly by the plan purchasing the unit, (3) the investing plan, by itself, has the authority or influence to cause US12OF to engage in such transactions, or (4) a person who is prohibited from transacting with the investing plan may, but only with the aid of certain of its affiliates and the investing plan, cause US12OF to engage in such transactions with such person.

Special IRA Rules

IRAs are not subject to ERISA’s fiduciary standards, but are subject to their own rules, including the prohibited transaction rules of Section 4975 of the Code, which generally mirror ERISA’s prohibited transaction rules. For example, IRAs are subject to special custody rules and must maintain a qualifying IRA custodial arrangement separate and distinct from US12OF and its custodial arrangement. Otherwise, if a separate qualifying custodial arrangement is not maintained, an investment in the units will be treated as a distribution from the IRA. Second, IRAs are prohibited from investing in certain commingled investments, and the General Partner makes no representation regarding whether an investment in units is an inappropriate commingled investment for an IRA. Third, in applying the prohibited transaction provisions of Section 4975 of the Code, in addition to the rules summarized above, the individual for whose benefit the IRA is maintained is also treated as the creator of the IRA. For example, if the owner or beneficiary of an IRA enters into any transaction, arrangement, or agreement involving the assets of his or her IRA to benefit the IRA owner or beneficiary (or his or her relatives or business affiliates) personally, or with the understanding that such benefit will occur, directly or indirectly, such transaction could give rise to a prohibited transaction that is not exempted by any available exemption. Moreover, in the case of an IRA, the consequences of a non-exempt prohibited transaction are that the IRA’s assets will be treated as if they were distributed, causing immediate taxation of the assets (including any early distribution penalty tax applicable under Section 72 of the Code), in addition to any other fines or penalties that may apply.

Exempt Plans

Certain employee benefit plans may be governmental plans or church plans. Governmental plans and church plans are generally not subject to ERISA, nor do the above-described prohibited transaction provisions described above apply to them. These plans are, however, subject to prohibitions against certain related-party transactions under Section 503 of the Code, which operate similar to the prohibited transaction rules described above. In addition, the fiduciary of any governmental or church plan must consider any applicable state or local laws and any restrictions and duties of common law imposed upon the plan.

No view is expressed as to whether an investment in US12OF (and any continued investment in US12OF), or the operation and administration of US12OF, is appropriate or permissible for any governmental plan or church plan under Code Section 503, or under any state, county, local or other law relating to that type of plan.

Allowing an investment in US12OF is not to be construed as a representation by US12OF, its General Partner, any trading advisor, any clearing broker, the Marketing Agent or legal counsel or other advisors to such parties or any other party that this investment meets some or all of the relevant legal requirements with respect to investments by any particular plan or that this investment is appropriate for any such particular plan. The person with investment discretion should consult with the plan’s attorney and financial advisors as to the propriety of an investment in US12OF in light of the circumstances of the particular plan, current tax law and ERISA.

INFORMATION YOU SHOULD KNOW

This prospectus contains information you should consider when making an investment decision about the units. You may rely on the information contained in this prospectus. Neither US12OF nor its General Partner has authorized any person to provide you with different information and, if anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell the units in any jurisdiction where the offer or sale of the units is not permitted.

The information contained in this prospectus was obtained from us and other sources believed by us to be reliable.

You should rely only on the information contained in this prospectus or any applicable prospectus supplement or any information incorporated by reference to this prospectus. We have not authorized anyone to provide you with any information that is different. If you receive any unauthorized information, you must not rely on it. You should disregard anything we said in an earlier document that is inconsistent with what is included in this prospectus or any applicable prospectus supplement or any information incorporated by reference to this prospectus. Where the context requires, when we refer to this “prospectus,” we are referring to this prospectus and (if applicable) the relevant prospectus supplement.

You should not assume that the information in this prospectus or any applicable prospectus supplement is current as of any date other than the date on the front page of this prospectus or the date on the front page of any applicable prospectus supplement.

We include cross references in this prospectus to captions in these materials where you can find further related discussions. The table of contents tells you where to find these captions.

SUMMARY OF PROMOTIONAL AND SALES MATERIAL

US12OF has used the following sales material it has prepared:

•	US12OF’s website, www.unitedstates12monthoilfund.com;

•	Press release dated the effective date of US12OF’s initial registration statement; and

•	US12OF fact sheet available on US12OF’s website.

The materials described above are not a part of this prospectus or the registration statement of which this prospectus is a part and have been submitted to the staff of the Securities and Exchange Commission for their review pursuant to Industry Guide 5.

INTELLECTUAL PROPERTY

United States Commodity Funds LLC owns trademark registrations for UNITED STATES 12 MONTH OIL FUND (U.S. Reg. No. 3600671) for “investment services in the field of oil futures contracts and other oil related investments,” in use since December 6, 2007, and UNITED STATES 12 MONTH OIL FUND, LP (and Oil Rig Design)(U.S. Reg. No. 3638982) for “investment services in the field of oil futures contracts and other oil related investments,” in use since December 6, 2007. US12OF relies upon these trademarks through which it markets its services and strives to build and maintain brand recognition in the market and among current and potential investors. So long as US12OF continues to use these trademarks to identify its services, without challenge from any third party, and properly maintains and renews the trademark registrations under applicable laws, rules and regulations, it will continue to have indefinite protection for these trademarks under current laws, rules and regulations.

WHERE YOU CAN FIND MORE INFORMATION

The General Partner has filed on behalf of US12OF a registration statement on Form S-3 with the SEC under the 1933 Act. This prospectus does not contain all of the information set forth in the registration statement (including the exhibits to the registration statement), parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information about US12OF or the units, please refer to the registration statement, which you may inspect, without charge, at the public reference facilities of the SEC at the below address or online at www.sec.gov , or obtain at prescribed rates from the public reference facilities of the SEC at the below address. Information about US12OF and the units can also be obtained from US12OF’s website, which is www.unitedstates12monthoilfund.com . US12OF’s website address is only provided here as a convenience to you and the information contained on or connected to the website is not part of this prospectus or the registration statement of which this prospectus is part. US12OF is subject to the informational requirements of the Exchange Act and the General Partner and US12OF will each, on behalf of US12OF, file certain reports and other information with the SEC. The General Partner will file an updated prospectus annually for US12OF pursuant to the 1933 Act. The reports and other information can be inspected at the public reference facilities of the SEC located at 100 F Street, NE, Washington, D.C. 20549 and online at www.sec.gov . You may also obtain copies of such material from the public reference facilities of the SEC at 100 F Street, NE, Washington, D.C. 20549, at prescribed rates. You may obtain more information concerning the operation of the public reference facilities of the SEC by calling the SEC at 1-800-SEC-0330 or visiting online at www.sec.gov .

INCORPORATION BY REFERENCE OF CERTAIN INFORMATION

We are a reporting company and file annual, quarterly and current reports and other information with the Securities and Exchange Commission. The rules of the Securities and Exchange Commission allow us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement on Form S-3 and prior to effectiveness of the registration statement, and after the date of this prospectus but prior to completion of our offering.

•	Annual Report on Form 10-K for the year ended December 31, 2010 filed March 14, 2011;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011, filed May 10, 2011 and August 9, 2011, respectively.

•	Current Reports on Form 8-K filed January 28, 2011, February 25, 2011, March 29, 2011, March 31, 2011, March 31, 2011, April 29, 2011, May 27, 2011, June 29, 2011, July 27, 2011 and August 26, 2011.

•

The description of our units contained in the registration statement on Form 8-A filed with the Securities and Exchange Commission on November 24, 2008 pursuant to Section 12(b) of the Securities Exchange Act of 1934, together with all amendments or reports filed for the purpose of updating such description.

We will provide to each person to whom a prospectus is delivered, including any beneficial owner, a copy of these filings at no cost, upon written or oral request at the following address or telephone number:

United States 12 Month Oil Fund, LP

Attention: Nicholas D. Gerber

1320 Harbor Bay Parkway, Suite 145

Alameda, CA 94502

(510) 522-9600

APPENDIX A

Glossary of Defined Terms

In this prospectus, each of the following terms have the meanings set forth after such term:

Administrator: Brown Brothers Harriman & Co.

Authorized Purchaser: One that purchases or redeems Creation Baskets or Redemption Baskets, respectively, from or to US12OF.

Benchmark Oil Futures Contracts: The near month contract to expire and the contracts for the following eleven months for a total of 12 consecutive months’ contracts on light, sweet crude oil traded on the NYMEX except during the last two weeks of the current month when the near month contract is sold and replaced by the futures contract for the thirteenth month following the current month.

Business Day: Any day other than a day when any of the NYSE Arca, the NYMEX or the New York Stock Exchange is closed for regular trading.

CFTC: Commodity Futures Trading Commission, an independent agency with the mandate to regulate commodity futures and options in the United States.

Cleared Swap Contract: A financial contract, whose value is designed to track the return on stocks, bonds, currencies, commodities, or some other benchmark, that is submitted to a central clearinghouse after it is either traded over-the-counter or on an exchange or other trading platform.

Code: Internal Revenue Code.

Commodity Pool: An enterprise in which several individuals contribute funds in order to trade futures or future options collectively.

Commodity Pool Operator or CPO: Any person engaged in a business which is of the nature of an investment trust, syndicate, or similar enterprise, and who, in connection therewith, solicits, accepts, or receives from others, funds, securities, or property, either directly or through capital contributions, the sale of stock or other forms of securities, or otherwise, for the purpose of trading in any commodity for future delivery or commodity option on or subject to the rules of any contract market.

Creation Basket: A block of 100,000 units used by US12OF to issue units.

Crude Oil Interests: Oil Futures Contracts and Other Crude Oil-Related Investments.

Custodian: Brown Brothers Harriman & Co.

Dodd-Frank Act: “The Dodd-Frank Wall Street Reform and Consumer Protection Act” that was signed into law July 21, 2010.

DTC: The Depository Trust Company. DTC will act as the securities depository for the units.

DTC Participant: An entity that has an account with DTC.

DTEF: A derivatives transaction execution facility.

Exchange Act: The Securities Exchange Act of 1934.

Exchange for Physical (EFP): An off market transaction which involves the swapping (or exchanging) of an over-the-counter (OTC) position for a futures position. The OTC transaction must be for the same or similar quantity or amount of a specified commodity, or a substantially similar commodity or instrument. The OTC side of the EFP can include swaps, swap options, or other instruments traded in the OTC market. In order that an EFP transaction can take place, the OTC side and futures components must be “substantially similar” in terms of either value and or quantity. The net result is that the OTC position (and the inherent counterparty credit exposure) is transferred from the OTC market to the futures market. EFPs can also work in reverse, where a futures position can be reversed and transferred to the OTC market.

Exchange for Swap: A technique, analogous to an EFP transaction used by financial institutions to avoid taking physical delivery of commodities. A dealer takes the financial institution’s futures positions into its own account and swaps the commodity return for a funding rate.

FINRA: Financial Industry Regulatory Authority, formerly the National Association of Securities Dealers.

General Partner: United States Commodity Funds LLC, a Delaware limited liability company, which is registered as a Commodity Pool Operator, who controls the investments and other decisions of US12OF.

ICE Futures: The leading electronic regulated futures and options exchange for global energy markets. Its trading platform offers participants access to a wide spectrum of energy futures products including the Brent and West Texas Intermediate (WTI) global crude benchmark contracts, Gas, Oil, Electricity, Coal, and ECX carbon financial instruments.

Indirect Participants: Banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly.

Limited Liability Company (LLC): A type of business ownership combining several features of corporation and partnership structures.

LP Agreement: The Amended and Restated Agreement of Limited Partnership effective as of December 4, 2007.

Margin: The amount of equity required for an investment in futures contracts.

Marketing Agent: ALPS Distributors, Inc.

NAV: Net Asset Value of US12OF.

NFA: National Futures Association.

New York Mercantile Exchange (NYMEX): The primary exchange on which futures contracts are traded in the U.S. US12OF expects to invest primarily in futures contracts, and particularly in futures contracts traded on the New York Mercantile Exchange. US12OF expressly disclaims any association with the Exchange or endorsement of US12OF by the Exchange and acknowledges that “NYMEX” and “New York Mercantile Exchange” are registered trademarks of such Exchange.

1933 Act: The Securities Act of 1933.

Oil Futures Contracts: Futures contracts for crude oil, heating oil, gasoline, natural gas, and other petroleum-based fuels that are traded on the NYMEX, ICE Futures or other U.S. and foreign exchanges.

Oil Interests: Oil Futures Contracts and Other Oil-Related Investments.

Option: The right, but not the obligation, to buy or sell a futures contract or forward contract at a specified price on or before a specified date.

Other Oil-Related Investments: Other crude oil related investments such as cash-settled options on Oil Futures Contracts, forward contracts for crude oil, and over-the-counter transactions that are based on the price of crude oil, other petroleum-based fuels, Oil Futures Contracts and indices based on the foregoing.

Over-the-Counter Derivative: A financial contract, whose value is designed to track the return on stocks, bonds, currencies, commodities, or some other benchmark, that is traded over-the-counter or off organized exchanges.

Prudential Regulators: the CFTC, the SEC and the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Farm Credit System and the Federal Housing Finance Agency, collectively.

Redemption Basket: A block of 100,000 units used by US12OF to redeem units.

Related Public Funds: USOF, USNG, UGA, USHO, USSO, US12NG, USBO, USCI, USMI, USAI and USCUI.

SEC: Securities and Exchange Commission.

Secondary Market: The stock exchanges and the over-the-counter market. Securities are first issued as a primary offering to the public. When the securities are traded from that first holder to another, the issues trade in these secondary markets.

Spot Contract: A cash market transaction in which the buyer and seller agree to the immediate purchase and sale of a commodity, usually with a two-day settlement.

Swap Contract: An over-the-counter derivative that generally involves an exchange of a stream of payments between the contracting parties based on a notional amount and a specified index.

Tracking Error: Possibility that the daily NAV of US12OF will not track the price of light, sweet crude oil.

Treasuries: Obligations of the U.S. government with remaining maturities of 2 years or less.

UGA: United States Gasoline Fund, LP.

USHO: United States Heating Oil, LP.

US12NG: United States 12 Month Natural Gas Fund, LP.

USAI: United States Agriculture Fund

USBO: United States Brent Oil Fund, LP.

USCI: United States Commodity Index Fund.

USCUI: United States Copper Index Fund.

USMI: United States Metals Index Fund.

US12OF: United States 12 Month Oil Fund, LP.

USNG: United States Natural Gas Fund, LP.

USOF: United States Oil Fund, LP.

USSO: United States Short Oil Fund, LP.

Valuation Day: Any day as of which US12OF calculates its NAV.

You: The owner of units.

STATEMENT OF ADDITIONAL INFORMATION

UNITED STATES 12 MONTH OIL FUND, LP

Before you decide whether to invest, you should read this entire prospectus carefully and consider the risk factors beginning on page 10 .

This prospectus is in two parts: a disclosure document and a statement of additional information. These parts are bound together, and both parts contain important information.

This statement of additional information and accompanying disclosure document are both dated [            ], 2011.

SAI-1

UNITED STATES 12 MONTH OIL FUND, LP

Page
The Commodity Interest Markets	SAI-3

Potential Advantages of Investment	SAI-11

SAI-2

The Commodity Interest Markets

General

The CEA governs the regulation of commodity interest transactions, markets and intermediaries. In December 2000, the CEA was amended by the Commodity Futures Modernization Act of 2000 (the “CFMA”), which substantially revised the regulatory framework governing certain commodity interest transactions and the markets on which they trade. The CEA, as amended by the CFMA, now provides for varying degrees of regulation of commodity interest transactions depending upon the variables of the transaction. In general, these variables include (1) the type of instrument being traded (e.g., contracts for future delivery, options, swaps or spot contracts), (2) the type of commodity underlying the instrument (distinctions are made between instruments based on agricultural commodities, energy and metals commodities and financial commodities), (3) the nature of the parties to the transaction (retail, eligible contract participant, or eligible commercial entity), (4) whether the transaction is entered into on a principal-to-principal or intermediated basis, (5) the type of market on which the transaction occurs, and (6) whether the transaction is subject to clearing through a clearing organization. Information regarding commodity interest transactions, markets and intermediaries, and their associated regulatory environment, is provided below.

The regulation of commodity interest transactions in the United States is a rapidly changing area of law and is subject to ongoing modification by governmental and judicial action. Considerable regulatory attention has been focused on non-traditional investment pools that are publicly distributed in the United States. Under the Dodd-Frank Act and otherwise, there is a possibility of future regulatory changes within the United States altering, perhaps to a material extent, the nature of an investment in the Funds or the ability of the Funds to continue to implement their investment strategies. In addition, various national governments outside of the United States have expressed concern regarding the disruptive effects of speculative trading in the energy markets and the need to regulate the derivatives markets in general. The effect of any future regulatory change on the Funds is impossible to predict, but it could be substantial and adverse.

In the wake of the economic crisis of 2008 and 2009, the Administration, federal regulators and Congress are revisiting the regulation of the financial sector, including the securities and commodities markets. These efforts are anticipated to result in significant changes in the regulation of these markets.

The Dodd-Frank Act includes provisions altering the regulation of commodity interests. Provisions in the new law include the requirement that position limits be established on a wide range of commodity interests including energy-based and other commodity futures contracts, certain cleared commodity swaps and certain over-the-counter commodity contracts; new registration, recordkeeping, capital and margin requirements for “swap dealers” and “major swap participants” as determined by the new law and applicable regulations; and the forced use of clearinghouse mechanisms for most swap transactions that are currently entered into in the over-the-counter market. Additionally, the new law requires the aggregation, for purposes of position limits, of all positions in commodity futures and certain commodity swaps held by a single entity and its affiliates, whether such positions exist on U.S. futures exchanges, non-U.S. futures exchanges, or in over-the-counter swaps. The CFTC, along with the SEC and other federal regulators, has been tasked with developing the rules and regulations enacting the provisions noted above. The CFTC has now issued proposed versions of all of the rules it is required to promulgate under the Dodd-Frank Act but continue to issue proposed versions of additional rules that it has authority to promulgate. In addition, the CFTC has begin to issue final rules under the Dodd-Frank Act and is expected to issue additional final rules through the end of 2011 and into 2012. The effect of future regulatory change on the Funds and the exact timing of such change is impossible to predict but the change could be substantial and adverse. Specifically, the new law and the rules that are currently being and are expected to be promulgated thereunder may negatively impact the Funds’ abilities to meet their investment objectives either through limits or requirements imposed on them or upon their counterparties. In particular, new position limits imposed on the Funds or their counterparties may impact a Fund’s ability to invest in a manner that most efficiently meets its investment objective and new requirements, including capital and mandatory clearing, may increase the cost of a Fund’s investments and doing business, which could adversely affect you. For a more detailed discussion of the position limits to be imposed by the CFTC and the potential impacts thereof on the Funds, please see “Accountability Levels and Position Limits” in this prospectus.

Futures Contracts

A futures contract such as an Oil Futures Contract is a standardized contract traded on, or subject to the rules of, an exchange that calls for the future delivery of a specified quantity and type of a commodity at a specified time and place. Futures contracts are traded on a wide variety of commodities, including agricultural products, bonds, stock indices, interest rates, currencies, energy and metals. The size and terms of futures contracts on a particular commodity are identical and are not subject to any negotiation, other than with respect to price and the number of contracts traded between the buyer and seller.

The contractual obligations of a buyer or seller may generally be satisfied by taking or making physical delivery of the underlying of commodity or by making an offsetting sale or purchase of an identical futures contract on the same or linked exchange before the designated date of delivery. The difference between the price at which the futures contract is purchased or sold and the price paid for the offsetting sale or purchase, after allowance for brokerage commissions, constitutes the profit or loss to the trader. Some futures contracts, such as stock index contracts, settle in cash (reflecting the difference between the contract purchase/sale price and the contract settlement price) rather than by delivery of the underlying commodity.

In market terminology, a trader who purchases a futures contract is long in the market and a trader who sells a futures contract is short in the market. Before a trader closes out his long or short position by an offsetting sale or purchase, his outstanding contracts are known as open trades or open positions. The aggregate amount of open positions held by traders in a particular contract is referred to as the open interest in such contract.

Forward Contracts

A forward contract is a contractual obligation to purchase or sell a specified quantity of a commodity at or before a specified date in the future at a specified price and, therefore, is economically similar to a futures contract. Unlike futures contracts, however, forward contracts are typically traded in the over-the-counter markets and are not standardized contracts. Forward contracts for a given commodity are generally available for various amounts and maturities and are subject to individual negotiation between the parties involved. Moreover, generally there is no direct means of offsetting or closing out a forward contract by taking an offsetting position as one would a futures contract on a U.S. exchange. If a trader desires to close out a forward contract position, he generally will establish an opposite position in the contract but will settle and recognize the profit or loss on both positions simultaneously on the delivery date. Thus, unlike in the futures contract market where a trader who has offset positions will recognize profit or loss immediately, in the forward market a trader with a position that has been offset at a profit will generally not receive such profit until the delivery date, and likewise a trader with a position that has been offset at a loss will generally not have to pay money until the delivery date. In recent years, however, the terms of forward contracts have become more standardized, and in some instances such contracts now provide a right of offset or cash settlement as an alternative to making or taking delivery of the underlying commodity.

SAI-3

The forward markets provide what has typically been a highly liquid market for foreign exchange trading, and in certain cases the prices quoted for foreign exchange forward contracts may be more favorable than the prices for foreign exchange futures contracts traded on U.S. exchanges. The forward markets are largely unregulated. Forward contracts are, in general, not cleared or guaranteed by a third party. Commercial banks participating in trading foreign exchange forward contracts often do not require margin deposits, but rely upon internal credit limitations and their judgments regarding the creditworthiness of their counterparties. In recent years, however, many over-the-counter market participants in foreign exchange trading have begun to require that their counterparties post margin.

Forward contracts may be treated differently under the Dodd-Frank Act. The Dodd-Frank Act requires that certain swap transactions be executed on organized exchanges or “swap execution facilities” and be cleared through regulated clearing organizations (which are referred to in the Dodd-Frank Act as “derivatives clearing organizations”). However, not all forward contracts will be subject to regulation as “swaps” under the Dodd-Frank Act. Those forward contracts that will not be regulated as “swaps,” which include physically-settled non-financial commodity forward contracts, will also not be subject to the Dodd-Frank Act’s execution and clearing requirements. With respect to foreign exchange forward contracts, the Dodd-Frank Act contemplates that such contracts may be regulated as swaps but gives the Secretary of the United States Department of Treasury (“Treasury”) the authority to exempt them from certain regulations under the CEA, including mandatory clearing and margin requirements. To date, the Secretary of Treasury has not made any final determinations on this issue. Absent a clearing facility (whether because of regulatory requirements or otherwise), a Fund’s trading in foreign exchange and other forward contracts is exposed to the creditworthiness of the counterparties on the other side of the trade.

The organized exchanges and swap execution facilities on which swaps may be traded, the regulation and criteria for such trading and the regulation and criteria for clearing organizations are more fully described below under “Futures Exchanges and Clearing Organizations.”

Options on Futures Contracts

Options on futures contracts are standardized contracts traded on an exchange. An option on futures contract gives the buyer of the option the right, but not the obligation, to take a position at a specified price (the striking, strike, or exercise price) in the underlying futures contract or underlying interest. The buyer of a call option acquires the right, but not the obligation, to purchase or take a long position in the underlying interest, and the buyer of a put option acquires the right, but not the obligation, to sell or take a short position in the underlying interest.

The seller, or writer, of an option is obligated to take a position in the underlying interest at a specified price opposite to the option buyer if the option is exercised. Thus, the seller of a call option must stand ready to take a short position in the underlying interest at the strike price if the buyer should exercise the option. The seller of a put option, on the other hand, must stand ready to take a long position in the underlying interest at the strike price.

A call option is said to be in-the-money if the strike price is below current market levels and out-of-the-money if the strike price is above current market levels. Conversely, a put option is said to be in-the-money if the strike price is above the current market levels and out-of-the-money if the strike price is below current market levels.

Options have limited life spans, usually tied to the delivery or settlement date of the underlying interest. Some options, however, expire significantly in advance of such date. The purchase price of an option is referred to as its premium, which consists of its intrinsic value (which is related to the underlying market value) plus its time value. As an option nears its expiration date, the time value shrinks and the market and intrinsic values move into parity. An option that is out-of-the-money and not offset by the time it expires becomes worthless. On certain exchanges, in-the-money options are automatically exercised on their expiration date, but on others unexercised options simply become worthless after their expiration date.

Regardless of how much the market swings, the most an option buyer can lose is the option premium. The option buyer deposits his premium with his broker, and the money goes to the option seller. Option sellers, on the other hand, face risks similar to participants in the futures markets. For example, since the seller of a call option is assigned a short futures position if the option is exercised, his risk is the same as someone who initially sold a futures contract. Because no one can predict exactly how the market will move, the option seller posts margin to demonstrate his ability to meet any potential contractual obligations.

Options on Forward Contracts or Commodities

Options on forward contracts or commodities operate in a manner similar to options on futures contracts. An option on a forward contract or commodity gives the buyer of the option the right, but not the obligation, to take a position at a specified price in the underlying forward contract or commodity. However, similar to forward contracts, options on forward contracts or on commodities are individually negotiated contracts between counterparties and are typically traded in the over-the-counter market. Therefore, options on forward contracts and physical commodities possess many of the same characteristics of forward contracts with respect to offsetting positions and credit risk that are described above.

SAI-4

Swap Contracts

Swap transactions generally involve contracts between two parties to exchange a stream of payments computed by reference to a notional amount and the price of the asset that is the subject of the swap. Swap contracts are principally traded off-exchange, although certain swap contracts are also being traded in electronic trading facilities and cleared through clearing organizations.

Swaps are usually entered into on a net basis, that is, the two payment streams are netted out in a cash settlement on the payment date or dates specified in the agreement, with the parties receiving or paying, as the case may be, only the net amount of the two payments. Swaps do not generally involve the delivery of underlying assets or principal. Accordingly, the risk of loss with respect to swaps is generally limited to the net amount of payments that the party is contractually obligated to make. In some swap transactions one or both parties may require collateral deposits from the counterparty to support that counterparty’s obligation under the swap agreement. If the counterparty to such a swap defaults, the risk of loss consists of the net amount of payments that the party is contractually entitled to receive less to any collateral deposits it is holding.

Some swap transactions are cleared through central counterparties. These transactions, known as cleared swaps, involve two counterparties first agreeing to the terms of a swap transaction, then submitting the transaction to a clearing house that acts as the central counterparty. Once accepted by the clearing house, the original swap transaction is novated and the central counterparty becomes the counterparty to a trade with each of the original parties based upon the trade terms determined in the original transaction. In this manner each individual swap counterparty reduces its risk of loss due to counterparty nonperformance because the clearing house acts as the counterparty to each transaction.

The Dodd-Frank Act contains many provisions, which, once rules and regulations are implemented, would impact swap transactions. On April 27, 2011, the CFTC and the SEC proposed joint rules defining the term “swap” and thus providing more clarity regarding which transactions will be regulated as such under the Dodd-Frank Act. However, the CFTC and the SEC have not implemented final regulations on this issue and it is therefore still uncertain which types of transactions will ultimately be regulated as “swaps.” The Dodd-Frank Act requires that certain transactions ultimately falling within the definition of “swap” be executed on organized exchanges or “swap execution facilities” and cleared through clearing organizations, but it is also currently unknown which swaps will be subject to such trading and clearing requirements. If a swap is required to be cleared, the initial margin will be set by the clearing organization, subject to certain regulatory requirements and guidelines. Initial and variation margin requirements for swap dealers and major swap participants who enter into uncleared swaps and capital requirements for swap dealers and major swap participants who enter into both cleared and uncleared trades will be set by the CFTC, the SEC or the applicable Prudential Regulator. At this time, the CFTC has not promulgated final regulations to determine which entities will be regulated as “swap dealers” and “major swap participants” and thus have to comply with these capital and margin requirements (as well as a multitude of other requirements under the Dodd-Frank Act). In general, increased regulation of, and the imposition of additional costs on, swap transactions could have an adverse effect on US12OF by, for example, reducing the size of and therefore liquidity in the derivatives market, increasing transaction costs and decreasing the ability to customize derivative transactions.

Participants

The two broad classes of persons who trade commodities are hedgers and speculators. Hedgers include financial institutions that manage or deal in interest rate-sensitive instruments, foreign currencies or stock portfolios, and commercial market participants, such as farmers and manufacturers, that market or process commodities. Hedging is a protective procedure designed to effectively lock in prices that would otherwise change due to an adverse movement in the price of the underlying commodity, for example, the adverse price movement between the time a merchandiser or processor enters into a contract to buy or sell a raw or processed commodity at a certain price and the time he must perform the contract. In such a case, at the time the hedger contracts to physically sell the commodity at a future date he will simultaneously buy a futures or forward contract for the necessary equivalent quantity of the commodity. At the time for performance of the contract, the hedger may accept delivery under his futures contract and sell the commodity quantity as required by his physical contract or he may buy the actual commodity, sell if under the physical contract and close out his position by making an offsetting sale of a futures contract.

The commodity interest markets enable the hedger to shift the risk of price fluctuations. The usual objective of the hedger is to protect the profit that he expects to earn from farming, merchandising, or processing operations rather than to profit from his trading. However, at times the impetus for a hedge transaction may result in part from speculative objectives and hedgers can end up paying higher prices than they would have, for example, if current market prices are lower than the locked in price.

Unlike the hedger, the speculator generally expects neither to make nor take delivery of the underlying commodity. Instead, the speculator risks his capital with the hope of making profits from price fluctuations in the commodities. The speculator is, in effect, the risk bearer who assumes the risks that the hedger seeks to avoid. Speculators rarely make or take delivery of the underlying commodity; rather they attempt to close out their positions prior to the delivery date. Because the speculator may take either a long or short position in commodities, it is possible for him to make profits or incur losses regardless of whether prices go up or down.

Futures Exchanges and Clearing Organizations

Futures exchanges provide centralized market facilities in which multiple persons have the ability to execute or trade contracts by accepting bids and offers from multiple participants. Futures exchanges may provide for execution of trades at a physical location utilizing trading pits and/or may provide for trading to be done electronically through computerized matching of bids and offers pursuant to various algorithms. Members of a particular exchange and the trades executed on such exchange are subject to the rules of that exchange. Futures exchanges and clearing organizations are given reasonable latitude in promulgating rules and regulations to control and regulate their members. Examples of regulations by exchanges and clearing organizations include the establishment of initial margin levels, rules regarding trading practices, contract specifications, speculative position limits, daily price fluctuation limits, and execution and clearing fees.

SAI-5

Clearing organizations provide services designed to mutualize or transfer the credit risk arising from the trading of contracts on an exchange or other electronic trading facility. Once trades made between members of an exchange or electronic trading facility have been confirmed, the clearing organization becomes substituted for the clearing member acting on behalf of each buyer and each seller of contracts traded on the exchange or trading platform and in effect becomes the other party to the trade. Thereafter, each clearing member party to the trade looks only to the clearing organization for performance. The clearing organization generally establishes some sort of security or guarantee fund to which all clearing members of the exchange must contribute; this fund acts as an emergency buffer that is intended to enable the clearing organization to meet its obligations with regard to the other side of an insolvent clearing member’s contracts. Furthermore, the clearing organization requires margin deposits and continuously marks positions to market to provide some assurance that its members will be able to fulfill their contractual obligations. Thus, a central function of the clearing organization is to ensure the integrity of trades, and members effecting transactions on an exchange need not concern themselves with the solvency of the party on the opposite side of the trade; their only remaining concerns are the respective solvencies of their own customers, their clearing broker and the clearing organization. The clearing organizations do not deal with customers, but only with their member firms and the guarantee of performance for open positions provided by the clearing organization does not run to customers.

As required under the Dodd-Frank Act, the CFTC has recently issued several proposed rules pertaining to clearing organizations (referred to in the Dodd-Frank Act as “derivatives clearing organizations”) to address the clearing organization application process, recordkeeping and reporting obligations for clearing organizations, and implement the following six core principles for clearing organizations: participant and product eligibility, risk management, settlement procedures, treatment of funds, default rules and procedures and system safeguards. The proposed rules require the clearing organizations to establish margin methodologies and require that margin be based on trades at the individual customer level as opposed to the clearing member level. The proposed rules also require the clearing organization to report end-of-day positions at the customer level, as opposed to the clearing member level. To date, the CFTC has not implemented any final rules or regulations pertaining to the application process, recordkeeping and reporting, core principles, margin or any other requirements for clearing organizations.

U.S. Futures Exchanges

Futures exchanges in the United States are subject to varying degrees of regulation by the CFTC based on their designation as one of the following: a designated contract market, a derivatives transaction execution facility, an exempt board of trade or an electronic trading facility.

A designated contract market is the most highly regulated level of futures exchange. Designated contract markets may offer products to retail customers on an unrestricted basis. To be designated as a contract market, the exchange must demonstrate that it satisfies specified general criteria for designation, such as having the ability to prevent market manipulation, rules and procedures to ensure fair and equitable trading, position limits, dispute resolution procedures, minimization of conflicts of interest and protection of market participants. Among the principal designated contract markets in the United States are the Chicago Board of Trade, the Chicago Mercantile Exchange and the New York Mercantile Exchange. Each of the designated contract markets in the United States must provide for the clearance and settlement of transactions with a CFTC-registered derivatives clearing organization.

A derivatives transaction execution facility (a “DTEF”) is a type of exchange that is subject to fewer regulatory requirements than a designated contract market but is subject to both commodity interest and participant limitations. DTEFs limit access to eligible traders that qualify as either eligible contract participants or eligible commercial entities for futures and option contracts on commodities that have a nearly inexhaustible deliverable supply, are highly unlikely to be susceptible to the threat of manipulation, or have no cash market, security futures products, and futures and option contracts on commodities that the CFTC may determine, on a case-by-case basis, are highly unlikely to be susceptible to the threat of manipulation. In addition, certain commodity interests excluded or exempt from the CEA, such as swaps, etc. may be traded on a DTEF. There is no requirement that a DTEF use a clearing organization, except with respect to trading in security futures contracts, in which case the clearing organization must be a securities clearing agency. However, if futures contracts and options on futures contracts on a DTEF are cleared, then it must be through a CFTC-registered clearing organization, except that some excluded or exempt commodities traded on a DTEF may be cleared through a clearing organization other than one registered with the CFTC.

An exempt board of trade is also a newly designated form of exchange. An exempt board of trade is substantially unregulated, subject only to CFTC anti-fraud and anti-manipulation authority. An exempt board of trade is permitted to trade futures contracts and options on futures contracts provided that the underlying commodity is not a security or securities index and has an inexhaustible deliverable supply or no cash market. All traders on an exempt board of trade must qualify as eligible contract participants. Contracts deemed eligible to be traded on an exempt board of trade include contracts on interest rates, exchange rates, currencies, credit risks or measures, debt instruments, measures of inflation, or other macroeconomic indices or measures. There is no requirement that an exempt board of trade use a clearing organization. However, if

SAI-6

contracts on an exempt board of trade are cleared, then it must be through a CFTC-registered derivatives clearing organization. A board of trade electing to operate as an exempt board of trade must file a written notification with the CFTC.

An electronic trading facility is a form of trading platform that operates by means of an electronic or telecommunications network and maintains an automated audit trail of bids, offers, and the matching of orders or the execution of transactions on the electronic trading facility. The CEA does not apply to, and the CFTC has no jurisdiction over, transactions on an electronic trading facility in certain excluded commodities that are entered into between principals that qualify as eligible contract participants, subject only to CFTC anti-fraud and anti-manipulation authority. In general, excluded commodities include interest rates, currencies, securities, securities indices or other financial, economic or commercial indices or measures.

The General Partner intends to monitor the development of and opportunities and risks presented by the less-regulated exchanges and exempt boards as well as other trading platforms currently in place or that are being considered by regulators and may, in the future, allocate a percentage of US12OF’s assets to trading in products on these exchanges. Provided US12OF maintains assets exceeding $5 million, US12OF would qualify as an eligible contract participant and thus would be able to trade on such exchanges.

Non-U.S. Futures Exchanges

Non-U.S. futures exchanges differ in certain respects from their U.S. counterparts. Importantly, non-U.S. futures exchanges are not subject to regulation by the CFTC, but rather are regulated by their home country regulator. In contrast to U.S. designated contract markets, some non-U.S. exchanges are principals’ markets, where trades remain the liability of the traders involved, and the exchange or an affiliated clearing organization, if any, does not become substituted for any party. Due to the absence of a clearing system, such exchanges are significantly more susceptible to disruptions. Further, participants in such markets must often satisfy themselves as to the individual creditworthiness of each entity with which they enter into a trade. Trading on non-U.S. exchanges is often in the currency of the exchange’s home jurisdiction. Consequently, US12OF is subject to the additional risk of fluctuations in the exchange rate between such currencies and U.S. dollars and the possibility that exchange controls could be imposed in the future. Trading on non-U.S. exchanges may differ from trading on U.S. exchanges in a variety of ways and, accordingly, may subject US12OF to additional risks.

Accountability Levels and Position Limits

The CFTC and U.S. designated contract markets have established accountability levels and position limits on the maximum net long or net short futures contracts in commodity interests that any person or group of persons under common trading control (other than a hedger, which US12OF is not) may hold, own or control. Among the purposes of accountability levels and position limits is to prevent a corner or squeeze on a market or undue influence on prices by any single trader or group of traders. The position limits currently established by the CFTC apply to certain agricultural commodity interests, such as grains (oats, barley, and flaxseed), soybeans, corn, wheat, cotton, eggs, rye, and potatoes, but not to interests in energy products. In addition, U.S. exchanges may set accountability levels and position limits for all commodity interests traded on that exchange. For example, the current accountability level for investments at any one time in Oil Futures Contracts for light, sweet crude oil (including investments in the Benchmark Oil Futures Contract) on the New York Mercantile Exchange is 10,000 contracts for one month and 20,000 contracts for all months. The New York Mercantile Exchange also imposes position limits on contracts held in the last few days of trading in the near month contract to expire. The ICE Futures has recently adopted similar accountability levels and position limits for certain of its Oil Futures Contracts that are traded on the ICE Futures and settled against the price of a contract listed for trading on a U.S. designated contract market such as the New York Mercantile Exchange. Certain exchanges or clearing organizations also set limits on the total net positions that may be held by a clearing broker. In general, no position limits are in effect in forward or other over-the-counter contract trading or in trading on non-U.S. futures exchanges, although the principals with which US12OF and the clearing brokers may trade in such markets may impose such limits as a matter of credit policy. For purposes of determining accountability levels and position limits US12OF’s commodity interest positions will not be attributable to investors in their own commodity interest trading.

The Dodd-Frank Act requires the CFTC to promulgate rules establishing position limits for futures and option contracts on commodities as well as for swaps that are economically equivalent to futures or options. Currently, the exchanges impose position limits and accountability levels for certain commodity futures and options, but the CFTC does not impose such limits.

On January 13, 2011, the CFTC proposed new rules, which if implemented in their proposed form, would establish position limits and limit formulas for certain physical commodity futures, including Futures Contracts and options on Futures Contracts, executed pursuant to the rules of designated contract markets (i.e., certain regulated exchanges) and commodity swaps that are economically equivalent to such futures and options contracts. The CFTC has also proposed aggregate position limits that would apply across different trading venues to contracts based on the same underlying commodity. At this time, it is unknown precisely when such position limits would take effect. The CFTC’s position limits for futures contracts held during the last few days of trading in the near month contract to expire, which, under the CFTC’s proposed rule would be substantially similar to the position limits currently set by the exchanges, could take effect as early as Fall 2011. Based on the CFTC’s current proposal, other position limits would not take effect until March 2012 or later. The effect of this future regulatory change on USCI is impossible to predict, but it could be substantial and adverse.

SAI-7

Daily Price Limits

Most U.S. futures exchanges (but generally not non-U.S. exchanges) limit the amount of fluctuation in some futures contract or options on a futures contract prices during a single trading period by regulations. These regulations specify what are referred to as daily price fluctuation limits or more commonly, daily limits. The daily limits establish the maximum amount that the price of a futures or option on a futures contract may vary either up or down from the previous day’s settlement price. Once the daily limit has been reached in a particular futures or options on futures contract, no trades may be made at a price beyond the limit. Positions in the futures or options contract may then be taken or liquidated, if at all, only at inordinate expense or if traders are willing to effect trades at or within the limit during the period for trading on such day. Because the daily limit rule governs price movement only for a particular trading day, it does not limit losses and may in fact substantially increase losses because it may prevent the liquidation of unfavorable positions. Futures contract prices have occasionally moved the daily limit for several consecutive trading days, thus preventing prompt liquidation of positions and subjecting the trader to substantial losses for those days. The concept of daily price limits is not relevant to over-the-counter contracts, including forwards and swaps, and thus such limits are not imposed by banks and others who deal in those markets.

In contrast, the New York Mercantile Exchange does not impose daily limits but rather limits the amount of price fluctuation for Oil Futures Contracts. For example, the New York Mercantile Exchange imposes a $10.00 per barrel ($10,000 per contract) price fluctuation limit for Oil Futures Contracts. This limit is initially based off the previous trading day’s settlement price. If any Oil Futures Contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes it begins at the point where the limit was imposed and the limit is reset to be $10.00 per barrel in either direction of that point. If another halt were triggered, the market would continue to be expanded by $10.00 per barrel in either direction after each successive five-minute trading halt. There is no maximum price fluctuation limit during any one trading session.

Commodity Prices

Commodity prices are volatile and, although ultimately determined by the interaction of supply and demand, are subject to many other influences, including the psychology of the marketplace and speculative assessments of future world and economic events. Political climate, interest rates, treaties, balance of payments, exchange controls and other governmental interventions as well as numerous other variables affect the commodity markets, and even with comparatively complete information it is impossible for any trader to predict reliably commodity prices.

Regulation

Futures exchanges in the United States are subject to varying degrees of regulation under the CEA depending on whether such exchange is a designated contract market, DTEF, exempt board of trade or electronic trading facility. Derivatives clearing organizations are also subject to the CEA and CFTC regulation. The CFTC is the governmental agency charged with responsibility for regulation of futures exchanges and commodity interest trading conducted on those exchanges. The CFTC’s function is to implement the CEA’s objectives of preventing price manipulation and excessive speculation and promoting orderly and efficient commodity interest markets. In addition, the various exchanges and clearing organizations themselves exercise regulatory and supervisory authority over their member firms.

The CFTC possesses exclusive jurisdiction to regulate the activities of commodity pool operators and commodity trading advisors and has adopted regulations with respect to the activities of those persons and/or entities. Under the CEA, a registered commodity pool operator, such as the General Partner, is required to make annual filings with the CFTC describing its organization, capital structure, management and controlling persons. In addition, the CEA authorizes the CFTC to require and review books and records of, and documents prepared by, registered commodity pool operators. Pursuant to this authority, the CFTC requires commodity pool operators to keep accurate, current and orderly records for each pool that they operate. The CFTC may suspend the registration of a commodity pool operator (1) if the CFTC finds that the operator’s trading practices tend to disrupt orderly market conditions, (2) if any controlling person of the operator is subject to an order of the CFTC denying such person trading privileges on any exchange, and (3) in certain

SAI-8

other circumstances. Suspension, restriction or termination of the General Partner’s registration as a commodity pool operator would prevent it, until that registration were to be reinstated, from managing US12OF, and might result in the termination of US12OF. US12OF itself is not required to be registered with the CFTC in any capacity.

The CEA gives the CFTC similar authority with respect to the activities of commodity trading advisors. If a trading advisor’s commodity trading advisor registration were to be terminated, restricted or suspended, the trading advisor would be unable, until the registration were to be reinstated, to render trading advice to US12OF.

The CEA requires all futures commission merchants, such as US12OF’s clearing brokers, to meet and maintain specified fitness and financial requirements, to segregate customer funds from proprietary funds and account separately for all customers’ funds and positions, and to maintain specified books and records open to inspection by the staff of the CFTC. The CFTC has similar authority over introducing brokers, or persons who solicit or accept orders for commodity interest trades but who do not accept margin deposits for the execution of trades. The CEA authorizes the CFTC to regulate trading by futures commission merchants and by their officers and directors, permits the CFTC to require action by exchanges in the event of market emergencies, and establishes an administrative procedure under which customers may institute complaints for damages arising from alleged violations of the CEA. The CEA also gives the states powers to enforce its provisions and the regulations of the CFTC.

US12OF’s investors are afforded prescribed rights for reparations under the CEA. Investors may also be able to maintain a private right of action for violations of the CEA. The CFTC has adopted rules implementing the reparation provisions of the CEA, which provide that any person may file a complaint for a reparations award with the CFTC for violation of the CEA against a floor broker or a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, and their respective associated persons.

Pursuant to authority in the CEA, the NFA has been formed and registered with the CFTC as a registered futures association. At the present time, the NFA is the only self-regulatory organization for commodity interest professionals, other than futures exchanges. The CFTC has delegated to the NFA responsibility for the registration of commodity trading advisors, commodity pool operators, futures commission merchants, introducing brokers, and their respective associated persons and floor brokers. The General Partner, each trading advisor, the selling agents and the clearing brokers are members of the NFA. As such, they are subject to NFA standards relating to fair trade practices, financial condition and consumer protection. US12OF itself is not required to become a member of the NFA. As the self-regulatory body of the commodity interest industry, the NFA promulgates rules governing the conduct of professionals and disciplines those professionals that do not comply with these rules. The NFA also arbitrates disputes between members and their customers and conducts registration and fitness screening of applicants for membership and audits of its existing members.

The regulations of the CFTC and the NFA prohibit any representation by a person registered with the CFTC or by any member of the NFA, that registration with the CFTC, or membership in the NFA, in any respect indicates that the CFTC or the NFA, as the case may be, has approved or endorsed that person or that person’s trading program or objectives. The registrations and memberships of the parties described in this summary must not be considered as constituting any such approval or endorsement. Likewise, no futures exchange has given or will give any similar approval or endorsement.

The regulation of commodity interest trading in the United States and other countries is an evolving area of the law. The various statements made in this summary are subject to modification by legislative action and changes in the rules and regulations of the CFTC, the NFA, the futures exchanges, clearing organizations and other regulatory bodies.

The function of the CFTC is to implement the objectives of the CEA of preventing price manipulation and other disruptions to market integrity, avoiding systemic risk, preventing fraud and promoting innovation, competition and financial integrity of transactions. As mentioned above, this regulation, among other things, provides that the trading of commodity interest contracts generally must be upon exchanges designated as contract markets or DTEFs and that all trading on those exchanges must be done by or through exchange

SAI-9

members. Under the CFMA, commodity interest trading in some commodities between sophisticated persons may be traded on a trading facility not regulated by the CFTC. As a general matter, trading in spot contracts, forward contracts, options on forward contracts or commodities, or swap contracts between eligible contract participants is not within the jurisdiction of the CFTC and may therefore be effectively unregulated. The trading advisors may engage in those transactions on behalf of US12OF in reliance on this exclusion from regulation.

In general, the CFTC does not regulate the interbank and forward foreign currency markets with respect to transactions in contracts between certain sophisticated counterparties such as US12OF or between certain regulated institutions and retail investors. Although U.S. banks are regulated in various ways by the Federal Reserve Board, the Comptroller of the Currency and other U.S. federal and state banking officials, banking authorities do not regulate the forward markets.

While the U.S. government does not currently impose any restrictions on the movements of currencies, it could choose to do so. The imposition or relaxation of exchange controls in various jurisdictions could significantly affect the market for that and other jurisdictions’ currencies. Trading in the interbank market also exposes US12OF to a risk of default since failure of a bank with which US12OF had entered into a forward contract would likely result in a default and thus possibly substantial losses to US12OF.

The CFTC is prohibited by statute from regulating trading on non-U.S. futures exchanges and markets. The CFTC, however, has adopted regulations relating to the marketing of non-U.S. futures contracts in the United States. These regulations permit certain contracts traded on non-U.S. exchanges to be offered and sold in the United States.

Commodity Margin

Original or initial margin is the minimum amount of funds that must be deposited by a commodity interest trader with the trader’s broker to initiate and maintain an open position in futures contracts. Maintenance margin is the amount (generally less than the original margin) to which a trader’s account may decline before he must deliver additional margin. A margin deposit is like a cash performance bond. It helps assure the trader’s performance of the futures contracts that he or she purchases or sells. Futures contracts are customarily bought and sold on initial margin that represents a very small percentage (ranging upward from less than 2%) of the aggregate purchase or sales price of the contract. Because of such low margin requirements, price fluctuations occurring in the futures markets may create profits and losses that, in relation to the amount invested, are greater than are customary in other forms of investment or speculation. As discussed below, adverse price changes in the futures contract may result in margin requirements that greatly exceed the initial margin. In addition, the amount of margin required in connection with a particular futures contract is set from time to time by the exchange on which the contract is traded and may be modified from time to time by the exchange during the term of the contract.

Brokerage firms, such as US12OF’s clearing brokers, carrying accounts for traders in commodity interest contracts may not accept lower, and generally require higher, amounts of margin as a matter of policy to further protect themselves. The clearing brokers require US12OF to make margin deposits equal to exchange minimum levels for all commodity interest contracts. This requirement may be altered from time to time in the clearing brokers’ discretion.

Trading in the over-the-counter markets where no clearing facility is provided generally does not require margin but generally does require the extension of credit between counterparties. This extension of credit is generally secured by transfers of collateral and/or independent amounts. Collateral is transferred between counterparties during the term of an over-the-counter transaction based upon the changing value of the transaction, while independent amounts are fixed amounts posted by one or both counterparties at the start of an over-the-counter transaction.

When a trader purchases an option, there is no margin requirement; however, the option premium must be paid in full. When a trader sells an option, on the other hand, he or she is required to deposit margin in an amount determined by the margin requirements established for the underlying interest and, in addition, an amount substantially equal to the current premium for the option. The margin requirements imposed on the selling of options, although adjusted to reflect the probability that out-of-the-money options will not be exercised, can in fact be higher than those imposed in dealing in the futures markets directly. Complicated margin requirements apply to spreads and conversions, which are complex trading strategies in which a trader acquires a mixture of options positions and positions in the underlying interest.

SAI-10

Margin requirements are computed each day by a trader’s clearing broker. When the market value of a particular open commodity interest position changes to a point where the margin on deposit does not satisfy maintenance margin requirements, a margin call is made by the broker. If the margin call is not met within a reasonable time, the broker may close out the trader’s position. With respect to US12OF’s trading, US12OF (and not its investors personally) is subject to margin calls.

Finally, many major U.S. exchanges have passed certain cross margining arrangements involving procedures pursuant to which the futures and options positions held in an account would, in the case of some accounts, be aggregated and margin requirements would be assessed on a portfolio basis, measuring the total risk of the combined positions.

The Dodd-Frank Act requires the CFTC, the SEC and the Prudential Regulators to establish “both initial and variation margin requirements on all swaps that are not cleared by a registered clearing organization” (i.e., uncleared swaps). In addition, the Dodd-Frank Act provides parties who post initial margin to a swap dealer or major swap participant with a statutory right to insist that such margin be held in a segregated account with an independent custodian. The CFTC and the Prudential Regulators have proposed rules addressing margin requirements and the statutory right of certain market participants but has not implemented any rules on these issues.

On April 12, 2011, the Prudential Regulators and the CFTC issued proposed rules establishing minimum initial and variation margin collection requirements for certain swap dealers and major swap participants (collectively, “Covered Swap Entities”), which, if adopted, would require Covered Swap Entities to collect initial and variation margin amounts from swap counterparties. The Prudential Regulators’ proposed rules would apply to those Covered Swap Entities that are regulated by the Prudential Regulators and the CFTC’s proposed rules would apply to Covered Swap Entities that are not regulated by Prudential Regulators.

The amount of initial and variation margin that Covered Swap Entities would be required to collect under the proposed rules varies based on whether their counterparty to a particular swap is (1) a Covered Swap Entity, (2) a “high-risk” financial entity end-user, (3) a “low-risk” financial entity end-user (e.g., financial entities subject to capital requirements imposed by bank or insurance regulators, that predominantly use swaps to hedge and that do not have significant swap exposure) or (4) a non-financial end-user. With certain exceptions not applicable to the Funds or the Related Public Funds, Covered Swap Entities would not be required to post initial or variation margin to any of their counterparties except for other Covered Swap Entities.

Covered Swap Entities and all financial entity end-users would be required to post initial margin and variation margin when they enter into swaps with Covered Swap Entities. Margin posted by “low-risk” financial entity end-users could be subject to thresholds under the proposed rules. As commodity pools, the Funds and the Related Public Funds would be “high-risk” financial entity end-users and would therefore have to post margin without thresholds.

On April 27, 2011, the CFTC voted to propose rules for capital requirements for Covered Swap Entities that are not regulated by a Prudential Regulator. Covered Swap Entities that are regulated by a Prudential Regulator will be subject to the capital requirements already imposed by such Prudential Regulator. In general, higher levels of capital would be imposed on Covered Swap Entities that do not collect margin from their counterparties (or that collect margin subject to thresholds) in connection with their swaps, and could increase the costs of such swaps.

Potential Advantages of Investment

The Advantages of Non-Correlation

Given that historically, the price of crude oil and of Oil Futures Contracts and Other Oil-Related Investments has had very little correlation to the stock and bond markets, the General Partner believes that the performance of US12OF should also exhibit a substantial degree of non-correlation with the performance of traditional equity and debt portfolio components, in part because of the ease of selling commodity interests short. This feature of many commodity interest contracts — being able to be long or short a commodity interest position with similar ease — means that profit and loss from commodity interest trading is not dependent upon economic prosperity or stability.

However, non-correlation will not provide any diversification advantages unless the non-correlated assets are outperforming other portfolio assets, and it is entirely possible that US12OF may not outperform other sectors of an investor’s portfolio, or may produce losses. Additionally, although adding US12OF’s units to an investor’s portfolio may provide diversification, US12OF is not a hedging mechanism vis-à-vis traditional debt and equity portfolio components and you should not assume that US12OF units will appreciate during periods of inflation or stock and bond market declines.

Non-correlated performance should not be confused with negatively correlated performance. Negative correlation occurs when the performance of two asset classes are in opposite direction to each other. Non-correlation means only that US12OF’s performance will likely have little relation to the performance of equity and debt instruments, reflecting the General Partner’s belief that certain factors that affect equity and debt prices may affect US12OF differently and that certain factors that affect equity and debt prices may not affect US12OF at all. US12OF’s net asset value per unit may decline or increase more or less than equity and debt instruments during both rising and falling cash markets. The General Partner does not expect that US12OF’s performance will be negatively correlated to general debt and equity markets.

Interest Income

Unlike some alternative investment funds, US12OF does not borrow money in order to obtain leverage, so US12OF does not incur any interest expense. Rather, US12OF’s margin deposits are maintained in Treasuries and interest is earned on 100% of US12OF’s available assets, which include unrealized profits credited to US12OF’s accounts.

SAI-11

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

Set forth below is an estimate (except as indicated) of the amount of fees and expenses (other than underwriting commissions and discounts) payable by the registrant in connection with the issuance and distribution of the units pursuant to the prospectus contained in this registration statement.

Amount
Amount SEC registration fee (actual)	$0
NYSE Arca Listing Fee (actual)	$0
FINRA filing fees (actual)	$0
Blue Sky expenses	N/A
Auditor’s fees and expenses (estimate)	$50,000
Legal fees and expenses (estimate)	$50,000
Printing expenses (estimate)	$25,000
Total	$125,000

Item 15. Indemnification of Directors and Officers

US12OF shall, to the fullest extent permitted by law, but only out of US12OF assets, indemnify and hold harmless a General Partner and each officer, director, stockholder, partner, employee or agent thereof (including persons who serve at US12OF’s request as directors, officers or trustees of another organization in which US12OF has an interest as a Unitholder, creditor or otherwise) and their respective Legal Representatives and successors (hereinafter referred to as a “Covered Person” against all liabilities and expenses, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceedings, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such person may be or may have been threatened, while in office or thereafter, by reason of an alleged act or omission as a General Partner or director or officer thereof, or by reason of its being or having been such a General Partner, director or officer, except with respect to any matter as to which such Covered Person shall have been finally adjudicated in any such action, suit or other proceeding not to have acted in good faith in the reasonable believe that such Covered Person’s action was in the best interest of US12OF, and except that no Covered Person shall be indemnified against any liability to US12OF or limited partners to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office. Expenses, including counsel fees so incurred by any such Covered Person, may be paid from time to time by US12OF in advance of the final disposition of any such action, suit or proceeding on the condition that the amounts so paid shall be repaid to US12OF if it is ultimately determined that the indemnification of such expenses is not authorized hereunder.

As to any matter disposed of by a compromise payment by any such Covered Person, pursuant to a consent decree or otherwise, no such indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interests of US12OF, after notice that it involved such indemnification by any disinterested person or persons to whom the questions may be referred by the General Partner, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such Covered Person appears to have acted in good faith in the reasonable belief that his or her action was in the best interests of US12OF and that such indemnification would not protect such persons against any liability to US12OF or its limited partners to which such person would otherwise by subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of office. Approval by any disinterested person or persons shall not prevent the recovery from persons as indemnification if such Covered Person is subsequently adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that such Covered Person’s action was in the best interests of US12OF or to have been liable to US12OF or its limited partners by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office.

The right of indemnification hereby provided shall not be exclusive of or affect any other rights to which any such Covered Person may be entitled. An “interested Covered Person” is one against whom the action, suit or other proceeding on the same or similar grounds is then or has been pending and a “disinterested person” is a person against whom none of such actions, suits or other proceedings or another action, suit or other proceeding on the same or similar grounds is then or has been pending. Nothing contained in this provision shall affect any rights to indemnification to which personnel of a General Partner, other than directors and officers, and other persons may be entitled by contract or otherwise under law, nor the power of US12OF to purchase and maintain liability insurance on behalf of any such person.

Nothing in this provision shall be construed to subject any Covered Person to any liability to which he is not already liable under this Agreement or applicable law.

Each limited partner agrees that it will not hold any Affiliate or any officer, director, stockholder, partner, employee or agent of any Affiliate of the General Partner liable for any actions of such General Partner or any obligations arising under or in connection with this Agreement or the transactions contemplated hereby.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Description
3.1(1)	Certificate of Limited Partnership of the registrant.

3.2(2)	Amended and Restated Agreement of Limited Partnership.

3.3*	Fifth Amended and Restated Limited Liability Company Agreement of the General Partner.

5.1(8)	Opinion of Sutherland Asbill & Brennan LLP relating to the legality of the units.

8.1(8)	Opinion of Sutherland Asbill & Brennan LLP with respect to federal income tax consequences.

10.1(3)	Form of Authorized Purchaser Agreement.

10.2(2)	Marketing Agent Agreement.

10.3(2)	Amendment Agreement to the Marketing Agent Agreement.

10.4(4)	License Agreement.

10.5(5)	Amendment Agreement to the License Agreement.

10.6(2)	Custodian Agreement.

10.7(6)	Amendment Agreement to the Custodian Agreement.

10.8(2)	Administrative Agency Agreement.

10.9(6)	Amendment Agreement to the Administrative Agency Agreement.

10.10(7)	Form of United States Commodity Funds LLC Director Deferred Compensation Agreement.

23.1(8)	Consent of Sutherland Asbill & Brennan LLP (included in Exhibit 5.1).

23.2(a)*	Consent of independent registered public accounting firm.

23.2(b)*	Consent of independent registered public accounting firm.

*	Filed herewith.

(1)	Incorporated by reference to the Registration Statement on Form S-1 (File No. 333-144348) filed on July 5, 2005.

(2)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended September 30, 2009, filed on November 16, 2009.
(3)	Incorporated by reference to the United States Oil Fund, LP’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, filed on November 9, 2009.
(4)	Incorporated by reference to the Registrant’s Pre-Effective Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-144348) filed on November 16, 2007.
(5)	Incorporated by reference to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007, filed on March 26, 2008.
(6)	Incorporated by reference to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 31, 2009.
(7)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on April 1, 2010.
(8)	Incorporated by reference to the Registration Statement on Form S-1 (File No. 333-157494) filed on February 24, 2009.

(b)	Financial Statement Schedules

The financial statement schedules are either not applicable or the required information is included in the financial statements and footnotes related thereto.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes:

(1) To send to the trustee at least on an annual basis a detailed statement of any transactions with the Sponsor or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to the Sponsor or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

(2) To provide to the trustee the financial statements required by Form 10-K for the first full fiscal year of operations of the partnership.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Moraga, State of California, on September 16, 2011.

UNITED STATES 12 MONTH OIL FUND, LP

By: United States Commodity Funds LLC (its General Partner)

By:	/s/ Nicholas D. Gerber
Nicholas D. Gerber
Chief Executive Officer of United States Commodity Funds LLC

POWER OF ATTORNEY

The undersigned directors and officers of the General Partner of United States 12 Month Oil Fund, LP hereby constitute and appoint Nicholas D. Gerber and Howard Mah and each of them with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below this Registration Statement on Form S-3 and any and all amendments thereto, including post-effective amendments to this Registration Statement and to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and thereby ratify and confirm that all such attorneys-in-fact, or any of them, or their substitutes shall lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. The document may be executed by signatories hereto on any number of counterparts, all of which shall constitute one and the same instrument.

Signature	Title	Date

/s/ Nicholas D. Gerber	Management Director (Principal Executive Officer)	September 16, 2011
Nicholas D. Gerber

/s/ Howard Mah	Management Director (Principal Financial and Accounting Officer)	September 16, 2011
Howard Mah

/s/ Andrew Ngim	Management Director	September 16, 2011
Andrew Ngim

/s/ Robert Nguyen	Management Director	September 16, 2011
Robert Nguyen

/s/ Peter M. Robinson	Independent Director	September 16, 2011
Peter M. Robinson

/s/ Malcolm R. Fobes III	Independent Director	September 16, 2011
Malcolm R. Fobes III

/s/ Gordon L. Ellis	Independent Director	September 16, 2011
Gordon L. Ellis

EXHIBIT INDEX

3.3	Fifth Amended and Restated Limited Liability Company Agreement of the General Partner.

23.2(a)	Consent of independent registered public accounting firm.

23.2(b)	Consent of independent registered public accounting firm.